As filed with the Securities and Exchange Commission on  October 1 , 2010
Registration No. 333-166578

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST -EFFECTIVE AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CAPITOL FEDERAL FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	6035	27-2631712
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

700 S. Kansas Avenue, Topeka, Kansas 66603
(785) 235-1341
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
John B. Dicus, President and Chief Executive Officer
700 S. Kansas Avenue, Topeka, Kansas 66603
(785) 235-1341
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James S. Fleischer, P.C.
Martin L. Meyrowitz, P.C.
SILVER, FREEDMAN & TAFF, L.L.P.
(a limited liability partnership including professional corporations)
3299 K Street, NW, Suite 100
Washington, DC 20007
(202) 295-4500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
                                                                 (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	301,737,230	$10.00	$3,017,372,300 (1)	$215,138(2)

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously paid.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement
(To Subscription and Community Offering
Prospectus dated July 9, 2010)

Capitol Federal Financial, Inc.
(Proposed New Holding Company for Capitol Federal Savings Bank)

Up to 159,850,000 Shares of Common Stock
$10.00 per Share

On August 30, 2010, RP Financial, LC.updated its appraisal of the estimated pro forma market value of the common stock of Capitol Federal Financial, Inc., which resulted in a reduction to our offering range. The amended offering range has decreased to a range of $1.18 billion at the minimum to $1.60billion at the maximum, as compared to the offering range of $1.45 billion to $1.96 billion established by the appraisal of RP Financial dated May 28, 2010. This constitutes an approximate 18.2% reduction in the range. As a result of the reduction in the offering range, we are offering fewer shares than indicated in our prospectus dated July 9, 2010. We are now offering up to 159,850,000shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 118,150,000shares in order to complete the offering. The price per share remains unchanged at $10.00.

This offering represents a resolicitation and extension of an offering that we originally commenced in July 2010. If you subscribed for shares of our common stock in the original offering, your previous subscription order has been canceled and is no longer effective. We have returned all subscription funds submitted by you and canceled any deposit account withdrawals that you authorized. You will not receive any shares of common stock unless you place a new order in this offering.

In view of the August 30, 2010 appraisal update, we are providing this prospectus supplement to those persons who subscribed for shares during the original offering period. Additionally, we may provide this prospectus supplement, together with the prospectus dated July 9, 2010, to members of the general public who did not previously subscribe for shares but are interested in purchasing shares in the community offering.

The subscription and community offerings are scheduled to terminate at 4:00 p.m., Central Time, on ______, 2010. We may extend this termination date without notice to subscribers until ______, 2010, unless the Office of Thrift Supervision approves a later date. No single extension can exceed 90 days. If we extend the offering beyond ______, 2010, we will notify all subscribers and promptly return the funds of those subscribers who do not reconfirm their subscriptions. If we terminate the offering because we fail to sell the minimum number of shares or for any other reason, we will promptly return your funds with interest calculated at Capitol Federal Savings Bank’s statement savings rate, which is currently 0.25%, or cancel your deposit account withdrawal authorization.

We intend to offer for sale shares of common stock not purchased in the subscription offering or community offering in a syndicated offering. Sandler O’Neill + Partners, L.P. isserving as sole book-running manager for the syndicated offering and Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc.and Stifel, Nicolaus & Company, Incorporated are serving as co-managers. We have not set an expiration date for the syndicated offering and the syndicated offering may expire at any time on or after ______, 2010. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated offering. Neither Sandler O’Neill + Partners, L.P., the co-managers, nor any member of the selling group is obligated to purchase any shares of common stock that are being offered for sale.

To place a new order, you must complete, sign and deliver the enclosed Supplemental Order Form (in the case of previous subscribers) or Community Order Form (in the case of new subscribers). Order forms, accompanied by full payment (personal check, bank check or money order) or deposit account withdrawal authorization, must be received by 4:00 p.m, Central Time, on ______ 2010.

This document supplements and amends the prospectus of Capitol Federal Financial, Inc., dated July 9, 2010, and should be read together with the prospectus, which we previously distributed during the original offering period. Any information presented in this document supersedes that contained in the prospectus. Unless otherwise specifically set forth in this document, capitalized terms used, but not defined, in this prospectus supplement shall have the same meaning as they do in the prospectus. If you would like an additional copy of the prospectus dated July 9, 2010, you may obtain one by contacting our Stock Information Center at (877) 518-0123. See “Where You Can Find Additional Information” in this prospectus supplement for additional information on how a subscriber may obtain an additional copy of the prospectus.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 19 of the prospectus and “Additional Risk Factor” on page 1 of this prospectus supplement.

OFFERING SUMMARY
Price:  $10.00 per share

	Minimum	Midpoint	Maximum

Number of shares	118,150,000	139,000,000	159,850,000
Gross offering proceeds	$1,181,500,000	$1,390,000,000	$1,598,500,000
Estimated offering expenses excluding selling agent commission and expenses	$6,215,000	$6,215,000	$6,215,000
Estimated selling agent commissions and expenses(1)(2)	$43,939,463	$51,695,663	$59,451,863
Net proceeds	$1,131,345,537	$1,332,089,337	$1,532,833,137
Net proceeds per share	$9.58	$9.58	$9.59

(1)      Includes: (i) fees payable by us to Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings equal to 0.75% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan) or approximately $1.9 millionat the maximum of the offering range, assuming that 20% of the offering is sold in the subscription and community offerings, and (ii) a management fee payable by us of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 45% of which will be paid to Sandler O’Neill & Partners, L.P., 15% of which will be paid to Keefe, Bruyette & Woods, Inc. and 10% of which will be paid to each of Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel , Nicolaus & Company, Incorporated, and a selling concession payable by us of 3.50% of the actual purchase price of each share of common stock sold in the syndicated offering, which will be allocated to dealers (including Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel,Nicolaus & Company, Incorporated) in accordance with the actual number of shares of common stock sold by such dealers, or approximately $57.5 millionat the maximum of the offering range, assuming that 80% of the offering will be sold in the syndicated offering.  See “Pro Forma Data” on page 14 of this prospectus supplement and “Marketing Arrangements” on page21 of this prospectus supplement.
(2)      If all shares of common stock are sold in the syndicated offering, the maximum selling agent commissions and expenses would be $53.2 millionat the minimum, $62.6 million at the midpoint, and $71.9 millionat the maximum of the offering range.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.

For assistance, please contact the StockInformationCenter at 1-877-518-0123.

The date of this prospectus supplement is ______, 2010

This prospectus supplement adds to, updates or changes the information in the prospectus dated July 9, 2010.  If information in this prospectus supplement is inconsistent with information in the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

i

ADDITIONAL RISK FACTOR

You should consider the risk factor presented below and those in the “Risk Factors” section of the prospectus, dated July 9, 2010, in addition to the other information contained in this prospectus supplement and in the prospectus, before deciding whether to make an investment in the common stock of Capitol Federal Financial, Inc.

Passage of Dodd-Frank Wall Street Reform and Consumer Protection Act will increase our operational and compliance costs.

On July 21, 2010, the President of the United States signed The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  This new law will significantly change the current bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies.  Capitol Federal Savings Bank’s primary federal regulator, the Office of Thrift Supervision, will be eliminated and existing federal thrifts will be subject to regulation and supervision by the Office of the Comptroller of the Currency, which supervises and regulates all national banks.  Existing savings and loan holding companies will be subject to regulation and supervision by the Federal Reserve Board (“FRB”). The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations, and to prepare numerous studies and reports for Congress.  The federal agencies are given significant discretion in drafting the rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years.

The Dodd-Frank Act creates a new Consumer Financial Protection Bureau (“CFPB”) with broad powers to supervise and enforce consumer protection laws.  The CFPB has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices.  The CFPB has examination and enforcement authority over all banks with more than $10 billion in assets.  Banks with $10 billion or less in assets will continue to be examined for compliance with the consumer laws by their primary bank regulators.  The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

The Dodd-Frank Act requires minimum leverage (Tier 1) and risk-based capital requirements for savings and loan holding companies (effective in five years) and bank holding companies that are no less stringent than those applicable to banks, which will limit our ability to borrow at the holding company level and invest the proceeds from such borrowings as capital in Capitol Federal Savings Bank, and will exclude certain instruments that previously have been eligible for inclusion by bank holding companies as Tier 1 capital, such as trust preferred securities.

A provision of the Dodd-Frank Act, which will become effective one year after enactment, eliminates the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts.  Depending on competitive responses, this significant change to existing law could have an adverse impact on our interest expense.

The Dodd-Frank Act also broadens the base for FDIC deposit insurance assessments.  Assessments will now be based on the average consolidated total assets less tangible equity capital of a financial institution, rather than deposits.  The Dodd-Frank Act also permanently increases the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009, and non-interest-bearing transaction accounts have unlimited deposit insurance through December 31, 2012.  The legislation also increases the required minimum reserve ratio for the Deposit Insurance Fund, from 1.15% to 1.35% of insured deposits, and directs the FDIC to offset the effects of increased assessments on depository institutions with less than $10 billion in assets.

The Dodd-Frank Act will require publicly traded companies to give stockholders a non-binding vote on executive compensation and so-called “golden parachute” payments, and authorizes the Securities and Exchange Commission to promulgate rules that would allow stockholders to nominate their own candidates using a company’s proxy materials.  The legislation also directs the FRB to promulgate rules prohibiting excessive compensation paid to bank holding company executives, regardless of whether the company is publicly traded.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the yet to be written implementing rules and regulations will have on community banks.  However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward looking statements which are made in good faith by us.  These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond our control.  The words may, could, should, would, believe, anticipate, estimate, expect, intend, plan and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause our future results to differ materially from the plans, objectives, goals, expectations, anticipations, estimates and intentions expressed in the forward-looking statements:

●	our ability to continue to maintain overhead costs at reasonable levels;
●	our ability to continue to originate a significant volume of one- to four-family mortgage loans in our market area;
●	our ability to acquire funds from or invest funds in wholesale or secondary markets;
●	the future earnings and capital levels of Capitol Federal Savings Bank, which could affect the ability of Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies;
●	fluctuations in deposit flows, loan demand, and/or real estate values, which may adversely affect our business;
●
the credit risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

●
results of examinations of Capitol Federal Savings Bank by its primary regulator, the Office of Thrift Supervision, including the possibility that the Office of Thrift Supervision may, among other things, require Capitol Federal Savings Bank to increase its allowance for loan losses;

●	the strength of the U.S. economy in general and the strength of the local economies in which we conduct operations;
●	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;
●	the effects of, and changes in, foreign and military policies of the United States government;
●	inflation, interest rate, market and monetary fluctuations;
●	our ability to access cost-effective funding;
●
the timely development and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

●	the willingness of users to substitute competitors’ products and services for our products and services;
●	our success in gaining regulatory approval of our products and services and branching locations, when required;
●
the impact of changes in financial services laws and regulations, including laws concerning taxes, banking, securities and insurance and the impact of other governmental initiatives affecting the financial services industry;

●	implementing business initiatives may be more difficult or expensive than anticipated;
●	technological changes;
●	acquisitions and dispositions;
●	changes in consumer spending and saving habits;
●	our success at managing the risks involved in our business; and
●	delays in the consummation of the conversion and offering.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” in the prospectus and “Additional Risk Factor” in this prospectus supplement.

RESULTS OF THE OFFERING AND MEMBER AND STOCKHOLDER VOTES

The members of Capitol Federal Savings Bank MHC and the stockholders of CFFapproved the plan of conversion and the contribution to the charitable foundationat meetings held on August 24, 2010.

Capitol Federal Financial, Inc. originally offered up to 195,500,000 shares of common stock in the offering at the maximum of the offering range.  We had to sell a minimum of 144,500,000 shares for the original offering to be completed. The offering was undersubscribed and interest in the syndicated offering was insufficient to sell the minimum number of shares. In connection with the updated appraisal and reduction in our offering range, we returned all subscription funds received, with interest, to subscribers on August 31, 2010, and canceled all withdrawal authorizations of persons who submitted subscriptions for shares of common stock during the original offering.

AMENDED OFFERING RANGE

As required by applicable regulations, upon conclusion of the subscription, community and syndicated offerings, RP Financial submitted to Capitol Federal Savings Bank and the Office of Thrift Supervision an updated appraisal of the pro forma market value of the common stock of Capitol Federal Financial, Inc.. RP Financial has estimated in its updated appraisal, dated as of August 30, 2010, that our pro forma market value was between $1.67billion and $2.27 billion, with a midpoint of $1.97billion. The updated appraisal results in an offering range of the common stock to be sold of $1.18 billion at the minimum and $1.60 billion at the maximum, with a midpoint of $1.39 billion. This is an 18.2% decrease from the midpoint valuation established by the appraisal report dated May 28, 2010, which was set forth in the prospectus. RP Financial’sAugust 30, 2010 appraisal update noted that, in decreasing the appraisal value,consideration was given to an analysis of recently completed conversion offerings and the results of the offering through the end of the initial offering period. In the 70 days prior to August 30, 2010, six second-step conversion transactions were completed. Of those six offerings, five were trading below their respective public offering prices as of August 30, 2010. The weak after-market performance of these recently completed second-step conversion offerings and concerns of limited after-market support for Capitol Federal Financial, Inc. common stock based on a closing valuation consistent with the minimum of the initial offering range were factors that contributed to the shortfall in orders. In addition to stock market conditions, RP Financial considered the results of the initial offering. As discussed under “Results of the Offering and Member and Stockholder Votes” in this prospectus supplement, we received subscriptions that were significantly less than the minimum of the offering range. Given the amount of orders received and the recent performance of second-step conversion offerings, RP Financial applied a more significant downward adjustment for marketing the issue in arriving at its updated appraisal valuation as of August 30, 2010. See “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued” in the prospectus for a description of the factors and assumptions used in determining the stock price and offering range.

As a result of the decrease in the estimated pro forma market value of the common stock as reflected in the updated appraisal, the Office of Thrift Supervision has approved a reduction in the offering range to a minimum of 118,150,000 shares and a maximum of 159,850,000 shares.

Investors should note that the decrease in the estimated pro forma market value has an impact on the pro forma data presented in this prospectus supplement when compared to the values presented in the prospectus. See “Capitalization” and “Pro Forma Data” in this prospectus supplement for the effect on the pro forma stockholders’ equity, stockholders’ equity per share, net income per share, price to book value ratios and price to earnings ratios resulting from the updated offering range. The following table shows the change in certain pricing ratios at the midpoint of the offering range as a result of the reduced number of shares offered and the use of June 30, 2010 financial information as compared to March 31, 2010.

	At or for the Nine Months Ended June 30, 2010		At or for the Six Months Ended March 31, 2010
	139,000,000 shares at the midpoint of the revised offering range		170,000,000 shares at the midpoint of the original offering range		Percentage Change
Offering price as a multiple of pro forma net income per share (annualized)	25.00	x	27.78	x	(10.0)%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	90.25%		98.04%		(7.9)%

The number of shares ultimately sold in the offering will depend upon market demand for the common stock as well as market and financial conditions at the conclusion of the offering period, and will affect the price to book value ratios, price to earnings ratios, stockholders’ equity per share and net income per share of the common stock.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated by RP Financial in its appraisal report, based on financial data as of and for the twelvemonths ended June 30, 2010. The pricing ratios for Capitol Federal Financial, Inc. are also based on financial data as of or for the twelvemonths ended June 30, 2010.

	Price to Earnings Multiple		Price to Core Earnings Multiple		Price to Book Value Ratio	Price to Tangible Book Value Ratio
Capitol Federal Financial, Inc. (pro forma):
Minimum	22.39	x	23.88	x	83.89%	83.89%
Midpoint	25.96	x	27.67	x	90.25%	90.25%
Maximum	29.44	x	31.35	x	95.51%	95.51%

Pricing ratios of peer group companies as of August 30, 2010:
Average	16.23	x	16.68	x	97.65%	112.92%
Median	14.94	x	14.41	x	89.55%	115.79%

Compared to the average pricing ratios of the peer group, at the maximum of the offering range our common stock would be priced at a premium of 81.4% to the peer group on a price-to-earnings basis, a premium of 87.9% on a price-to-core earnings basis, a discountof 2.2% to the peer group on a price-to-book basis, and a discount of 15.4% to the peer group on a price-to-tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

Compared to the average pricing ratios of the peer group, at the minimum of the offering range our common stock would be priced at a premium of 38.0% to the peer group on a price-to-earnings basis, a premium of 43.2% on aprice-to-core earnings basis, a discount of 14.1% to the peer group on a price-to-book basis, and a discount of 25.7% to the peer group on a price-to-tangible book basis. This means that, at the minimum of the offering range, a share of our common stock would be more expensive than the peer group on an earnings and core earnings basis and less expensive than the peer group on a book value and tangible book value basis.

In determining the reasonableness and adequacy of RP Financial’s updated appraisal, the Board of Directors of CFF reviewed the methodology and the appropriateness of the assumptions used by RP Financial. Copies of RP Financial’s appraisal report and updated appraisal are publicly available as exhibits to the registration statement on Form S-1, as amended, as filed with the SEC (File No. 333-166578). See “Where You Can Find Additional Information.”

RP Financial will update its appraisal before we complete the conversion and offering. If our pro forma market value at that time is either below $1.67billion or above $2.27billion, then, after consulting with the Office of Thrift Supervision, we may: terminate the offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

RESOLICITATION

Resolicitation Procedure and Placing an Order

In view of the appraisal update and in accordance with regulatory requirements, we returned all funds received, with interest, on August 31, 2010 and canceled all withdrawal authorizations of persons who submitted subscriptions for shares of common stock during the original offering. Each person who subscribed for shares in the original offering is again being given the opportunity to subscribe for shares of common stock of Capitol Federal Financial, Inc. by submitting a Supplemental Order Form. Previous subscribers may order the same number of shares or may increase or decrease the amount subscribed for compared to their original orders, subject to the purchase limitations in the plan of conversion. We also may offer shares to persons other than those who previously submitted orders. Any such orders by new subscribers must be placed on Community Order Forms. Orders submitted on Community Order Forms will be considered orders in the community offering and will be subordinate to orders submitted on Supplemental Order Forms by previous subscribers in the subscription offering.

Anyone who would like to purchase shares of common stock in the offering must submit a new order as described below.

●
If you previously submitted an order, please complete, sign and return a Supplemental Order Form (which is being provided to all prior subscribers), accompanied by full payment (personal check, bank check or money order made payable to Capitol Federal Financial, Inc.) or a Capitol Federal Savings Bank deposit account withdrawal authorization, to be received by 4:00 p.m., Central Time, on ______, 2010.

●
If you did not previously submit an order but wish to subscribe for shares of common stock in the community offering, you must complete, sign and return a Community Order Form, accompanied by full payment (personal check, bank check or money order made payable to Capitol Federal Financial, Inc.) or a Capitol Federal Savings Bank deposit account withdrawal authorization, to be received by 4:00 p.m., Central Time on _______, 2010.

You may deliver your stock order form in one of three ways: by mail, using the stock order reply envelope provided; by overnight delivery to the Stock Information Center at the address indicated on the stock order form; or by hand-delivery to our Stock Information Center, which is located at 700 S. Kansas Avenue, Topeka, Kansas. Please do not deliver stock order forms to other Capitol Federal Savings Bank offices or mail stock order forms to Capitol Federal Savings Bank. Once submitted, your order is irrevocable unless the offering is extended beyond ___, 2010.

You may not designate on your stock order form a direct withdrawal from a retirement account at Capitol Federal Savings Bank. Additionally, you may not designate on your stock order form a direct withdrawal from Capitol Federal Savings Bank accounts with check-writing privileges. Please provide a check instead. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account. Third party checks, cash, wire transfers and Capitol Federal Savings Bank line of credit checks may not be remitted as payment.

Checks will be immediately cashed, so the funds must be available within the account when your stock order form is received by us. Subscription funds will be held in a segregated account at Capitol Federal Savings Bank. We will pay interest calculated at Capitol Federal Savings Bank’s statement savings rate from the date those funds are received until completion or termination of the offering. Withdrawals from certificate of deposit accounts at Capitol Federal Savings Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Capitol Federal Savings Bank must be available within the deposit accounts at the time the stock order form is received. A hold will be placed on the amount of funds designated on your stock order form. Those funds will be unavailable to you during the offering; however, the funds will not be withdrawn from the accounts until the offering is completed and will continue to earn interest at the applicable contract rate until the completion of the offering.

If you previously submitted an order through a self-directed retirement account, your refund has been provided to the custodian/trustee indicated on the original stock order form. We recommend that you contact your account representative at that firm immediately for guidance if you decide to submit a Supplemental Order Form for a stock purchase using your retirement account funds. Due to resolicitation timing constraints and the additional processing requirements of placing orders through custodians/trustees for retirement accounts, we cannot guarantee your ability to use such funds for this purchase.

In order to place an order for shares of common stock, you must complete and return a Supplemental Order Form or Community Order Form, accompanied by full payment or a withdrawal authorization, so that it is received (not postmarked) by no later than 4:00 p.m., Central Time, on ______, 2010. Once submitted, orders are irrevocable unless the offering is extended beyond ______, 2010.

Failure to return a properly completed Supplemental Order Form or Community Order Form with full payment or a withdrawal authorization will result in you not being eligible to receive any shares of common stock in the subscription and community offering.

If you received a Supplemental Order Form with this prospectus supplement, it reflects the stock registration that you requested on your original stock order form. If separate stock order forms were submitted for stock to be registered in separate titles, then you have received separate mailings. If you place an order on a Supplemental Order Form, you may not change the form of registration designated thereon. If you wish to order shares in any other registration(s), you may contact our Stock Information Center to request one or more Community Order Forms.Any resulting stock order will be considered an order placed by a new subscriber in the community offering.

In the event the offering is oversubscribed, allocations will be made in accordance with our plan of conversion. Orders placed on Community Order Forms will be considered orders placed by new subscribers and, as such, will be subordinate to all orders placed on Supplemental Order Forms by previous subscribers in the subscription offering.

In the event we do not receive orders for the minimum number of at least 118,150,000shares, we may extend the offering period as provided in this prospectus supplement and the prospectus.

If you would like an additional copy of the prospectus dated July 9, 2010, you may obtain one by contacting our Stock Information Center at (877) 518-0123. We will promptly process the request. Because the offering period ends on ______, 2010, any subscriber who desires to obtain a copy of the prospectus should request one promptly, and at least five days before the offering period ends.

Exchange of Existing Shares of CFF Common Stock

If you are a stockholder of CFF on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of Capitol Federal Financial, Inc. As described in the prospectus under “The Conversion—Share Exchange Ratio for Current Stockholders,” the exchange ratio will continue to be based on the number of shares we sell in the offering, and therefore will not be determined until after the offering concludes and will not be based on market trading prices. The exchange ratio will continue to ensure that existing public stockholders will own the same percentage of our stock both before and after the offering, except for any new shares purchased by them or any fractional shares which are paid out in cash.

Based on the updated appraisal, the new number of shares existing stockholders receive will be based on an exchange ratio that ranges from 2.2637to 3.0627 new shares for each share owned, at the minimum and maximum of our offering range. The table below shows how our exchange ratio adjusts, and how many shares a hypothetical owner of 100 shares would receive in the exchange, at the various levels of the offering range, based on shares outstanding as of June 30, 2010.

	New Shares to be Sold in This Offering		New Shares to be Exchanged for Existing Shares of CFF		Total Shares of Common Stock to be Outstanding After the	Exchange	New Shares That Would be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Shares
Minimum	118,150,000	70.5%	49,344,965	29.5%	167,494,965	2.2637	226
Midpoint	139,000,000	70.5%	58,052,900	29.5%	197,052,900	2.6632	266
Maximum	159,850,000	70.5%	66,760,835	29.5%	226,610,835	3.0627	306

We will not issue fractional shares in this exchange. For each fractional share that we would otherwise issue, we will pay the difference in cash. The cash amount will be equal to the dollar amount determined by multiplying the fractional share interest to which you are entitled by $10.00 per share.

Persons Who Can Order Stock in the Subscription Offering

We have returned all funds received, with interest, and canceled all withdrawal authorizations of persons who submitted subscriptions for shares of common stock during the original offering. We are offering shares of Capitol Federal Financial, Inc. common stock in a subscription offering to the following persons in the following order of priority, provided such persons subscribed for shares of our common stock in the original offering:

●	Depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on March 31, 2009.

●
Our tax-qualified employee benefit plans, including our employee stock ownership plan, which will receive nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering.  We expect our employee stock ownership plan to purchase up to 4.0% of the shares of common stock sold in the offering.

●	Depositors with accounts at Capitol Federal Savings Bank with aggregate balances of at least $50.00 at the close of business on June 30, 2010.

●	Depositors of Capitol Federal Savings Bank at the close of business on July 2, 2010 and borrowers of Capitol Federal Savings Bank as of January 6, 1993 whose loan remained outstanding on July 2, 2010.

If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. See “The Conversion and Offering—Subscription Offering and Subscription Rights” in the prospectus for a description of the allocation procedure.

Only eligible subscribers in the original offering have subscription rights. We are offering shares not sold in the subscription offering to the general public in a community offering concurrently with the subscription offering. Depositors and borrowers who did not previously subscribe for shares may subscribe for shares and those orders will be considered to be received in the community offering. Orders received in the community offering (including orders by persons who submitted orders in the original community offering) will be subordinate to subscription offering orders.

Extension of Time Period to Complete the Offering

Office of Thrift Supervision regulations provide that the sale of the common stock must be completed within 45 days following the termination of the subscription offering period, unless that period is extended by the Office of Thrift Supervision. The subscription and community offerings will terminate at 4:00 p.m., Central Time, on ______, 2010 unless extended by us, with approval of the Office of Thrift Supervision, if necessary. We are not required to provide notice to you of an extension unless we extend the offering beyond ______, 2010, in which case all subscribers in the subscription and community offerings will be notified and given the opportunity toconfirm, change or cancel their orders. If you do not respond to this notice, we will promptly return your funds with interest calculated at Capitol Federal Savings Bank’s statement savings rate or cancel your deposit account withdrawal authorization.

Limitation on Common Stock Purchases

In order to complete the offering of our common stock, we must sell at least 118,150,000 shares of common stock, which is the minimum of our offering range.  The maximum amount that any person, either individually or together with their associates or persons acting in concert, may purchase is 5% of the common stock sold in the offering (5,907,500 shares at the minimum of the offering range and 7,992,500 shares at the maximum of the offering range).  The purchase limitation may be further increased to 9.99% of the common stock sold in the offering, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering shall not exceed in the aggregate 10% of the total shares sold in the offering.  These purchase limitations apply to purchases made in the subscription, community or syndicated offerings.  If you purchase shares of common stock in the subscription, community and syndicated offerings, your total orders must comply with the purchase limitations set forth above.  The ownership limitations for current CFF stockholders disclosed in the prospectus remain unchanged.

MARKET FOR THE COMMON STOCK

The following table sets forth high and low trading prices for shares ofCFF’s common stock and cash dividends paid per share for the periods indicated. For prior periods, and for further information relating to the market forCFF common stock, see “Market for the Common Stock” in the prospectus.

Year Ended September 30, 2010	High		Low		Dividends Paid Per Share
Fourth quarter	$		$		$0.50
Third quarter		38.49		31.16	0.50
Second quarter		38.20		30.76	0.50
First quarter		33.36		28.19	0.79

On the effective date of the conversion, all publicly held shares of CFF common stock, including shares held by our officers and directors, will be converted automatically into the right to receive a number of shares ofCapitol Federal Financial, Inc. common stock determined pursuant to the exchange ratio. See “Resolicitation—Exchange of Existing Shares of CFF Common Stock” in this prospectus supplement. The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of CFF common stock will be converted into options to purchase a number of shares of Capitol Federal Financial, Inc. common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

OUR POLICY REGARDING DIVIDENDS

CFF currently pays a quarterly cash dividend of $0.50 per share.  CFF also pays a special annual dividend equal to 25% of the annual net income of CFF inexcess of the total amount of dividends paid in the four regular quarterly dividends for the fiscal year.  After the conversion, we intend to continue to pay cash dividends each year.  For the first two fiscal years we intend to pay 100% of our net income in a combination of quarterly and special year-end dividends.  It is currently anticipated that the quarterly dividend will be $0.075 per share, or a 3.0% annualized yield based on the $10.00 per share offering price.We expect that the timing of quarterly and special dividend payments will be consistent with our current practice.  The dividend rate and the continued payment of dividends also will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions.  No assurance can be given that we will continue to pay dividends or that they will not be reduced or eliminated in the future. See “Our Policy Regarding Dividends” in the prospectus for additional information.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the aggregate net proceeds will be between $1.13 billion and $1.53 billion.

We intend to distribute the net proceeds from the stock offering as follows:

	Based Upon the Sale at $10.00 Per Share of
	118,150,000 Shares		139,000,000 Shares		159,850,000 Shares
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$1,181,500		$1,390,000		$1,598,500
Less offering expenses	50,155		57,911		65,667
Net offering proceeds	$1,131,345	100.0%	$1,332,089	100.0%	$1,532,833	100.0%

Distribution of net proceeds:
To Capitol Federal Savings Bank	$565,673	50.0%	$666,045	50.0%	$766,417	50.0%
To fund the loan to employee stock ownership plan	47,260	4.2	55,600	4.2	63,940	4.2
To repay outstanding debentures	53,609	4.7	53,609	4.0	53,609	3.5
Cash contributed tofoundation	40,000	3.5	40,000	3.0	40,000	2.6
Retained by Capitol Federal Financial, Inc.	$424,803	37.5%	$516,835	38.8%	$608,867	39.7%

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Capitol Federal Savings Bank’s deposits.  The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates.  For example, our expenses would increase if a larger percentage of shares than we have assumed are sold in the syndicated offering rather than in the subscription and community offerings.

Capitol Federal Financial, Inc. Intends to Use the Proceeds it Retains From the Offering:

●	to pay cash dividends to stockholders;

●	to repurchase shares of our common stock for, among other things, the funding of our stock-based incentive plan;

●	to invest in securities;

●
to finance, where opportunities are presented, the acquisition of financial institutions or other financial service companies primarily in, or adjacent to, our market areas, although we do not currently have any understandings or agreements regarding any specific acquisition transaction; and

●	for other general corporate purposes.

As reflected in the table above, Capitol Federal Financial, Inc. also intends to fund a loan to the employee stock ownership plan to purchase shares of common stock in the offering, make a $40.0 million cash contribution to the Capitol Federal Foundation and repay outstanding debentures totaling $53.6 million.  Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed mortgage-backed securities, as well as investment-grade debt obligations.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except to fund certain stock-based plans or, with prior regulatory approval, when extraordinary circumstances exist.

Capitol Federal Savings Bank Intends to Use the Net Proceeds it Receives From the Offering:

●	to increase our emphasis on loan purchases, subject to underwriting standards and availability;

●	to support internal growth through lending in the communities we serve;

●	to enhance existing products and services and support the development of new products and services by investing, for example, in technology to support growth and enhanced customer service;

●	to invest in securities;

●
to finance the acquisition of branches from other financial institutions or build or lease new branch facilities primarily in, or adjacent to, the State of Kansas although we do not currently have any agreements or understandings regarding any specific acquisition transaction; and

●	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments and government agency backed MBS, as well as investment-grade debt obligations.  We also intend to purchase loan packages from nationwide lenders in the future that meet our underwriting standards for these types of loans.  These standards include the full documentation of loans, owner-occupied properties only, combined loan-to-value ratios of 80% or less and credit scores of 700 or above.  The maximum individual loan amount we will purchase is $1.0 million.  We will avoid market areas that have traditionally underperformed and will look to those areas where there has been a low incidence of non-performing loans.  We will buy loans originated in or prior to 2004 or after June 2008.  Purchased loans that are seasoned will be required to be current for the last twelve months.  We will purchase adjustable-rate loans, interest-only adjustable-rate loans that have been amortizing for more than twelve months, fifteen-year fixed-rate loans and will consider the purchase of thirty-year fixed-rate loans to the extent we remain in compliance with board established interest rate risk limits.

We may also purchase newly originated loans from nationwide lenders on a flow basis, whereby we review and underwrite each loan as it is originated.  The loans will be underwritten according to Capitol Federal Savings Bank’s underwriting standards for these types of loans.  These standards include the full documentation of loans, owner-occupied properties only, credit scores of 680 or above for loan amounts of $417 thousand or less and 700 or above for loan amounts above $417 thousand, and a maximum individual loan amount of $1.0 million.  Combined loan-to-value ratios on a purchase or rate/term refinance transaction will be 95% and a cash out refinance transaction will have a maximum loan-to-value ratio of 80%.  Loans with a loan-to-value ratio greater than 80% will be required to have mortgage insurance.  We will avoid market areas that have traditionally underperformed and will look to those areas where there has been a low incidence of non-performing loans.  We will purchase adjustable-rate loans and fifteen-year fixed-rate loans and will consider the purchase of thirty-year fixed-rate loans to the extent we remain in compliance with board established interest rate risk limits.

The use of proceeds may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions and overall market conditions.  Our business strategy for the deployment of the net proceeds raised in the offering is discussed in more detail in “The Conversion and Offering— Reasons for the Conversion and Offering” in the prospectus.

Our return on equity may be relatively low unless and until we are able to effectively reinvest the additional capital raised in the offering, which may negatively affect the value of our common stock.  See“Risk Factors — Our return on equity will initially be low compared to our historical performance.  A lower return on equity may negatively impact the trading price of our common stock” in the prospectus.

CAPITALIZATION

The following table presents the historical consolidated capitalization of CFF at June 30, 2010 and the pro forma consolidated capitalization of Capitol Federal Financial, Inc. after giving effect to the offering, based upon the assumptions set forth in the “Pro Forma Data” section of this prospectus supplement.

	CFF	Capitol Federal Financial, Inc. $10.00 Per Share Pro Forma Based on the Sale of
	Historical at June 30, 2010	118,150,000 Shares	139,000,000 Shares	159,850,000 Shares
	(Dollars in thousands)
Deposits(1)	$4,373,844	$4,373,584	$4,373,584	$4,373,584
Borrowed funds	3,056,637	3,056,637	3,056,637	3,056,637
Debentures	53,609	--	--	--
Total deposits and borrowed funds	$7,484,090	$7,430,221	$7,430,221	$7,430,221
Stockholders’ equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized (post-conversion)(2)	$--	$--	$--	$--
Common stock $0.01 par value, 1,400,000,000 shares authorized (post-conversion); shares to be issued as reflected(2)(3)	915	1,675	1,971	2,266
Paid-in capital(2)	456,786	1,263,995	1,464,442	1,664,891
Retained earnings(4)	796,093	796,093	796,093	796,093
Accumulated other comprehensive income	36,433	36,433	36,433	36,433
Plus:
Capitol Federal Savings Bank MHC capital contribution	--	289	289	289
Less:
Treasury stock, at cost	(323,377)	--	--	--
After-tax expense of contribution to charitable foundation(5)	--	(24,672)	(24,672)	(24,672)
Common stock acquired by employee stock ownership plan (6)	(6,553)	(53,813)	(62,153)	(70,493)
Common stock acquired by the stock-based incentive plan(7)	(297)	(23,927)	(28,097)	(32,267)
Total stockholders’ equity	$960,000	$1,996,073	$2,184,306	$2,372,540

Shares outstanding:
Total shares outstanding	73,990,978	167,494,965	197,052,900	226,610,835
Exchange shares issued	--	49,344,965	58,052,900	66,760,835
Shares offered for sale	--	118,150,000	139,000,000	159,850,000

Total stockholders’ equity as a percentage of total assets	11.24%	20.95%	22.49%	23.96%

(1)
Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering.  These withdrawals would reduce pro forma deposits by the amount of the withdrawals.  On a pro forma basis, it also reflects a transfer to equity of $289 thousand from Capitol Federal Savings Bank MHC consisting of deposits held at Capitol Federal Savings Bank, Capitol Federal Savings Bank MHC net operating expenses, and tax benefits held by Capitol Federal Savings Bank MHC.

(2)
CFF currently has 50,000,000 authorized shares of preferred stock and 450,000,000 authorized shares of common stock, par value $0.01 per share.  On a pro forma basis, Capitol Federal Financial, Inc. common stock and additional paid-in capital have been revised to reflect the number of shares of Capitol Federal Financial, Inc. common stock to be outstanding, which is 167,494,965 shares, 197,052,900 shares and 226,610,835 shares at the minimum, midpoint and maximum of the offering range, respectively.

(3)
No effect has been given to the issuance of additional shares of Capitol Federal Financial, Inc. common stock pursuant to stock options to be granted under a stock-based incentive plan.  An amount up to 5.0% of the shares of Capitol Federal Financial, Inc. common stock sold in the offering may be reserved for issuance upon the exercise of options.  No effect has been given to the exercise of options currently outstanding.  See “Management - Benefits to be Considered Following Completion of the Conversion” in the prospectus.

(4)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation” in the prospectus.

(5)
Represents the expense of the contribution to the charitable foundation based on a 38.32% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of our annual taxable income, subject to our ability to carry forward for federal or state purposes any unused portion of the deduction for the five years following the year in which the contribution is made.

(6)
Assumes that 4.0% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal, and be repaid principally from Capitol Federal Savings Bank’s contributions to the employee stock ownership plan.  Since Capitol Federal Financial, Inc. will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Capitol Federal Financial, Inc.’s consolidated financial statements.  Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)
Assumes at the minimum, midpoint and maximum of the offering range that a number of shares of common stock equal to 2.0% of the shares of common stock to be sold in the offering will be purchased by the stock-based incentive plan in open market purchases.  The stock-based incentive plan will be submitted to a vote of stockholders following the completion of the offering.  The funds to be used by the stock-based incentive plan to purchase the shares will be provided by Capitol Federal Financial, Inc.  The dollar amount of common stock to be purchased is based on the $10.00 per share offering price and represents unearned compensation.  This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering.  As Capitol Federal Financial, Inc. accrues compensation expense to reflect the vesting of shares pursuant to the stock-based incentive plan, the credit to capital will be offset by a charge to operations.  If the shares to fund the plan (restricted stock awards and stock options) are assumed to come from authorized but unissued shares of Capitol Federal Financial, Inc., the number of outstanding shares at the minimum, midpoint and maximum of the offering range would be 175,765,465, 206,782,900 and 237,800,335, respectively, total stockholders’ equity would be $2.02 billion, $2.21 billion and $2.40 billion, respectively, and total stockholders’ ownership in Capitol Federal Financial, Inc. would be diluted by approximately 4.71% at the maximum of the offering range.

HISTORICALAND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At June 30, 2010, Capitol Federal Savings Bank exceeded all of the applicable regulatory capital requirements.  The table below sets forth the historical equity capital and regulatory capital of Capitol Federal Savings Bank at June 30, 2010, and the pro forma regulatory capital of Capitol Federal Savings Bank, after giving effect to the sale of Capitol Federal Financial, Inc.’s shares of common stock at a $10.00 per share purchase price.  The table assumes the receipt by Capitol Federal Savings Bank of 50% of the net proceeds.  See “How We Intend to Use the Proceeds from the Offering” in this prospectus supplement.
	Capitol Federal Savings Bank Historical at June 30, 2010

			Pro Forma at June 30, 2010 Based Upon the Sale at $10.00 Per Share
			118,150,000 Shares		139,000,000 Shares		159,850,000 Shares
	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)	Amount	Percent of Assets(1)
	(Dollars in thousands)
Equity capital	$861,481	10.06%	$1,356,264	14.86%	$1,444,126	15.65%	$1,531,988	16.42%

Core (leverage) capital(2)	$824,550	9.70%	$1,319,333	14.55%	$1,407,195	15.35%	$1,495,057	16.13%
Core (leverage) requirement	425,131	5.00	453,414	5.00	458,433	5.00	463,451	5.00
Excess	$399,419	4.70%	$865,919	9.55%	$948,762	10.35%	$1,031,606	11.13%

Tier I risk-based capital(2)(3)	$824,550	23.24%	$1,319,333	36.03%	$1,407,195	38.22%	$1,495,057	40.39%
Tier I requirement	212,907	6.00	219,695	6.00	220,899	6.00	222,104	6.00
Excess	$611,643	17.24%	$1,099,638	30.03%	$1,186,296	32.22%	$1,272,953	34.39%

Total risk-based capital(2)(3)	$835,369	23.54%	$1,330,152	36.33%	$1,418,014	38.52%	$1,505,876	40.68%
Risk-based requirement	354,844	10.00	336,158	10.00	368,165	10.00	370,173	10.00
Excess	$480,525	13.54%	$993,994	26.33%	$1,049,849	28.52%	$1,135,703	30.68%

Reconciliation of capital infused into Capitol Federal Savings Bank:
Net proceeds			$565,673		$666,045		$766,417
Less:
Common stock acquired by employee stock ownership plan			(47,260)		(55,600)		(63,940)
Common stock acquired by stock based incentive plan			(23,630)		(27,800)		(31,970)
Pro forma increase in GAAP and regulatory capital(3)			$494,783		$582,645		$670,507

(1)
Core capital levels are shown as a percentage of total adjusted assets.  Risk-based capital levels are shown as a percentage of risk-weighted assets.  Capital requirements of 5.0%, 6.0% and 10% for core (leverage), Tier I risk-based and Total risk-based capital reflect “well capitalized” status under prompt corrective action provisions.

(2)
Pro forma capital levels assume that we fund the stock-based incentive plans with purchases in the open market equal to 2.0%of the shares of common stock sold in the stock offering at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 4.0% of the shares of common stock sold in the stock offering with funds we lend.  Pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans.  See “Management” in the prospectus for a discussion of the stock-based benefit plan and employee stock ownership plan.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.

PRO FORMA DATA

The following tables summarize historical data of CFF and pro forma data at and for the nine months ended June 30, 2010 and the year ended September 30, 2009.  This information is based on assumptions set forth below and in the tables, and should not be used as a basis for projections of market value of the shares of common stock following the offering.  Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation account to be established in the conversion or, in the unlikely event of a liquidation of Capitol Federal Savings Bank, the tax effect of the recapture of the bad debt reserve.  See “The Conversion and Reorganization — Liquidation Rights” in the prospectus.

The net proceeds in the tables are based upon the following assumptions:

(i)
20% of all shares of common stock will be sold in the subscription and community offerings, including shares purchased by insiders and the employee stock ownership plan, with the remaining shares to be sold in the syndicated offering;

(ii)	164,500 shares of common stock will be purchased by our executive officers and directors and their associates;

(iii)
our employee stock ownership plan will purchase 4.0% of the shares of common stock sold in the offering, which will be funded with a loan from Capitol Federal Financial, Inc.  The loan will be repaid in substantially equal payments of principal and interest over a period of 30 years;

(iv)
Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.75% of the aggregate gross proceeds received on all shares of common stock sold in the subscription and community offerings and Sandler O’Neill & Partners, L.P. and the co-managers will receive (a) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offeringand (b) a selling concession of 3.50% of the actual purchase price of each share of common stock sold in the syndicated offering. No fee will be paid with respect to shares of common stock purchased by our qualified and non-qualified employee stock benefit plans, or stock purchased by our officers, directors and employees and their immediate families; and

(v)	total expenses of the offering, excluding the marketing fees to be paid to Sandler O’Neill & Partners, L.P., the co-managers and other broker-dealers, are estimated to be $6.2 million.

We calculated pro forma consolidated net income for the nine months ended June 30, 2010 and for the year ended September 30, 2009 as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.79% (1.10% on an after-tax basis).  This interest rate was calculated assuming that net proceeds are placed into a mix of assets yielding the 5-year Treasury yield prevailing as of June 30, 2010.  We consider the resulting rate to reflect more accurately the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates.

The pro forma tables give effect to the implementation of a new stock-based incentive plan.  Subject to the receipt of stockholder approval, we have assumed that the stock-based incentive plan will acquire for restricted stock awards a number of shares of common stock equal to 2.0% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering.  We assumed that all of the shares of common stock are granted under the plan in awards that vest over a five-year period.

As discussed under “How We Intend to Use the Proceeds from the Offering” in this prospectus supplement we intend to contribute 50% of the net proceeds from the stock offering to Capitol Federal Savings Bank, and we will retain the remainder of the net proceeds from the stock offering.  We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, to make the contribution to the charitable foundation and to repay outstanding debentures, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

●	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

●	our results of operations after the stock offering; or

●	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations.  Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with accounting principles generally accepted in the United States of America (GAAP).  We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value.  Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated.  Per share figures have been calculated based on shares of CFF common stock issued and outstanding.

At or for the Nine Months Ended June 30, 2010 Based Upon the Sale at $10.00 Per Share of
118,150,000 Shares	139,000,000 Shares	159,850,000 Shares
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$1,181,500	$1,390,000	$1,598,500
Market value of shares issued in the exchange	493,450	580,529	667,608
Pro forma market capitalization	$1,674,950	$1,970,529	$2,266,108

Gross proceeds of offering	$1,181,500	$1,390,000	$1,598,500
Less: Expenses	50,155	57,911	65,667
Estimated net proceeds	1,131,345	1,332,089	1,532,833
Less: Common stock purchased by employee stock ownership plan	(47,260)	(55,600)	(63,940)
Less: Cash contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Less: Common stock purchased by the stock-based incentive plan	(23,630)	(27,800)	(31,970)
Estimated net proceeds, as adjusted	$1,020,455	$1,208,689	$1,396,923

For the Nine Months Ended June, 2010
Consolidated net income:
Historical	$52,393	$52,393	$52,393
Pro forma adjustments:
Income on adjusted net proceeds	8,450	10,009	11,567
Employee stock ownership plan(1)	(729)	(857)	(986)
Shares granted under the stock-based incentive plan(2)	(2,186)	(2,572)	(2,958)
Options granted under the stock-based incentive plan(3)	(1,346)	(1,584)	(1,821)
Pro forma net income	$56,582	$57,389	$58,195

Net income per share(4):
Historical	$0.32	$0.27	$0.24
Pro forma adjustments:
Income on adjusted net proceeds	0.05	0.05	0.05
Employee stock ownership plan(1)	--	--	--
Shares granted under the stock-based incentive plan(2)	(0.01)	(0.01)	(0.01)
Options granted under the stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)
Pro forma net income per share(4)(5)	$0.35	$0.30	$0.27

Offering price to pro forma net income per share (annualized)	21.43	x	25.00	x	27.78	x
Number of shares used in net income per share calculations(4)	161,189,374	189,634,557	218,079,741

At June 30, 2010
Stockholders’ equity:
Historical	$960,000	$960,000	$960,000
Estimated net proceeds	1,131,345	1,332,089	1,532,833
Capitol Federal Savings Bank MHC capital contribution	289	289	289
Tax benefit of contribution to charitable foundation	15,328	15,328	15,328
Less: Common stock acquired by employee stock ownership plan(1)	(47,260)	(55,600)	(63,940)
Less: Common stock acquired by the stock-based incentive plan(2)	(23,630)	(27,800)	(31,970)
Less: Expense of contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Pro forma stockholders’ equity	$1,996,072	$2,184,306	$2,372,540

Stockholders’ equity per share(6):
Historical	$5.74	$4.86	$4.24
Estimated net proceeds	6.75	6.76	6.76
Capitol Federal Savings Bank MHC capital contribution	--	--	--
Tax benefit of contribution to charitable foundation	0.09	0.08	0.07
Less: Common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)
Less: Common stock acquired by the stock-based incentive plan(2)	(0.14)	(0.14)	(0.14)
Less: Expense of contribution tocharitable foundation	(0.24)	(0.20)	(0.18)
Pro forma stockholders’ equity per share(6)	$11.92	$11.08	$10.47

Offering price as percentage of pro forma stockholders’ equity pershare	83.89%	90.25%	95.51%
Number of shares outstanding for pro forma book value per share calculations(7)	167,494,965	197,052,900	226,610,835

(1)
Assumes that 4.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Capitol Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Capitol Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest.  Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees.  The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Capitol Federal Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.32%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan.  The pro forma net income further assumes that 118,150,139,000and 159,850 shares were committed to be released during the period at the minimum, midpoint and maximum of the offering range, respectively, and that, in accordance with Accounting Standards Codification (ASC) 718, Compensation – Stock Compensation, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(2)
Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that at the minimum, midpoint and maximum of the offering range this plan acquires a number of shares of restricted common stock equal to 2.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Capitol Federal Financial, Inc.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Capitol Federal Financial, Inc.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 15% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the nine months ended June 30, 2010.  There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Capitol Federal Financial, Inc., our net income per share and stockholders’ equity per share may change.  This will also have a dilutive effect of approximately 1.39%  on the ownership interest of stockholders. The following table shows pro forma net income per share for the nine months ended June 30, 2010 and pro forma stockholders’ equity per share at June 30, 2010, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or for the Nine Months Ended June, 2010	118,150,000	139,000,000	159,850,000
Pro forma net income per share	$0.35	$0.30	$0.26
Pro forma stockholders’ equity per share	$11.89	$11.07	$10.46

(3)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 5.0% of the shares sold in the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $1.68 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 3.0%; (iv) expected life of 10 years; (v) expected volatility of 18.12%; and (vi) risk-free interest rate of 2.97%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease.  This also will have a dilutive effect of up to 3.41% on the ownership interest of persons who purchase shares of common stock in the offering.

(4)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding as of June 30, 2010, multiplied by the exchange ratio at the minimum, midpoint and maximum, and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with current accounting guidance.  See footnote 1, above.

(5)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation” in the prospectus.

(6)
Per share figures include publicly held shares of CFF common stock that will be exchanged for shares of Capitol Federal Financial, Inc. common stock in the conversion.  Stockholders’ equity per share calculations are based upon the sum of the (i) number of shares assumed to be sold in the offering; and (ii) shares to be issued in exchange for publicly held shares of CFF common stock.

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

At or for the Year Ended September 30, 2009 Based Upon the Sale at $10.00 Per Share of
118,150,000 Shares	139,000,000 Shares	159,850,000 Shares
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$1,181,500	$1,390,000	$1,598,500
Market value of shares issued in the exchange	493,450	580,529	667,608
Pro forma market capitalization	$1,674,950	$1,970,529	$2,266,108

Gross proceeds of offering	$1,181,500	$1,390,000	$1,598,500
Less: Expenses	50,155	57,911	65,667
Estimated net proceeds	1,131,345	1,332,089	1,532,833
Less: Common stock purchased by employee stock ownership plan	(47,260)	(55,600)	(63,940)
Less: Cash contribution to the charitablefoundation	(40,000)	(40,000)	(40,000)
Less: Common stock purchased by the stock-based incentive plan	(23,630)	(27,800)	(31,970)
Estimated net proceeds, as adjusted	$1,020,455	$1,208,689	$1,396,923

For the Year Ended September 30, 2009
Consolidated net income:
Historical	$66,298	$66,298	$66,298
Pro forma adjustments:
Income on adjusted net proceeds	11,267	13,345	15,423
Employee stock ownership plan(1)	(972)	(1,143)	(1,315)
Shares granted under the stock-based incentive plan(2)	(2,915)	(3,429)	(3,944)
Options granted under the stock-based incentive plan(3)	(1,795)	(2,111)	(2,428)
Pro forma net income	$71,883	$72,960	$74,034

Net income per share(4):
Historical	$0.42	$0.36	$0.31
Pro forma adjustments:
Income on adjusted net proceeds	0.07	0.07	0.07
Employee stock ownership plan(1)	(0.01)	(0.01)	(0.01)
Shares granted under the stock-based incentive plan(2)	(0.02)	(0.02)	(0.02)
Options granted under the stock-based incentive plan(3)	(0.01)	(0.01)	(0.01)
Pro forma net income per share(4)(5)	$0.45	$0.39	$0.34

Offering price to pro forma net income per share	22.22	x	25.64	x	29.41	x
Number of shares used in net income per share calculations(4)	161,048,558	189,468,892	217,889,225

At September 30, 2009
Stockholders’ equity:
Historical	$941,298	$941,298	$941,298
Estimated net proceeds	1,131,345	1,332,089	1,532,833
Capitol Federal Savings Bank MHC capital contribution	466	466	466
Tax benefit of contribution to charitable foundation	15,328	15,328	15,328
Less: Common stock acquired by employee stock ownership plan(1)	(47,260)	(55,600)	(63,940)
Less: Common stock acquired by the stock-based incentive plan(2)	(23,630)	(27,800)	(31,970)
Less: Expense of contribution to charitable foundation	(40,000)	(40,000)	(40,000)
Pro forma stockholders’ equity	$1,977,547	$2,165,781	$2,354,015

Stockholders’ equity per share(6):
Historical	$5.63	$4.77	$4.16
Estimated net proceeds	6.75	6.76	6.76
Capitol Federal Savings Bank MHC capital contribution	--	--	--
Tax benefit of contribution to charitable foundation	0.09	0.08	0.07
Less: Common stock acquired by employee stock ownership plan(1)	(0.28)	(0.28)	(0.28)
Less: Common stock acquired by the stock-based incentiveplan(2)	(0.14)	(0.14)	(0.14)
Less: Expense of contribution to charitable foundation	(0.24)	(0.20)	(0.18)
Pro forma stockholders’ equity per share(6)	$11.81	$10.99	$10.39

Offering price as percentage of pro forma stockholders’ equity per share	84.67%	90.99%	96.25%
Number of shares outstanding for pro forma book value per share calculations(7)	167,494,965	197,052,900	226,610,835

(1)
Assumes that 4.0% of shares of common stock sold in the offering will be purchased by the employee stock ownership plan.  For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Capitol Federal Financial, Inc.  The loan will have a term of 30 years and an interest rate equal to the prime rate as published in The Wall Street Journal.  Capitol Federal Savings Bank intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt.  Capitol Federal Savings Bank’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. Current accounting guidance requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that: (i) the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Capitol Federal Savings Bank; (ii) the fair value of the common stock remains equal to the $10.00 subscription price; and (iii) the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 38.32%.  The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity.  No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 157,533, 185,333 and 213,133 shares were committed to be released during the period at the minimum, midpoint and maximum of the offering range, respectively, and that, in accordance with ASC 718, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for purposes of net income per share calculations.

(2)
Gives effect to the grant of stock awards pursuant to the stock-based incentive plan expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that at the minimum, midpoint and maximum of the offering range this plan acquires a number of shares of restricted common stock equal to 2.0% of the shares sold in the offering, either through open market purchases, from authorized but unissued shares of common stock or treasury stock of Capitol Federal Financial, Inc.  Funds used by the stock-based incentive plan to purchase the shares of common stock will be contributed by Capitol Federal Financial, Inc.  In calculating the pro forma effect of the stock-based incentive plan, it is assumed that the shares of common stock were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the year ended September 30, 2009. There can be no assurance that the actual purchase price of the shares of common stock granted under the stock-based incentive plan will be equal to the $10.00 subscription price.  If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Capitol Federal Financial, Inc., our net income per share and stockholders’ equity per share may change.  This will also have a dilutive effect of approximately 1.39% (at the maximum of the offering range) on the ownership interest of stockholders.  The following table shows pro forma net income per share for the year ended September 30, 2009 and pro forma stockholders’ equity per share at September 30, 2009, based on the sale of the number of shares indicated, assuming all the shares of common stock to fund the stock awards are obtained from authorized but unissued shares.

At or for the Year Ended September 30, 2009	118,150,000	139,000,000	159,850,000
Pro forma net income per share	$0.44	$0.38	$0.34
Pro forma stockholders’ equity per share	$11.78	$10.98	$10.38

(3)
Gives effect to the granting of options pursuant to the stock-based incentive plan, which is expected to be adopted by Capitol Federal Financial, Inc. following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering.  We have assumed that options will be granted to acquire shares of common stock equal to 5.0% of the shares sold in the offering.  In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, and the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $1.68 for each option, which was determined using the Black-Scholes option pricing formula using the following assumptions: (i) the trading price on date of grant was $10.00 per share; (ii) exercise price is equal to the trading price on the date of grant; (iii) dividend yield of 3.0%; (iv) expected life of 10 years; (v) expected volatility of 18.12%; and (vi) risk-free interest rate of 2.97%.  If the fair market value per share on the date of grant is different than $10.00, or if the assumptions used in the option pricing formula are different from those used in preparing this pro forma data, the value of options and the related expense recognized will be different.  The aggregate grant date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options.  There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share.  If a portion of the shares to satisfy the exercise of options under the stock-based incentive plan is obtained from the issuance of authorized but unissued shares of common stock, our net income and stockholders’ equity per share will decrease.  This also will have a dilutive effect of up to 3.41% on the ownership interest of persons who purchase shares of common stock in the offering.

(4)
The number of shares used to calculate pro forma net income per share is equal to the estimated weighted average shares outstanding for the year ended September 30, 2009, multiplied by the exchange ratio at the minimum, midpoint and maximum and subtracting the employee stock ownership plan shares which have not been committed for release during the respective periods in accordance with current accounting guidance.  See footnote 1, above.

(5)
The retained earnings of Capitol Federal Savings Bank will be substantially restricted after the conversion.  See “Our Policy Regarding Dividends,” “The Conversion and Offering - Liquidation Rights” and “Supervision and Regulation” in the prospectus.

(6)
Per share figures include publicly held shares of CFF common stock that will be exchanged for shares of Capitol Federal Financial, Inc. common stock in the conversion.  Stockholders’ equity per share calculations are based upon the sum of the (i) number of shares assumed to be sold in the offering; (ii) shares to be issued in exchange for publicly held shares of CFF common stock.

(7)	The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Capitol Federal Financial, Inc.’s directors, chairman emeritus and executive officers and for all of the directors, chairman emeritus and executive officers as a group, the following information:

(i)	the number of exchange shares to be held upon consummation of the conversion, based upon their beneficial ownership of CFF common stock as of September 23, 2010;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscription; and

(iii)	the total amount of Capitol Federal Financial, Inc. common stock to be held upon consummation of the conversion.

In each case, it is assumed that subscription shares are sold at the midpoint of the offering range.  See “The Conversion and Offering - Additional Limitations on Common Stock Purchases” in the prospectus.  Regulations of the Office of Thrift Supervision prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering(2)		Total Common Stock to be Held
	Number of Exchange Shares to be Held(1)	Number of Shares	Amount	Number of Shares	Percentage of Total Outstanding(1)
Directors and Chairman Emeritus

John C. Dicus	1,555,580	20,000	$200,000	1,575,580	*
John B. Dicus	1,498,779	50,000	500,000	1,548,779	*
B. B. Andersen	165,073	15,000	150,000	180,073	*
Jeffrey M. Johnson	29,295	20,000	200,000	49,295	*
Michael T. McCoy, M.D.	21,305	10,000	100,000	31,305	*
Jeffrey R. Thompson	29,827	15,000	150,000	44,827	*
Marilyn S. Ward	190,988	10,000	100,000	200,988	*
Morris J. Huey, II	283,127	5,000	50,000	288,127	*

Executive Officers who are not Directors

R. Joe Aleshire	506,418	5,000	50,000	511,418	*
Larry K. Brubaker	485,464	5,000	50,000	490,464	*
Kent G. Townsend	172,199	3,000	30,000	175,199	*
Rick C. Jackson	97,465	5,000	50,000	102,465	*
Tara D. Van Houweling	23,646	1,500	15,000	25,146	*

Total for Directors, Chairman Emeritus and Executive Officers	5,059,166	164,500	$1,645,000	5,223,666	2.7%

*	Less than 1%.
(1)
Based on information presented in the Beneficial Ownership of Common Stock table above. Assumes an exchange ratio of 2.6632 shares for each share of CFF and that 197,052,900 shares are outstanding after the conversion.

(2)	Includes proposed subscriptions, if any, by associates of the director or officer.

MARKETING ARRANGEMENTS

To assist in the marketing of our common stock, we have retained Sandler O’Neill & Partners, L.P., which is a broker-dealer registered with the Financial Industry Regulatory Authority.  In its role as financial advisor, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows:

●	consulting with us as to the financial and securities market implications of the plan of conversion and reorganization;

●	consulting with us as to the financial and securities market implications of proposed or actual changes in laws or regulations affecting us;

●	reviewing with our Board of Directors the financial impact of the offering on us, based upon the independent appraiser’s appraisal of the common stock;

●	reviewing all offering documents, including the prospectus, stock order forms and related offering materials (we are responsible for the preparation and filing of such documents);

●	assisting in the design and implementation of a marketing strategy for the offering;

●
assisting management in scheduling and preparing for meetings with potential investors and other broker-dealers in connection with the offering, including assistance in preparing presentation materials for such meetings; and

●	providing such other general advice and assistance we may request to promote the successful completion of the offering.

For its services as marketing agent, Sandler O’Neill & Partners, L.P. will receive 0.75% of the dollar amount of all shares of common stock sold in the subscription and community offering.  No sales fee will be payable to Sandler O’Neill & Partners, L.P. with respect to shares purchased by officers, directors and employees or their immediate families and shares purchased by our tax-qualified and non-qualified employee benefit plans.  For its advisory services, we have paid $200 thousand, and agreed to pay $75 thousand per month, beginning May 1, 2010, to Sandler O’Neill & Partners, L.P.  The advisory fee is paid in consideration for Sandler O’Neill & Partners, L.P.’s work in advising us with respect to our reorganization from the mutual holding company to the stock holding company form of organization, including consultation as to the financial and securities market implications of the plan of conversion and reorganization and proposed or actual changes in laws or regulations affecting us, our contribution to the charitable foundation, and the meetings of CFF’s shareholders and Capitol Federal Savings Bank MHC’s members relating to approval of the plan of conversion and reorganization.  These advisory fees will not exceed $500 thousand and will be credited against fees earned by Sandler O’Neill & Partners, L.P. for shares sold in the subscription and community offering.

In the event that common stock is sold through a group of broker-dealers in a syndicated offering, we will pay (i) a management fee of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 45% of which will be paid to Sandler O’Neill & Partners, L.P., 15% of which will be paid to Keefe, Bruyette & Woods, Inc. and 10% of which will be paid to each of Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated, and (ii) a selling concession of 3.50% of the actual purchase price of each security sold in the syndicated offering, which shall be allocated to dealers in accordance with the actual number of shares of common stock sold by such dealers; provided however, that sales credit for a minimum of 30% of shares sold in the syndicated offering will be reserved for syndicate member firms other than Sandler O’Neill & Partners, L.P.  Sandler O’Neill & Partners, L.P. will serve as sole book-running manager and Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated will serve as co-managers.  Sandler O’Neill & Partners, L.P. and the co-managers will be reimbursed for all reasonable out of pocket expenses, including attorney’s fees, if the offering is not completed.

We will indemnify Sandler O’Neill & Partners, L.P. and the co-managers against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock.  These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Capitol Federal Savings Bank may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction.  No offers or sales may be made by tellers or at the teller counters.  No sales activity will be conducted in a Capitol Federal Savings Bank banking office.  Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O’Neill & Partners, L.P.  Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock.  We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock.  None of our officers, directors or employees will be compensated in connection with their participation in the offering.

In addition, we have engaged Sandler O’Neill & Partners, L.P. to act as our records agent in connection with the conversion and offering.  In its role as records agent, Sandler O’Neill & Partners, L.P. will assist us in the offering as follows: (1) consolidation of deposit accounts and vote calculation; (2) design and preparation of order forms and proxy cards; (3) organization and supervision of the Stock Information Center; (4) assistance with proxy solicitation and special meeting services for member meeting; and (5) subscription services.  For these services, Sandler O’Neill & Partners, L.P. will not receive any additional fees.

Neither Sandler O’Neill & Partners, L.P. nor any of the co-managers has prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor have they prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold in the conversion and offering.  Neither Sandler O’Neill & Partners, L.P. nor any of the co-managers expresses any opinion as to the prices at which common stock to be issued may trade.

From time to time, Sandler O’Neill & Partners, L.P. and the co-managers and certain of their affiliates have engaged, and may in the future engage in transactions with, and provide investment banking and/or commercial banking services for, us and our affiliates in the ordinary course of business.

Notice to Prospective Investors in Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commision of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the unaudited consolidated financial statements, notes and tables included in this prospectus supplement. For further information, refer to the consolidated financial statements and notes included in the prospectus dated July 9, 2010.

Executive Summary

The following summary should be read in conjunction with our Management’s Discussion and Analysis of Financial Condition and Results of Operations in its entirety.

Our principal business consists of attracting deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences.  We also originate consumer loans, loans secured by first mortgages on non-owner-occupied one- to four-family residences, construction loans secured by one- to four-family residences, commercial real estate loans, and multi-family real estate loans.  While our primary business is the origination of one- to four-family loans funded through retail deposits, we also purchase whole loans and invest in certain investment securities and MBS, and use FHLB advances, repurchase agreements and other borrowings as additional funding sources.

CFF is significantly affected by prevailing economic conditions, including federal monetary and fiscal policies and federal regulation of financial institutions.  Deposit balances are influenced by a number of factors, including interest rates paid on competing personal investment products, the level of personal income, and the personal rate of savings within our market areas.  Lending activities are influenced by the demand for housing and other loans, changing loan underwriting guidelines, as well as interest rate pricing competition from other lending institutions.  The primary sources of funds for lending activities include deposits, loan repayments, investment income, borrowings, and funds provided from operations.

CFF’s results of operations are primarily dependent on net interest income, which is the difference between the interest earned on loans, MBS, investment securities and cash, and the interest paid on deposits and borrowings.  On a weekly basis, management reviews deposit flows, loan demand, cash levels, and changes in several market rates to assess all pricing strategies.  Capitol Federal Savings Bank generally prices its first mortgage loan products based on secondary market and competitor pricing.  Generally, deposit pricing is based upon a survey of competitors in Capitol Federal Savings Bank’s market areas, and the need to attract funding and retain maturing deposits.  The majority of our loans are fixed-rate products with maturities up to 30 years, while the majority of our deposits have maturity or reprice dates of less than two years.

During the first nine months of fiscal year 2010, the economy began to show signs of recovery, as evidenced by increases in consumer spending and the stabilization of the labor market, the housing sector, and financial markets.  However, unemployment levels remained elevated and unemployment periods prolonged, housing prices remained depressed and demand for housing was weak, due to distressed sales and tightened lending standards.  In an effort to support mortgage lending and housing market recovery, and to help improve credit conditions overall, the Federal Open Market Committee of the Federal Reserve has maintained the overnight lending rate between zero and 25 basis points since December 2008.

Total assets increased $139.7 million, from $8.40 billion at September 30, 2009 to $8.54 billion at June 30, 2010, due primarily to growth in the deposit portfolio, which was used to fund investment security purchases.  During the current quarter, Capitol Federal Savings Bank prepaid $200.0 million of fixed-rate FHLB advances with a weighted average contractual rate of 4.63%.  The prepaid advances were replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% and a term of 84 months.  Capitol Federal Savings Bank paid an $875 thousand prepayment penalty to the FHLB as a result of prepaying the FHLB advances, which was deferred as an adjustment to the carrying value of the new advances, effectively increasing the interest rate on the new advances 7 basis points to 3.24%.

Non-performing loans increased $2.3 million from $30.9 million at September 30, 2009 to $33.2 million at June 30, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.  Despite the current economic operating environment and some deterioration in our portfolio, particularly the purchased loan portfolio, we believe that our overall credit quality continued to compare favorably to the industry and our peers.  Capitol Federal Savings Bank recorded a provision for loan losses of $1.8 million during the current quarter, resulting in a provision for loan losses of $8.1 million fiscal year-to-date.  The $1.8 million recorded during the current quarter was primarily due to specific valuation allowances (“SVAs”) on purchased loans as a result of receiving updated real estate valuations during the quarter.

CFF recognized net income of $16.8 million for the quarter ended June 30, 2010, compared to net income of $15.5 million for the quarter ended June 30, 2009.  The $1.3 million increase in net income between periods was primarily a result of a $3.5 million decrease in federal insurance premiums, a $1.7 million decrease in other expenses, net, and a $1.3 million decrease in the provision for loan losses, partially offset by a decrease in net interest income of $5.0 million.  Federal insurance premiums in the prior year quarter included a $3.8 million FDIC special assessment and there was no such special assessment in the current year quarter.  The decrease in other expenses, net was primarily due to the prior year quarter including $566 thousand of impairments and valuation allowances related to our mortgage-servicing rights (“MSR”) assets compared to a recovery of $636 thousand during the current year quarter.  The $5.0 million decrease in net interest income was due to an $11.6 million decrease in interest and dividend income, partially offset by a $5.6 million decrease in interest expense on deposits, primarily on our certificate of deposit portfolio due to the portfolio repricing to lower market rates.  The $11.6 million decrease in interest and dividend income was largely composed of a $7.7 million decrease in interest income on loans receivable and a $7.3 million decrease in interest income on MBS, partially offset by a $3.3 million increase in interest income on investment securities.  Cash flows on our MBS portfolio are primarily being reinvested into lower yielding investment securities, relative to the yields on the MBS portfolio, with weighted average lives of three years or less.  If market rates were to rise, the short-term nature of the investment securities may allow management the opportunity to reinvest the maturing funds at a higher rate.

Net income for the nine months ended June 30, 2010 was $52.4 million compared to $49.5 million for the same period in the prior fiscal year.  The $2.9 million increase in net income between periods was primarily a result of a $6.5 million gain on securities and a $2.8 million decrease in other expenses, net, partially offset by a decrease in net interest income of $4.6 million and an increase in the provision for loan losses of $2.4 million.  The gain on securities resulted from the sale of trading MBS in conjunction with the loan swap transaction during the December 31, 2009 quarter. The proceeds from the sale were primarily reinvested into the investment securities portfolio.  The decrease in other expenses, net was primarily due to the prior year nine month period including $1.6 million of impairments and valuation allowances related to our MSR assets compared to a recovery of $670 thousand in the current year nine month period.  The decrease in net interest income was primarily due to a $19.5 million decrease in interest income on MBS and a $17.1 million decrease in interest income on loans receivable, partially offset by a $15.2 million decrease in interest expense on the deposit portfolio, primarily on the certificate of deposit portfolio, an $8.0 million decrease in interest expense on FHLB advances and a $7.3 million increase in interest income on investment securities.

Capitol Federal Savings Bank has opened two new branches in our Kansas City, Missouri market area and a new branch in the Wichita market area since the beginning of fiscal year 2010.  Capitol Federal Savings Bank continues to consider expansion opportunities in all of its market areas.

Critical Accounting Policies

Our most critical accounting policies are the methodologies used to determine the ALLL, other-than-temporary declines in the value of securities and fair value measurements.  These policies are important to the presentation of our financial condition and results of operations, involve a high degree of complexity, and require management to make difficult and subjective judgments that may require assumptions or estimates about highly uncertain matters.  The use of different judgments, assumptions, and estimates could cause reported results to differ materially.  These critical accounting policies and their application are reviewed at least annually by our audit committee.  The following is a description of our critical accounting policies and an explanation of the methods and assumptions underlying their application.

Allowance for Loan Losses.  Management maintains an ALLL to absorb known and inherent losses in the loan portfolio based upon ongoing quarterly assessments of the loan portfolio.  Our methodology for assessing the appropriateness of the ALLL consists of a formula analysis for general valuation allowances and SVAs for identified problem and impaired loans.  The ALLL is maintained through provisions for loan losses which are charged to income.  The methodology for determining the ALLL is considered a critical accounting policy by management because of the high degree of judgment involved, the subjectivity of the assumptions used, and the potential for changes in the economic environment that could result in changes to the amount of the recorded ALLL.

Our primary lending emphasis is the origination and purchase of one- to four-family mortgage loans on residential properties, and, to a lesser extent, home equity and second mortgages on one- to four-family residential properties, resulting in a loan concentration in residential first mortgage loans.  As a result of our lending practices, we also have a concentration of loans secured by real property located primarily in Kansas and Missouri.  At June 30, 2010, approximately 70% and approximately 15% of Capitol Federal Savings Bank’s loans were secured by real property located in Kansas and Missouri, respectively. Based on the composition of our loan portfolio, we believe the primary risks inherent in our portfolio are the continued weakened economic conditions due to the U.S. recession, continued high levels of unemployment or underemployment, and a continuing decline in real estate values.  Any one or a combination of these events may adversely affect borrowers’ ability to repay their loans, resulting in increased delinquencies, non-performing assets, loan losses, and future levels of loan loss provisions. Although management believes that Capitol Federal Savings Bank has established and maintained the ALLL at appropriate levels, additions may be necessary if future economic and other conditions differ substantially from the current operating environment.

Management considers quantitative and qualitative factors when determining the appropriateness of the ALLL.  Such factors include the trend and composition of delinquent and non-performing loans, results of foreclosed property and short sale transactions (historical losses and net charge-offs), the current status and trends of local and national economies, particularly levels of unemployment, trends and current conditions in the real estate and housing markets, and loan portfolio growth and concentrations. Since our loan portfolio is primarily concentrated in one- to four-family real estate, we monitor one- to four-family real estate market value trends in our local market areas and geographic sections of the U.S. by reference to various industry and market reports, economic releases and surveys, and our general and specific knowledge of the real estate markets in which we lend, in order to determine what impact, if any, such trends may have on the level of our ALLL.  We also use ratio analyses as a supplemental tool for evaluating the overall reasonableness of the ALLL.  We consider the observed trends in the ratios, taking into consideration the composition of our loan portfolio compared to our peers, in combination with our historical loss experience.  In addition, the OTS reviews the adequacy of CFF’s ALLL during its examination process. We consider any comments from the OTS when assessing the appropriateness of our ALLL.  Reviewing these quantitative and qualitative factors assists management in evaluating the overall reasonableness of the ALLL and whether changes need to be made to our assumptions.  We seek to apply ALLL methodology in a consistent manner; however, the methodology can be modified in response to changing conditions.

Our loan portfolio is segregated into categories in the formula analysis based on certain risk characteristics such as loan type (one- to four-family, multi-family, etc.), interest payments (fixed-rate, adjustable-rate), loan source (originated or purchased), loan-to-value (“LTV”) ratios, borrower’s credit score and payment status (i.e. current or number of days delinquent).  Consumer loans, such as second mortgages and home equity lines of credit, with the same underlying collateral as a one- to four-family loan are combined with the one- to four-family loan in the formula analysis to calculate a combined LTV ratio.  All loans that are not impaired are included in a formula analysis.  Impaired loans are defined as non-accrual loans and troubled debt restructurings (“TDRs”) that have not yet performed under the restructured terms for 12 consecutive months. Quantitative loss factors are applied to each loan category in the formula analysis based on the historical net loss experience and current SVAs, adjusted for such factors as loan delinquency trends, for each respective loan category.  Additionally, qualitative loss factors that management believes impact the collectibility of the loan portfolio as of the evaluation date are applied to certain loan categories.  Such qualitative factors include changes in collateral values, unemployment rates, credit scores and delinquent loan trends.  Loss factors increase as loans become classified or delinquent.

The qualitative and quantitative factors applied in the formula analysis are reviewed quarterly by management to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.   Our ALLL methodology permits modifications to the formula analysis in the event that, in management’s judgment, significant factors which affect the collectibility of the portfolio or any category of the loan portfolio, as of the evaluation date, are not reflected in the current formula analysis.  Management’s evaluation of the qualitative factors with respect to these conditions is subject to a higher degree of uncertainty because they are not identified with a specific problem loan or portfolio segments. During fiscal year 2010, management adjusted certain factors in the formula analysis to account for lingering negative economic conditions and the relatively recent loss experience on our purchased loan portfolio.  If our future loss experience requires additional increases in our loss factors, this may result in increased levels of loan loss provisions.

SVAs are established in connection with individual loan reviews of specifically identified problem and impaired loans.  Since the majority of our loan portfolio is composed of one- to four-family real estate, determining the estimated fair value of the underlying collateral is important in evaluating the amount of specific valuations required for problem and impaired loans.  Generally, once a purchased loan is 90 days delinquent new collateral values are obtained through AVMs or BPOs.  Due to the relatively stable home values in Kansas and Missouri, we do not obtain new collateral values on originated loans until they enter foreclosure.  If the estimated fair value of the collateral, less estimated costs to sell, is less than the current loan balance, an SVA is established for the difference.

Loans with an outstanding balance of $1.5 million or more are individually reviewed annually if secured by property in one of the following categories:  multi-family (five or more units) property, unimproved land, other improved commercial property, acquisition and development of land projects, developed building lots, office building, single-use building, or retail building.  SVAs are established if the individual loan review determines a quantifiable impairment.

Securities Impairment.  Management monitors the securities portfolio for OTTI on an ongoing basis and performs a formal review quarterly.  The process involves monitoring market events and other items that could impact the issuers’ ability to perform.  The evaluation includes, but is not limited to such factors as:  the nature of the investment, the length of time the security has had a fair value less than the amortized cost basis, the cause(s) and severity of the loss, expectation of an anticipated recovery period, recent events specific to the issuer or industry including the issuer’s financial condition and the current ability to make future payments in a timely manner, external credit ratings and recent downgrades in such ratings, CFF’s intent to sell and whether it is more likely than not CFF would be required to sell prior to recovery for debt securities.

Management determines whether OTTI losses should be recognized for impaired securities by assessing all known facts and circumstances surrounding the securities.  If CFF intends to sell an impaired security or if it is more likely than not that CFF will be required to sell an impaired security before recovery of its amortized cost basis, an OTTI will be recognized and the difference between amortized cost and fair value will be recognized as a loss in earnings.  At June 30, 2010, no securities had been identified as other-than-temporarily impaired.

Fair Value Measurements.CFF uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures, per the provisions of ASC 820, Fair Value Measurements and Disclosures.  In accordance with ASC 820, CFF groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the underlying assumptions used to determine fair value, with Level 1 (quoted prices for identical assets in an active market) being considered the most reliable, and Level 3 having the most unobservable inputs and therefore being considered the least reliable.  CFF bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  As required by ASC 820, CFF maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. CFF did not have any liabilities that were measured at fair value at June 30, 2010.

CFF’s AFS securities are our most significant assets measured at fair value on a recurring basis.  Changes in the fair value of AFS securities are recorded, net of tax, in accumulated other comprehensive income, which is a component of stockholders’ equity.  The fair values for all AFS securities are obtained from independent nationally recognized pricing services. Various modeling techniques are used to determine pricing for CFF’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

Loans receivable and REO are CFF’s significant assets measured at fair value on a non-recurring basis. These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.  Fair value for these assets is estimated using current appraisals, AVMs, BPOs, or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.

Financial Condition

Total assets increased $139.7 million from $8.40 billion at September 30, 2009 to $8.54 billion at June 30, 2010, due primarily to growth in the deposit portfolio which was used to fund investment security purchases.  The following table presents selected balance sheet data for CFF at the dates indicated.

	Balance at
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share amounts)

Total assets	$8,543,357	$8,485,465	$8,374,762	$8,403,680	$8,319,292
Cash and cash equivalents	75,886	60,735	105,128	41,154	74,101
Investment securities	1,203,064	970,431	651,943	480,704	322,166
MBS	1,620,623	1,757,310	1,877,969	1,992,467	2,100,998
Loans receivable, net	5,316,172	5,380,852	5,423,923	5,603,965	5,541,731
Capital stock of FHLB	136,055	135,050	134,064	133,064	132,071
Deposits	4,373,844	4,319,066	4,227,252	4,228,609	4,175,251
Advances from FHLB	2,396,637	2,395,842	2,394,214	2,392,570	2,410,949
Other borrowings	713,609	713,609	713,609	713,609	713,609
Stockholders’ equity	960,000	946,073	941,999	941,298	922,634
Accumulated other comprehensive income	36,433	30,765	30,875	33,870	23,512
Equity to total assets at end of period	11.2%	11.1%	11.2%	11.2%	11.1%
Book value per share	$13.09	$12.91	$12.86	$12.85	$12.60
Bank tangible equity ratio(1)	9.7%	10.0%	10.1%	10.0%	9.8%

(1)	See tangible equity to GAAP equity reconciliation in“– Liquidity and Capital Resources – Capital.”

Loans Receivable.  The loans receivable portfolio decreased $287.8 million from $5.60 billion at September 30, 2009 to $5.32 billion at June 30, 2010.  The decrease in the portfolio was largely a result of the loan swap transaction that took place during the first quarter of fiscal year 2010, where $194.8 million of originated fixed-rate mortgage loans were swapped for MBS. Capitol Federal Savings Bank continues to service the loans. The MBS were classified as trading securities and sold during the first quarter for a $6.5 million gain.  The proceeds from the sale were primarily reinvested into investment securities with terms shorter than that of the loans swapped.  The transaction was executed as a means of reducing future interest rate risk sensitivity.  For the nine months ended June 30, 2010, principal repayments on loans have exceeded originations, refinances, and purchases by $76.8 million.

Capitol Federal Savings Bank purchased $44.1 million of one- to four-family loans from nationwide lenders during the first nine months of fiscal year 2010, the majority of which were adjustable-rate.  These loans had a weighted average credit score of 723 at origination and a weighted average LTV ratio of 47%, based upon the loan balance at the time of purchase and the lower of the purchase price or appraisal at origination.  At June 30, 2010, one- to four-family loans purchased from nationwide lenders represented 11% of our loan portfolio and were secured by properties located in 47 of the continental United States and Washington, D.C.  As of June 30, 2010, the average balance of a purchased nationwide mortgage loan was $348 thousand, the average balance of a purchased correspondent loan was $273 thousand and the average balance of an originated mortgage loan was $125 thousand. By purchasing loans from nationwide lenders, Capitol Federal Savings Bank is able to attain some geographic diversification in its loan portfolio and help mitigate Capitol Federal Savings Bank’s interest rate risk exposure as the purchased loans are predominately adjustable-rate or 15-year fixed-rate loans.  We have experienced some losses on loans purchased from nationwide lenders prior to fiscal year 2008.  At the time these loans were purchased, they met our underwriting standards; however, as a result of the continued elevated levels of unemployment rates and the declines in real estate values in some of the states where we have purchased loans, we have experienced an increase in non-performing purchased loans and loan losses.  See additional discussion regarding non-performing purchased loans and loan losses related to purchased loans in“–  Asset Quality – Loans and REO.”

Included in the loan portfolio at June 30, 2010 were $210.3 million of adjustable-rate mortgage (“ARM”) loans that were originated as interest-only. Of these interest-only loans, $162.8 million were purchased from nationwide lenders, primarily during fiscal year 2005.  Interest-only ARM loans do not typically require principal payments during their initial term, and have initial interest-only terms of either five or ten years.  The $162.8 million of purchased interest-only ARM loans had a weighted average credit score of 736 at origination and a weighted average LTV ratio of 74%, based upon the loan balance at the time of purchase and the lower of purchase price or appraisal at origination.  Capitol Federal Savings Bank has not purchased any interest-only ARM loans since 2006 and discontinued offering the product in its local markets during 2008 to reduce future credit risk.  At June 30, 2010, $166.3 million, or 79%, of interest-only loans were still in their interest-only payment term.  As of June 30, 2010, $66.8 million will begin to amortize principal within two years, $45.8 million will begin to amortize principal within two-to-five years, $45.9 million will begin to amortize principal within five-to-seven years and the remaining $7.8 million will begin amortizing in seven-to-ten years.  At June 30, 2010, $16.0 million, or 48% of non-performing loans, were interest-only ARMs and $3.7 million was reserved in the ALLL for these loans.  Of the $16.0 million non-performing interest-only ARM loans, $12.0 million, or 75%, were still in the interest-only payment term.  Non-performing interest-only ARM loans represented approximately 8% of the total interest-only ARM loan portfolio at June 30, 2010.  See additional discussion regarding non-performing loans in “– Asset Quality – Loans and REO.”

The following table presents loan origination, refinance and purchase activity for the periods indicated.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended
	June 30, 2010			June 30, 2009
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family
<= 15 years	$43,530	4.48%	22.8%	$108,316	4.67%	26.7%
> 15 years	95,162	5.08	50.0	249,645	5.06	61.5
Other real estate	5,420	6.34	2.8	2,547	6.25	0.6
Home equity	1,130	7.12	0.6	2,634	7.55	0.7
Other consumer	360	8.78	0.2	410	8.67	0.1
Total fixed-rate	145,602	4.97	76.4	363,552	4.98	89.6

Adjustable-Rate:
One- to four-family
<= 36 months	--	--	--	434	4.63	0.1
> 36 months	14,209	4.26	7.5	17,020	4.88	4.2
Other real estate	7,713	6.05	4.1	--	--	--
Home equity	22,222	4.82	11.7	23,555	4.80	5.8
Other consumer	626	4.51	0.3	1,187	5.26	0.3
Total adjustable-rate	44,770	4.85	23.6	42,196	4.84	10.4

Total originations, refinances and purchases	$190,372	4.94%	100.0%	$405,748	4.96%	100.0%

Purchased/participation loans included above:
Fixed-Rate:
Correspondent	$8,590	5.15%		$37,912	5.11%
Nationwide	--	--		--	--
Adjustable-Rate:
Correspondent	3,024	4.38		9,544	5.04
Nationwide(1)	7,713	6.05		--	--
Total purchased loans	$19,327	5.39%		$47,456	5.09%

(1) Nationwide purchases/participations for the quarter ended June 30, 2010 consisted of a refinance of an other real estate loan participation.

	For the Nine Months Ended
	June 30, 2010			June 30, 2009
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family
<= 15 years	$139,967	4.54%	22.5%	$212,217	4.83%	18.9%
> 15 years	291,739	5.09	46.8	582,938	5.21	51.9
Other real estate	5,420	6.34	0.9	14,483	5.99	1.3
Home equity	4,078	7.38	0.7	7,196	7.54	0.6
Other consumer	1,165	8.60	0.2	1,243	8.40	0.1
Total fixed-rate	442,369	4.96	71.1	818,077	5.15	72.8

Adjustable-Rate:
One- to four-family
<= 36 months	38,764	3.32	6.2	138,958	4.92	12.4
> 36 months	68,708	4.28	11.0	96,059	5.20	8.6
Other real estate	7,713	6.05	1.2	--	--	--
Home equity	62,755	4.84	10.1	67,520	4.89	6.0
Other consumer	2,435	4.64	0.4	2,778	5.34	0.2
Total adjustable-rate	180,375	4.35	28.9	305,315	5.01	27.2

Total originations, refinances and purchases	$622,744	4.78%	100.0%	$1,123,392	5.11%	100.0%

Purchased/participation loans included above:
Fixed-Rate:
Correspondent	$38,818	5.09%		$84,887	5.25%
Nationwide	2,338	5.05		256	4.38
Adjustable-Rate:
Correspondent	20,215	4.45		20,643	5.28
Nationwide	49,463	3.88		191,313	5.00
Total purchased loans	$110,834	4.43%		$297,099	5.09%

Total originations, refinances, and purchases were lower than the prior year nine month period.  Mortgage origination volume, in general, has decreased from the prior year as the market demand for lending has been reduced.  The reduction in refinances was due to mortgage rates remaining at approximately the same level as the prior year so borrowers did not have as much incentive to refinance their mortgage loans, or they have already done so.  Additionally, Capitol Federal Savings Bank has been purchasing fewer loans under Capitol Federal Savings Bank’s nationwide purchase loan program during fiscal year 2010 due to the lack of loans meeting our underwriting criteria from our existing lender relationships.  Capitol Federal Savings Bank is working to expand the number of lender relationships from which it may buy loans in the future.

In an effort to offset the impact of repayments and to retain our customers, Capitol Federal Savings Bank offers existing one-to four-family loan customers whose loans have not been sold to third parties who have been current on their contractual loan payments for the previous 12 months the opportunity to modify their original loan terms to new loan terms generally consistent with those currently being offered.  During the nine months ended June 30, 2010 and 2009, Capitol Federal Savings Bank modified $282.3 million and $1.07 billion of loans, respectively, with a weighted average rate decrease of 88 basis points for both periods.  Loan modification activity is not included in the tables above because a new loan is not generated at the time of modification.

Capitol Federal Savings Bank generally prices its first mortgage loan products based on secondary market and competitor pricing.  During the nine months ended June 30, 2010, the average rate offered on Capitol Federal Savings Bank’s 30-year fixed-rate one- to four-family loans, with no points paid by the borrower, was approximately 150 basis points above the average 10-year Treasury rate, while the average rate offered on Capitol Federal Savings Bank’s 15-year fixed-rate one- to four-family loans was approximately 90 basis points above the average 10-year Treasury rate.

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ALLL.  Refinances are included in “repayments.”  Purchased loans include purchases from correspondent and nationwide lenders.  Loan modification activity is not included in the activity in the following table because a new loan is not generated at the time of modification, and is described for the nine months ended June 30, 2010 and 2009 on the previous page.  The modified balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,425,458	5.19%	$5,463,744	5.23%	$5,646,950	5.29%	$5,587,130	5.36%
Originations and refinances
Fixed	137,012	4.96	107,694	4.93	156,507	4.95	255,441	5.07
Adjustable	34,033	4.62	38,779	4.44	37,885	4.57	37,948	4.75
Purchases
Fixed	8,590	5.15	12,417	5.03	20,149	5.09	24,670	5.08
Adjustable	10,737	5.58	14,011	4.03	44,930	3.69	11,662	4.82
Repayments	(250,098)		(208,015)		(243,087)		(262,408)
Transfer of loans to LHFS, net (1)	--		--		(194,759)		--
Other (2)	(4,260)		(3,172)		(4,831)		(7,493)
Ending balance	$5,361,472	5.14%	$5,425,458	5.19%	$5,463,744	5.23%	$5,646,950	5.29%

	For the Nine Months Ended
	June 30, 2010		June 30, 2009
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,646,950	5.29%	$5,379,845	5.66%
Originations and refinances
Fixed	401,213	4.95	732,934	5.14
Adjustable	110,697	4.54	93,359	4.97
Purchases
Fixed	41,156	5.08	85,143	5.24
Adjustable	69,678	4.05	211,956	5.02
Repayments	(701,200)		(817,369)
Transfer of loans to LHFS, net (1)	(194,759)		(94,672)
Other (2)	(12,263)		(4,066)
Ending balance	$5,361,472	5.14%	$5,587,130	5.36%

(1)	“Transfer of loans to LHFS” in the December 31, 2009 quarter and the nine months ended June 30, 2010 includes loans related to the loan swap transaction.
(2)	“Other” consists of transfers to REO, modification fees advanced, and reductions in commitments.

          The following table presents CFF’s loan portfolio at the dates indicated.  The weighted average portfolio rate decreased 15 basis points from September 30, 2009 to June 30, 2010 as a result of loan modifications and refinances, originations of loans at rates less than the weighted average portfolio rate, ARMs repricing downwards, and repayments of loans at rates higher than the weighted average portfolio rate.

	June 30, 2010			March 31, 2010			September 30, 2009
	Amount	Average Rate	% of Total	Amount	Average Rate	% of Total	Amount	Average Rate	% of Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$5,061,758	5.11%	94.4%	$5,122,227	5.16%	94.4%	$5,321,935	5.26%	94.2%
Multi-family and commercial	67,122	6.24	1.3	70,447	6.18	1.3	80,493	6.01	1.4
Construction	36,312	5.05	0.7	34,297	5.11	0.6	39,535	5.20	0.7
Total real estate loans	5,165,192	5.12	96.4	5,226,971	5.17	96.3	5,441,963	5.27	96.3

Consumer Loans:
Home equity	188,365	5.58	3.5	189,959	5.61	3.5	195,557	5.63	3.5
Other	7,915	5.71	0.1	8,528	5.86	0.2	9,430	6.11	0.2
Total consumer loans	196,280	5.58	3.6	198,487	5.62	3.7	204,987	5.65	3.7
Total loans receivable	5,361,472	5.14%	100.0%	5,425,458	5.19%	100.0%	5,646,950	5.29%	100.0%

Less:
Undisbursed loan funds	18,042			18,995			20,649
Unearned loan fees and deferred costs	11,581			10,872			12,186
ALLL	15,677			14,739			10,150
Total loans receivable, net	$5,316,172			$5,380,852			$5,603,965

The following table presents the contractual maturity of our loan portfolio at June 30, 2010.  Loans which have adjustable interest rates are shown as maturing in the period during which the contract is due.  The table does not reflect the effects of possible prepayments or enforcement of due on sale clauses.

	Real Estate						Consumer
	One- to Four-		Multi-family and		Construction
	Family		Commercial		and Development(2)		Home Equity (3)		Other		Total
		Weighted		Weighted		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average		Average		Average
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Amounts due:
Within one year(1)	$2,217	5.72%	$7,688	6.05%	$20,996	5.12%	$538	6.44%	$971	4.91%	$32,410	5.40%

After one year:
Over one to two	4,720	5.67	815	5.71	15,316	4.95	437	6.76	823	8.12	22,111	5.28
Over two to three	17,716	5.19	4,342	6.38	--	--	576	6.93	1,216	6.37	23,850	5.51
Over three to five	27,939	5.38	319	5.79	--	--	4,841	5.22	4,571	5.06	37,670	5.33
Over five to ten	445,460	5.15	17,727	6.24	--	--	21,811	6.13	307	8.84	485,305	5.24
Over 10 to 15	898,397	4.90	22,190	6.26	--	--	36,944	4.87	27	6.50	957,558	4.93
After 15 years	3,665,309	5.15	14,041	6.33	--	--	123,218	5.69	--	--	3,802,568	5.17
Total due after one year	5,059,541	5.11	59,434	6.27	15,316	4.95	187,827	5.58	6,944	5.82	5,329,062	5.14

Total loans	$5,061,758	5.11%	$67,122	6.24%	$36,312	5.05%	$188,365	5.58%	$7,915	5.71%	5,361,472	5.14%

Less:
Undisbursed loan funds											18,042
Unearned loan fees and deferred costs											11,581
ALLL											15,677
Total loans receivable, net											$5,316,172

(1)  Includes demand loans, loans having no stated maturity, and overdraft loans.
(2)  Construction loans are presented based upon the term to complete construction.
(3)  For home equity loans, the maturity date calculated assumes the customer always makes the required minimum payment.  The majority of interest-only home equity lines of credit assume a balloon payment of unpaid principal at 120 months.  All other home equity lines of credit generally assume a term of 240 months.

The following table presents, as of June 30, 2010, the amount of loans, net of undisbursed loan funds, due after June 30, 2011, and whether these loans have fixed or adjustable interest rates.

	Fixed	Adjustable	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$4,108,505	$951,036	$5,059,541
Multi-family and commercial	59,216	218	59,434
Construction	13,357	1,959	15,316
Consumer Loans:
Home equity	49,468	138,359	187,827
Other	3,196	3,748	6,944
Total	$4,233,742	$1,095,320	$5,329,062

Asset Quality – Loans and REO.  Capitol Federal Savings Bank’s traditional underwriting guidelines have provided Capitol Federal Savings Bank with generally low delinquencies and low levels of non-performing assets compared to national levels.  Of particular importance is the complete documentation required for each loan Capitol Federal Savings Bank originates and purchases.  This allows Capitol Federal Savings Bank to make an informed credit decision based upon a thorough assessment of the borrower’s ability to repay the loan compared to underwriting methodologies that do not require full documentation.  See additional discussion regarding underwriting standards in “Business of CFF – Lending Practices and Underwriting Standards” in the prospectus.

For one- to four-family loans and home equity loans, when a borrower fails to make a loan payment 15 days after the due date, a late charge is assessed and a notice is mailed.  All delinquent balances are reviewed by collection personnel once the loan is 16 or more days past due.  Attempts to contact the borrower occur by personal letter and, if no response is received, by telephone, with the purpose of establishing repayment arrangements for the borrower to bring the loan current.  Repayment arrangements must be approved by a designated bank employee.  Once a loan becomes 90 days delinquent, a demand letter is issued requiring the loan to be brought current or foreclosure procedures will be implemented.  Once a loan becomes 120 days delinquent, and an acceptable repayment plan has not been established, the loan is forwarded to legal counsel to initiate foreclosure.  We also monitor whether mortgagors who filed for bankruptcy are meeting their obligation to pay the mortgage debt in accordance with the terms of thebankruptcy petition.

We monitor delinquencies on our purchased loan portfolio with reports we receive from the servicers.  We monitor these servicer reports to ensure that the servicer is upholding the terms of the servicing agreement.  The reports generally provide total principal and interest due and length of delinquency, and are used to prepare monthly management reports and perform delinquent loan trend analysis.  Management also utilizes information from the servicers to monitor property valuations and identify the need to record SVAs.  The servicers handle collection efforts per the terms of the servicing agreement.  In the event of a foreclosure, the servicer obtains our approval prior to initiating foreclosure proceedings, and handles all aspects of the repossession and disposition of the repossessed property, which is also governed by the terms of the servicing agreement.

The following matrix shows the balance of one- to four-family mortgage loans as of June 30, 2010 cross-referenced by LTV ratio and credit score.  The LTV ratios used in the matrix were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, BPO or AVM, if available.  In most cases, the most recent appraisal was obtained at the time of origination.  The LTV ratios based upon appraisals obtained at the time of origination may not necessarily indicate the extent to which we may incur a loss on any given loan that may go into foreclosure as the value of the underlying collateral may have declined since the time of origination.  Credit scores were most recently updated in June 2010.  Management will continue to update credit scores as deemed necessary based upon economic conditions.  Per the matrix, the greatest concentration of loans fall into the “751 and above” credit score category and have a LTV ratio of less than 70%.  The average LTV ratio and credit score for our one- to four-family purchased loans at June 30, 2010 was 58% and 741, respectively.  The average LTV ratio and credit score for our one- to four-family originated loans at June 30, 2010 was 66% and 761, respectively.

	Credit Score
	Less than 660		661 to 700		701 to 750		751 and above		Total
		% of		% of		% of		% of		% of
LTV ratio	Amount	total	Amount	total	Amount	total	Amount	total	Amount	total
	(Dollars in thousands)
Less than 70%	$120,349	2.4%	$132,960	2.6%	$400,925	7.9%	$1,956,772	38.6%	$2,611,006	51.5%
70% to 80%	107,808	2.1	114,100	2.3	330,266	6.5	1,147,369	22.7	1,699,543	33.6
More than 80%	78,932	1.6	71,150	1.4	186,641	3.7	414,486	8.2	751,209	14.9
Total	$307,089	6.1%	$318,210	6.3%	$917,832	18.1%	$3,518,627	69.5%	$5,061,758	100.0%

Delinquent and non-performing loans and REO. The following tables present CFF’s 30 to 89 day delinquent loans, non-performing loans, and REO at the dates indicated.  Purchased loans include loans purchased from nationwide lenders.  Correspondent loans are included with originated loans.  Non-performing loans are non-accrual loans that are 90 or more days delinquent or are in the process of foreclosure.  At all dates presented, there were no loans 90 or more days delinquent that were still accruing interest.  TDRs are not included in delinquent or non-performing loans unless the restructured loans are 30-89 days or 90 or more days delinquent.  Non-performing assets include non-performing loans and REO.

	June 30,		March 31,		December 31,		September 30,		June 30,
	2010		2010		2009		2009		2009
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
30 to 89 days delinquent	(Dollars in thousands)
One- to four-family:
Originated	154	$15,581	143	$14,574	184	$19,468	159	$15,488	140	$12,981
Purchased	31	6,629	39	9,846	44	11,464	41	10,556	49	13,225
Multi-family and commercial	--	--	--	--	1	5	--	--	--	--
Construction	--	--	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	44	806	35	670	49	1,021	40	708	38	746
Other	17	96	13	62	24	114	15	89	15	98
	246	$23,112	230	$25,152	302	$32,072	255	$26,841	242	$27,050
30 to 89 days delinquent
as a percentage of total loans		0.43%		0.47%		0.59%		0.48%		0.49%

	June 30,		March 31,		December 31,		September 30,		June 30,
	2010		2010		2009		2009		2009
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Non-performing loans:
One- to four-family:
Originated	105	$10,538	107	$9,892	104	$10,040	99	$9,248	108	$11,332
Purchased	73	22,090	76	23,407	70	21,912	70	21,259	59	17,270
Multi-family and commercial	--	--	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	31	516	41	720	32	516	22	367	29	448
Other	9	36	6	18	6	9	8	45	7	60
	218	33,180	230	34,037	212	32,477	199	30,919	203	29,110

Non-performing loans
as a percentage of total loans		0.62%		0.63%		0.60%		0.55%		0.53%

REO:
One- to four-family:
Originated (1)	59	4,738	59	5,450	50	4,726	48	5,702	35	3,950
Purchased	11	2,412	8	1,411	9	1,911	8	1,702	5	1,127
Multi-family and commercial	--	--	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	--	--	--	--	--	--	--	--	--	--
Other	--	--	--	--	--	--	--	--	--	--
	70	7,150	67	6,861	59	6,637	56	7,404	40	5,077

Total non-performing assets	288	$40,330	297	$40,898	271	$39,114	255	$38,323	243	$34,187

Non-performing assets
as a percentage of total assets		0.47%		0.48%		0.47%		0.46%		0.41%

(1)  Real estate related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents, as of June 30, 2010, the average percentage of one- to four-family loans, by principal balance, that entered the 30-89 days delinquent category during the 12 months prior to June 30, 2010, that paid off, returned to performing status, stayed 30-89 days delinquent, or progressed to the non-performing or REO categories.Purchased loans include loans purchased from nationwide lenders.  Correspondent loans are included with originated loans.

			30-89 Days	Non-
	Paid Off	Performing	Delinquent	Performing	REO	Total
Originated	4.7%	41.5%	34.4%	17.2%	2.2%	100.0%
Purchased	2.0	26.3	39.0	32.0	0.7	100.0
Total Portfolio Average	3.6%	35.3%	36.1%	23.4%	1.6%	100.0%

Non-performing loans increased $2.3 million from $30.9 million at September 30, 2009 to $33.2 million at June 30, 2010.  The balance of non-performing loans continues to remain at historically high levels due to the continued elevated level of unemployment coupled with the decline in real estate values, particularly in some of the states in which we have purchased loans.At June 30, 2010, one- to four-family non-performing loans totaled $32.6 million, 43% of which had LTV ratios greater than 80%.  At origination, these loans generally had LTV ratios less than 80%, but as a result of declines in real estate values as reflected in updated appraisals, BPOs and AVMs, the LTV ratios are now in excess of 80%.  Of these loans, 28% have private mortgage insurance (“PMI”) which reduces or eliminates Capitol Federal Savings Bank’s exposure to loss.  The balance of one- to four-family non-performing loans with LTV ratios greater than 80% with no PMI was $10.0 million at June 30, 2010.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, BPO or AVM, if available.

The following table presents the year of origination for originated and purchased one- to four-family loans, and the origination year for non-performing originated and purchased one- to four-family loans at June 30, 2010.  Purchased loans include loans purchased from nationwide lenders.  Correspondent loans are included with originated loans. The origination date for modified loans is based on when the loan was originated, not the modification date.

				Originated	Purchased	Total
Origination Calendar	Originated	Purchased		Non- Performing	Non- Performing	Non- Performing
Year	Loans	Loans	Total Loans	Loans	Loans	Loans
	(Dollars in thousands)
2002 and prior	$673,471	$14,292	$687,763	$2,768	$363	$3,131
2003	379,592	30,393	409,985	885	290	1,175
2004	293,294	199,393	492,687	1,740	6,224	7,964
2005	379,958	188,219	568,177	778	15,202	15,980
2006	399,756	18,507	418,263	2,671	11	2,682
2007	528,978	154	529,132	1,229	--	1,229
2008	595,897	72,056	667,953	467	--	467
2009	925,166	77,450	1,002,616	--	--	--
2010	278,725	6,457	285,182	--	--	--
	$4,454,837	$606,921	$5,061,758	$10,538	$22,090	$32,628

The following table presents the top twelve states where the properties securing our one- to four-family mortgages are located and the corresponding balance of 30-89 day delinquent loans, non-performing loans and the weighted average LTV ratios for non-performing loans at June 30, 2010.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal or the most recent bank appraisal, BPO or AVM, if available.  As a result of updated estimated fair values, the LTV of various non-performing loans in the table below are now in excess of 100%. We have recorded SVAs on these loans, after taking into consideration potential PMI proceeds.

			Loans 30 to 89
	One- to Four-Family		Days Delinquent		Non-Performing Loans
State	Balance	% of Total	Balance	% of Total	Balance	% of Total	Average LTV
	(Dollars in thousands)

Kansas	$3,707,019	73.2%	$11,441	51.5%	$9,099	27.9%	76%
Missouri	766,175	15.2	4,538	20.4	1,461	4.5	106
Illinois	69,639	1.4	145	0.7	3,038	9.3	77
Texas	46,996	0.9	85	0.4	430	1.3	78
New York	44,499	0.9	--	--	720	2.2	126
Florida	45,145	0.9	1,154	5.2	3,574	11.0	103
Colorado	31,402	0.6	736	3.3	830	2.5	83
Arizona	29,668	0.6	1,656	7.5	3,230	9.9	81
Connecticut	28,664	0.6	--	--	149	0.5	93
Virginia	26,672	0.5	566	2.5	1,402	4.3	83
New Jersey	25,657	0.5	316	1.4	355	1.1	68
Minnesota	26,455	0.5	620	2.8	592	1.8	84
Other states	213,767	4.2	953	4.3	7,748	23.7	95
	$5,061,758	100.0%	$22,210	100.0%	$32,628	100.0%	87%

Impaired loans. A loan is considered impaired when, based on current information and events, it is probable that Capitol Federal Savings Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Impaired loans totaled $53.9 million at June 30, 2010, compared to $41.4 million at September 30, 2009.

A TDR is the situation where, due to a borrower’s financial difficulties, Capitol Federal Savings Bank grants a concession to the borrower that Capitol Federal Savings Bank would not otherwise have considered.  The majority of Capitol Federal Savings Bank’s TDRs involve a restructuring of loan terms such as a temporary reduction in the payment amount to require only interest and escrow (if required) and extending the maturity date of the loan.  All TDRs that have not been performing under the modified loan terms for 12 consecutive months are considered to be impaired loans. TDRs are not reported as non-performing loans, unless the restructured loans are more than 90 days delinquent.  At June 30, 2010, the balance of TDRs was $22.3 million, all of which was included in the impaired loan balance above.  Of this amount, $1.6 million was greater than 90 days delinquent and therefore was included in the non-performing loan balance at June 30, 2010.  The June 30, 2010 TDR balance was composed of $19.0 million of originated loans and $3.3 million of purchased loans.  Loans are removed from the TDR classification after 12 consecutive months of satisfactory repayment performance under the modified loan terms.

Classified assets. In accordance with our asset classification policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations.  The following table sets forth the balance of assets, less SVAs, classified as special mention or substandard at June 30, 2010.  At June 30, 2010, we had no assets, less SVAs, classified as doubtful or loss.  Purchased loans and purchased REO represent loans purchased from nationwide lenders.  Correspondent loans are included with originated loans.

	Special Mention		Substandard
	Number	Amount	Number	Amount
		(Dollars in thousands)
Real Estate Loans:
One- to four-family
Originated	70	$12,019	143	$16,742
Purchased	2	610	78	20,020
Multi-family and commercial	2	7,676	--	--
Construction	--	--	--	--
Consumer Loans:
Home equity	6	68	40	885
Other	--	--	11	68
Total loans	80	20,373	272	37,715

REO
Originated	--	--	59	4,738
Purchased	--	--	11	2,412
Total REO	--	--	70	7,150

Trust preferred securities	--	--	1	3,155

Total classified assets	80	$20,373	343	$48,020

Allowance for loan losses. The following table presents CFF’s activity for the ALLL and related ratios at the dates and for the periods indicated.  Charge-offs represent losses on loans transferred to REO and losses on short sales.  Recoveries represent amounts recovered after a loan has been charged-off.  Once a loan enters REO, any future write downs or recoveries are reported in REO operations in other expenses on the consolidated statement of income; therefore, recoveries of charge-offs are rare.

	For the Three Months Ended			For the Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
	2010	2010	2009	2010	2009
	(Dollars in thousands)
Balance at beginning of period	$14,739	$12,207	$7,464	$10,150	$5,791
Charge-offs:
One- to four-family loans--originated	128	142	35	309	57
One- to four-family loans--purchased	742	693	293	2,291	1,241
Multi-family and commercial loans	--	--	--	--	--
Construction	--	--	--	--	--
Home equity	5	--	--	28	--
Other consumer loans	3	5	6	13	19
Total charge-offs	878	840	334	2,641	1,317
Recoveries
One- to four-family loans--originated	--	--	--	--	--
One- to four-family loans--purchased	--	172	--	172	--
Multi-family and commercial loans	--	--	--	--	--
Construction	--	--	--	--	--
Home equity	--	--	--	--	--
Other consumer loans	--	--	--	--	--
Recoveries	--	172	--	172	--
Net charge-offs	878	668	334	2,469	1,317
ALLL on loans in the loan swap transaction	--	--	--	(135)	--
Provision for loan losses	1,816	3,200	3,112	8,131	5,768
Balance at end of period	$15,677	$14,739	$10,242	$15,677	$10,242

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.02%	0.01%	0.01%	0.05%	0.02%

Ratio of net charge-offs during the period to
average non-performing assets	2.16	1.67	1.07	6.28	4.97

ALLL to non-performing loans	47.25	43.30	35.18

ALLL to loans receivable, net	0.29	0.27	0.18

Historically, our charge-offs have been low due to our low level of non-performing loans and the amount of underlying equity in the properties collateralizing one- to four-family loans.  The increase in non-performing loans and the decline in real estate and housing markets have resulted in higher charge-offs, primarily related to purchased loans.

Provisions for loan losses are charged to income in order to maintain the ALLL at a level management considers adequate to absorb known and inherent losses in the loan portfolio.  Our ALLL methodology considers a number of quantitative and qualitative factors, including the trend and composition of our delinquent and non-performing loans, historical losses and net charge-offs, and the status and trends of the local and national economies and housing markets.  The amount of the ALLL is based on estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change.  See “– Critical Accounting Policies – Allowance for Loan Losses.”  The $8.1 million provision for loan loss recorded in the current fiscal year primarily reflects increases in the level of certain factors in our general valuation allowance model to account for continued negative economic conditions, the relatively recent loss experience on our purchased loan portfolio, and the establishment of and increases in SVAs on non-performing purchased loans.  Despite the current economic operating environment and some deterioration in our portfolio, particularly the purchased loan portfolio, we believe that our overall credit quality continued to compare favorably to the industry and our peers.  Although management believes the ALLL is established and maintained at adequate levels, additions may be necessary if economic conditions fail to improve or if other adverse developments occur.

The following table presents CFF’s allocation of the ALLL to each respective loan category at June 30, 2010 and September 30, 2009.

	At				At
	June 30, 2010				September 30, 2009
	Amount of	% of ALLL	Total	% of Loans	Amount of	% of ALLL	Total	% of Loans
	ALLL	to Total ALLL	Loans	to Total Loans	ALLL	to Total ALLL	Loans	to Total Loans
	(Dollars in thousands)
One- to four-family:
Originated	$4,281	27.3%	$4,454,837	83.1%	$3,604	35.5%	$4,625,065	81.9%
Purchased	10,865	69.3	606,921	11.3	5,972	58.8	696,870	12.3
Multi-family and commercial	277	1.8	67,122	1.3	227	2.2	80,493	1.4
Construction	13	0.1	36,312	0.7	22	0.2	39,535	0.7
Home equity	178	1.1	188,365	3.5	268	2.7	195,557	3.5
Other consumer	63	0.4	7,915	0.1	57	0.6	9,430	0.2
	$15,677	100.0%	$5,361,472	100.0%	$10,150	100.0%	$5,646,950	100.0%

Securities. The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  Overall, fixed-rate securities comprised 72% of these portfolios at June 30, 2010.  The weighted average life (“WAL”) is the estimated remaining maturity after projected prepayment speeds and projected call option assumptions have been applied.  The decrease in the WAL between September 30, 2009 and June 30, 2010 was due primarily to the purchase of shorter-term securities, which were purchased with principal repayments from MBS, deposits, and loans.  The MBS in the portfolio generally have longer WALs than the securities purchased, so repayments on MBS also contributed to the decrease in the WAL.  The decrease in the yield between September 30, 2009 and June 30, 2010 was primarily a result of prepayments of MBS with yields higher than that of the MBS portfolio which were reinvested in lower-yielding securities. Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	June 30, 2010			September 30, 2009			June 30, 2009
	Balance	WAL	Yield	Balance	WAL	Yield	Balance	WAL	Yield
	(Dollars in thousands)
Fixed-rate securities:
MBS	$798,037	3.11	4.79%	$976,895	3.37	4.81%	$254,424	1.01	1.49%
U.S. government sponsored enterprisedebentures	1,125,910	0.57	1.58	404,137	0.86	1.74	1,025,056	3.07	4.84
Municipal bonds	73,552	3.02	2.95	73,194	3.53	3.01	65,530	4.02	3.23
Total fixed-rate securities	1,997,499	1.67	2.92	1,454,226	2.68	3.87	1,345,010	2.73	4.13

Adjustable-rate securities:
MBS	763,878	4.92	3.47	960,718	6.00	4.02	1,036,566	6.03	4.34
Trust preferred securities	3,735	26.98	2.20	3,774	27.73	1.96	3,789	27.98	2.29
Total adjustable-rate securities	767,613	5.06	3.46	964,492	6.11	4.01	1,040,355	6.11	4.33
Total investment portfolio, at amortized cost	$2,765,112	2.61	3.07%	$2,418,718	4.05	3.92%	$2,385,365	4.20	4.22%

The following table sets forth the composition of our MBS and investment securities portfolios at the dates indicated.  At June 30, 2010 our MBS and investment securities portfolios did not contain securities of any issuer with an aggregate book value in excess of 10% of our stockholders’ equity, excluding those issued by the U.S. government or government-sponsored entities.

	June 30, 2010			September 30, 2009			June 30, 2009
	Carrying	% of	Fair	Carrying	% of	Fair	Carrying	% of	Fair
	Value	Total	Value	Value	Total	Value	Value	Total	Value
	(Dollars in thousands)
AFS securities:
MBS	$1,106,815	95.1%	$1,106,815	$1,389,211	85.5%	$1,389,211	$1,472,547	85.0%	$1,472,547
U.S. government sponsored enterprise debentures	50,647	4.4	50,647	229,875	14.2	229,875	254,745	14.7	254,745
Municipal bonds	2,799	0.2	2,799	2,799	0.2	2,799	2,738	0.2	2,738
Trust preferred securities	3,155	0.3	3,155	2,110	0.1	2,110	1,826	0.1	1,826
Total AFS securities	1,163,416	100.0	1,163,416	1,623,995	100.0	1,623,995	1,731,856	100.0	1,731,856

HTM securities:
MBS	513,808	30.9	542,761	603,256	71.0	627,829	628,451	90.9	643,110
U.S. government sponsored enterprise debentures	1,075,564	64.8	1,079,540	175,394	20.7	175,929	--	--	--
Municipal bonds	70,899	4.3	72,902	70,526	8.3	73,000	62,857	9.1	63,757
Total HTM securities	1,660,271	100.0	1,695,203	849,176	100.0	876,758	691,308	100.0	706,867

	$2,823,687		$2,858,619	$2,473,171		$2,500,753	$2,423,164		$2,438,723

The composition and maturities of the investment and MBS portfolios at June 30, 2010 are indicated in the following table by remaining contractual maturity, without consideration of call features or pre-refunding dates.  Yields on tax-exempt investments are not calculated on a taxable equivalent basis.

	1 year or less		More than 1 to 5 years		More than 5 to 10 years		Over 10 years		Total Securities
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Fair
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value
AFS securities:	(Dollars in thousands)
MBS	$--	--%	$--	--%	$149,427	4.93%	$957,388	4.21%	$1,106,815	4.31%	$1,106,815
U.S. government sponsored enterprise debentures	25,494	1.58	25,153	2.25	--	--	--	--	50,647	1.91	50,647
Municipal bonds	--	--	613	3.58	953	3.72	1,233	3.90	2,799	3.77	2,799
Trust preferred securities	--	--	--	--	--	--	3,155	2.20	3,155	2.20	3,155
Total AFS securities	25,494	1.58	25,766	2.28	150,380	4.92	961,776	4.20	1,163,416	4.20	1,163,416

HTM Securities:
MBS	--	--	--	--	281,403	4.40	232,405	3.10	513,808	3.81	542,761
U.S. government sponsored enterprise debentures	--	--	1,050,626	1.55	24,938	2.35	--	--	1,075,564	1.57	1,079,540
Municipal bonds	2,978	2.86	21,169	2.40	34,055	3.23	12,697	2.94	70,899	2.91	72,902
Total HTM securities	2,978	2.86	1,071,795	1.57	340,396	4.13	245,102	3.09	1,660,271	2.32	1,695,203

	$28,472	1.71%	$1,097,561	1.58%	$490,776	4.37%	$1,206,878	3.98%	$2,823,687	3.09%	$2,858,619

Mortgage-Backed Securities

The balance of MBS, which primarily consists of securities issued by U.S. government sponsored enterprises, decreased $371.8 million from $1.99 billion at September 30, 2009 to $1.62 billion at June 30, 2010.  The decrease in the balance was a result of the majority of the cash flows from the MBS portfolio being reinvested into the investment securities portfolio.

During the first quarter of fiscal year 2010, MBS with a fair value of $192.7 million were received in conjunction with the loan swap transaction.  As previously discussed, the related MBS were sold for a $6.5 million gain.  The proceeds from the sale were primarily used to purchase investment securities with terms shorter than that of the mortgage loans that were swapped.  The loan swap transaction was primarily undertaken for interest rate risk management purposes.

The following table provides a summary of the activity in our portfolio of MBS for the periods presented.  The yields and WAL for purchases are presented as recorded at the time of purchase.  The yields for the beginning and ending balances are as of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented.  The weighted average yield of the MBS portfolio decreased from September 30, 2009 to June 30, 2010 due primarily to the maturity and repayment of securities with higher yields than the overall portfolio and adjustable-rate MBS resetting to lower coupons due to a decline in related indices.  The beginning and ending WAL is the estimated remaining maturity after projected prepayment speeds have been applied.  The decrease in the WAL at June 30, 2010 compared to September 30, 2009 was due to principal repayments of securities with WALs greater than the remaining portfolio, faster recent prepayment experience, and the passing of time.

	For the Three Months Ended
	June 30, 2010			March 31, 2010			December 31, 2009			September 30, 2009
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$1,757,310	4.21%	4.07	$1,877,969	4.34%	5.09	$1,992,467	4.42%	4.67	$2,100,998	4.59%	4.55
Maturities and repayments	(145,432)			(121,635)			(112,380)			(142,182)
Sale of securities, net of gains	--			--			(192,690)			--
Net amortization of premiums/(discounts)	(393)			(499)			(392)			(366)
Purchases:
Fixed	--	--	--	2,042	4.18	7.08	2,990	4.10	7.48	18,539	2.80	3.03
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Fair value of securities received in loan swap transaction	--			--			192,690			--
Change in valuation on AFS securities	9,138			(567)			(4,716)			15,478
Ending balance	$1,620,623	4.15%	3.99	$1,757,310	4.21%	4.07	$1,877,969	4.34%	5.09	$1,992,467	4.42%	4.67

	For the Nine Months Ended
	June 30, 2010			June 30, 2009
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$1,992,467	4.42%	4.67	$2,234,339	4.82%	5.05
Maturities and repayments	(379,447)			(352,750)
Sale of securities, net of gains	(192,690)			--
Net amortization of premiums/(discounts)	(1,284)			(116)
Purchases:
Fixed	5,032	4.13	7.32	3,217	4.34	8.49
Adjustable	--	--	--	169,452	2.73	2.41
Fair value of securities received in loan swap transaction	192,690			--
Change in valuation on AFS securities	3,855			46,856
Ending balance	$1,620,623	4.15%	3.99	$2,100,998	4.59%	4.55

Investment Securities. Investment securities, which consist primarily of U.S. government sponsored enterprise debentures (primarily issued by FNMA, FHLMC, or FHLB) and municipal investments, increased $722.4 million, from $480.7 million at September 30, 2009 to $1.20 billion at June 30, 2010.  The increase in the balance was a result of purchases of $1.06 billion of investment securities, partially offset by maturities and calls of $330.2 million.  The securities purchased had a WAL of 1.10 years at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a higher rate. The following tables provide a summary of the activity of investment securities for the periods presented.  The yields for the beginning and ending balances are as of the first and last days of the periods presented.  The decrease in the yield at June 30, 2010 compared to September 30, 2009 was a result of purchases of securities with yields lower than the overall portfolio yield.  The beginning and ending WAL represent the estimated remaining maturity of the securities after projected call dates have been considered, based upon market rates at each date presented.  The WAL at June 30, 2010 decreased from September 30, 2009 due to the purchase of securities with WALs shorter than the existing portfolio and the passing of time.

	For the Three Months Ended
	June 30, 2010			March 31, 2010			December 31, 2009			September 30, 2009
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$970,431	1.76%	1.29	$651,943	2.05%	1.65	$480,704	1.93%	1.53	$322,166	1.84%	2.02
Maturities and calls	(210,048)			(119,103)			(1,033)			(25,128)
Net amortization of premiums/discounts	(1,051)			(1,053)			(1,061)			(901)
Purchases:
Fixed	443,757	1.38	1.11	438,254	1.36	1.02	173,431	2.39	1.25	183,391	1.95	2.17
Adjustable	--	--	--	--	--	--	--	--	--	--	--	--
Change in valuation of AFS securities	(25)			390			(98)			1,176
Ending balance	$1,203,064	1.67%	0.82	$970,431	1.76%	1.29	$651,943	2.05%	1.65	$480,704	1.93%	1.53

	For the Nine Months Ended
	June 30, 2010			June 30, 2009
	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance	$480,704	1.93%	1.53	$142,359	3.94%	6.06
Maturities and calls	(330,184)			(84,632)
Net amortization of premiums/discounts	(3,165)			(1,261)
Purchases:
Fixed	1,055,442	1.54	1.10	265,162	1.52	1.09
Adjustable	--	--	--	--	--	--
Change in valuation of AFS securities	267			538
Ending balance	$1,203,064	1.67%	0.82	$322,166	1.84%	2.02

Liabilities.  Total liabilities increased $121.0 million from $7.46 billion at September 30, 2009 to $7.58 billion at June 30, 2010, due primarily to an increase in deposits of $145.2 million.  The increase in deposits was primarily in the money market and checking portfolios, partially offset by a decrease in the certificate of deposit portfolio.  The $97.8 million increase in the money market portfolio from September 30, 2009 to June 30, 2010 was due to customers reinvesting funds from maturing shorter term certificates into the money market portfolio and to some customers maintaining higher cash balances due to the current economic uncertainty and in anticipation of market rates increasing which would allow them to reinvest at higher rates.  The $47.3 million increase in our checking portfolio was also due to customers keeping more cash readily available, as reflected by a 10% increase in the average checking account balance from September 30, 2009 to June 30, 2010.  The $11.7 million decrease in our certificate of deposit portfolio was due to a $41.5 million decrease in retail certificates, partially offset by a $29.8 million increase in wholesale certificates.  The $41.5 million decrease in retail certificates was primarily in our shorter term certificates, partially offset by an increase in our longer term certificates.  Management competitively priced our longer term certificates in order to lengthen the weighted average maturity of the retail certificate of deposit portfolio while market rates are low.

During the current quarter, $200.0 million of fixed-rate FHLB advances with a weighted average contractual rate of 4.63% were prepaid and replaced with $200.0 million of fixed-rate FHLB advances with a weighted average contractual interest rate of 3.17% for a term of 84 months.  Capitol Federal Savings Bank paid an $875 thousand prepayment penalty to the FHLB.  The prepayment penalty is being deferred as an adjustment to the carrying value of the new advances and will be recognized as expense over the life of the new advances, which effectively increased the interest rate on the new advances 7 basis points to 3.24%.  Also during the current quarter, a maturing $100.0 million FHLB advance with a contractual rate of 3.94% was renewed at a contractual rate of 3.23% for a term of 84 months.

Deposits

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates for the periods presented.

	At			At			At			At
	June 30, 2010			March 31, 2010			December 31, 2009			September 30, 2009
		Average	% of		Average	% of		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$487,279	0.13%	11.1%	$493,929	0.13%	11.4%	$491,619	0.13%	11.7%	$439,975	0.17%	10.4%
Savings	238,236	0.54	5.5	239,651	0.54	5.6	225,383	0.56	5.3	226,396	0.66	5.4
Money market	945,941	0.67	21.6	934,071	0.72	21.6	888,131	0.73	21.0	848,157	0.82	20.1
Certificates	2,702,388	2.47	61.8	2,651,415	2.66	61.4	2,622,119	2.83	62.0	2,714,081	3.09	64.1
Total deposits	$4,373,844	1.71%	100.0%	$4,319,066	1.83%	100.0%	$4,227,252	1.95%	100.0%	$4,228,609	2.20%	100.0%

At June 30, 2010, $83.7 million in certificates were brokered deposits, compared to $71.5 million in brokered deposits at September 30, 2009.  The $83.7 million of brokered deposits at June 30, 2010 had a weighted average rate of 2.58% and a remaining term to maturity of 4.1 years.  Capitol Federal Savings Bank regularly considers brokered deposits as a source of funding, provided that investment opportunities are balanced with the funding cost. As of June 30, 2010, $109.0 million in certificates were public unit deposits, compared to $91.5 million in public unit deposits at September 30, 2009.  The $109.0 million of public unit deposits at June 30, 2010 had a weighted average rate of .45% and a remaining term to maturity of 6 months.  Management will continue to monitor the wholesale deposit market for attractive opportunities relative to the use of proceeds for investments.

The following tables set forth maturity information for our certificate of deposit portfolio at June 30, 2010.

	Amount Due
		More than	More than
	1 year	1 year to	2 to 3	More than
	or less	2 years	years	3 years	Total
	(Dollars in thousands)

0.00 – 0.99%	$172,132	$9	$5,040	$13	$177,194
1.00 – 1.99%	641,368	187,325	38,500	5,000	872,193
2.00 – 2.99%	309,146	92,310	130,505	245,861	777,822
3.00 – 3.99%	153,278	331,341	81,842	33,119	599,580
4.00 – 4.99%	94,727	75,313	12,379	836	183,255
5.00 – 5.99%	91,471	278	--	--	91,749
6.00 – 6.99%	595	--	--	--	595
	$1,462,717	$686,576	$268,266	$284,829	$2,702,388

Weighted Average Maturity (in years)					1.28

Weighted Average Maturity for the Retail Certificate of Deposit Portfolio (in years)					1.22

	Maturity
		Over	Over
	3 months	3 to 6	6 to 12	Over
	or less	months	months	12 months	Total
	(Dollars in thousands)

Certificates of deposit less than $100,000	$283,120	$221,146	$505,533	$837,425	$1,847,224
Certificates of deposit of $100,000 or more	181,896	81,378	189,644	402,246	855,164
Total certificates of deposit	$465,016	$302,524	$695,177	$1,239,671	$2,702,388

Borrowings. The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of June 30, 2010.  The balance of FHLB advances excludes the deferred gain on the terminated interest rate swaps and the deferred prepayment penalty.  Management will continue to monitor Capitol Federal Savings Bank’s investment opportunities and balance those opportunities with the cost of FHLB advances or other funding sources.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate (1)
	(Dollars in thousands)

2010	$50,000	$45,000	4.09%	4.09%
2011	276,000	200,000	4.42	4.42
2012	350,000	150,000	3.67	3.67
2013	525,000	145,000	3.74	4.00
2014	450,000	100,000	3.33	3.96
2015	200,000	20,000	3.50	4.16
2016	275,000	--	3.86	4.39
2017	300,000	--	3.19	3.24
	$2,426,000	$660,000	3.71%	3.98%

(1) The effective rate includes the net impact of the amortization of deferred prepayment penalties related to the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps during fiscal year 2008.

The following table presents the maturity of FHLB advances and repurchase agreements for the next four quarters as of June 30, 2010.

		Weighted
		Average
Maturity by		Contractual
Quarter End	Amount	Rate
	(Dollars in thousands)
September 30, 2010	$95,000	4.09%
December 31, 2010	300,000	4.55
March 31, 2011	25,000	2.94
June 30, 2011	25,000	2.79
	$445,000	4.26%

The following table sets forth certain information relating to each category of borrowings for which the average short-term balance outstanding during the period was more than 29% of stockholders’ equity at the end of the period.  The maximum balance, average balance, and weighted average interest rate during the period reflect all borrowings that were scheduled to mature within one year at any month-end during the period.  For the periods ended September 30, 2008 and June 30, 2009, there were no repurchase agreements scheduled to mature within one year.
	At or for the Nine Months Ended		At or for the Year Ended
	June 30,		September 30,
	2010	2009	2009	2008
	(Dollars in thousands)
FHLB Advances:
Balance at period end	$250,000	$120,000	$350,000	$620,000
Maximum balance outstanding
at any month-end during the period	550,000	795,000	795,000	925,000
Average balance	472,222	414,444	396,250	742,500
Weighted average contractual
interest rate during the period	4.57%	4.48%	4.54%	4.31%
Weighted average contractual
interest rate at end of period	4.77%	4.13%	4.49%	4.27%

Repurchase Agreements:
Balance at end of period	$195,000	$--	$45,000	$--
Maximum balance outstanding
at any month-end during the period	195,000		45,000	--
Average balance	142,222	--	11,250	--
Weighted average contractual
interest rate during the period	3.67%	--	3.05%	--
Weighted average contractual
interest rate at end of period	3.61%	--	3.05%	--

Stockholders’ Equity.Stockholders’ equity increased $18.7 million, from $941.3 million at September 30, 2009 to $960.0 million at June 30, 2010.  The increase was due to net income of $52.4 million and an increase in accumulated other comprehensive income of $2.6 million due to an increase in unrealized gains on AFS securities, partially offset by dividend payments of $37.9 million during the period.

Unrealized gains and losses on AFS securities result from changes in the fair value of the securities, due to fluctuations in market yields.  Fluctuations in market yields result in changes in stockholders’ equity through accumulated other comprehensive income, but they do not impact results of operations unless the securities are sold and proceeds are reinvested at market rates.  Management is no longer classifying purchased securities as AFS due to the potential fluctuations in stockholders’ equity caused by market yield changes.  Management will continue to monitor the size of the AFS securities portfolio and will begin classifying purchased securities as AFS when appropriate.  If future market yields were to remain at the same level as June 30, 2010, then the net unrealized gain in stockholders’ equity would decrease over time due to the decline in the AFS security portfolio balance as a result of repayments.

The Board of Directors approved a new stock purchase plan on January 26, 2010.  Under the new plan, CFF intends to repurchase up to 250,000 shares from time to time, depending on market conditions, at prevailing market prices in open-market and other transactions. The shares would be held as treasury stock for general corporate use.  The plan has no expiration date. We are not currently repurchasing shares as a result of the pending stock offering.

The following table presents quarterly dividends paid in calendar years 2010, 2009, and 2008.  The dollar amounts represent dividends paid during the quarter.  The actual amount of dividends to be paid during the quarter ending September 30, 2010, as approved by the Board of Directors on July 12, 2010, will be based upon the number of shares referenced in the table as “dividend shares,” outstanding on the record date of July 23, 2010.  All dividend shares outstanding presented in the table below are as of the date of record per the dividend declaration.

	Calendar Year
	2010	2009	2008
	(Dollars in thousands, except per share amounts)
Quarter ended March 31
Number of dividend shares	21,478,305	20,874,269	20,660,510
Dividend per share	$0.50	$0.50	$0.50
Total dividends paid	$10,739	$10,437	$10,330
Quarter ended June 30
Number of dividend shares	20,991,105	20,892,544	20,661,660
Dividend per share	$0.50	$0.50	$0.50
Total dividends paid	$10,496	$10,446	$10,331
Quarter ended September 30
Number of dividend shares	20,992,105	20,897,844	20,668,519
Dividend per share	$0.50	$0.50	$0.50
Total dividends paid	$10,496	$10,448	$10,334
Quarter ended December 31
Number of dividend shares		21,099,982	20,881,157
Dividend per share		$0.50	$0.50
Total dividends paid		$10,550	$10,441
Special year end dividend
Number of dividend shares		21,099,982	20,881,157
Dividend per share		$0.29	$0.11
Total dividends paid		$6,119	$2,297

Calendar year-to-date dividends per share	$1.50	$2.29	$2.11

Operating Results

The following table presents selected income statement and other information for the quarters indicated.

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands, except per share amounts)
Interest and dividend income:
Loans receivable	$68,990	$70,315	$74,526	$74,875	$76,745
MBS	16,864	18,627	20,754	22,225	24,211
Investment securities	4,565	3,726	2,559	1,973	1,279
Other interest and dividend income	1,066	1,039	1,048	1,027	843
Total interest and dividend income	91,485	93,707	98,887	100,100	103,078

Interest expense:
FHLB advances	24,417	24,299	24,819	25,046	25,307
Deposits	19,149	19,776	22,105	24,270	24,705
Other borrowings	7,032	6,949	7,109	7,144	7,144
Total interest expense	50,598	51,024	54,033	56,460	57,156

Provision for loan losses	1,816	3,200	3,115	623	3,112

Net interest and dividend income
(after provision for loan losses)	39,071	39,483	41,739	43,017	42,810

Other income	7,754	6,536	13,131	6,745	8,232
Other expenses	20,624	23,100	22,749	22,989	26,411
Income tax expense	9,443	8,264	11,141	9,935	9,155
Net income	$16,758	$14,655	$20,980	$16,838	$15,476

Efficiency ratio	42.40%	46.93%	39.23%	45.63%	48.77%

Basic EPS	$0.23	$0.20	$0.29	$0.23	$0.21
Diluted EPS	0.23	0.20	0.29	0.23	0.21
Dividends declared per public share	0.50	0.50	0.79	0.50	0.50

   Operating Results for the Nine Months Ended June 30, 2010 and 2009.  Net income for the nine months ended June 30, 2010 was $52.4 million compared to $49.5 million for the same period in the prior fiscal year.  The $2.9 million increase in net income between periods was a result of an increase in other income of $5.6 million and a decrease in other expenses of $4.2 million, partially offset by a decrease in net interest income of $4.6 million and an increase in the provision for loan losses of $2.4 million.

The net interest margin decreased 12 basis points, from 2.21% for the nine months ended June 30, 2009 to 2.09% for the nine months ended June 30, 2010.  The decrease in the net interest margin was due to an increase in the average balance of interest-earning assets at lower yields compared to the nine months ended June 30, 2009.  As previously discussed, Capitol Federal Savings Bank has been purchasing investment securities with weighted average lives of approximately three years or less and at yields lower than MBS. If market rates were to rise, the short-term nature of the investment securities may allow management the opportunity to reinvest the maturing funds at a higher rate.  Also contributing to the decline in the net interest margin was the 38 basis point decrease in the average yield on the loan portfolio between periods.

Interest and Dividend Income. Total interest and dividend income for the nine months ended June 30, 2010 was $284.1 million compared to $312.7 million for the nine months ended June 30, 2009.  The $28.6 million decrease was primarily a result of decreases in interest income on MBS of $19.5 million and loans receivable of $17.1 million, partially offset by an increase in interest income on investment securities of $7.3 million.

Interest income on loans receivable for the current nine month period was $213.8 million compared to $230.9 million for the prior year period.  The $17.1 million decrease in interest income was a result of the 38 basis point decrease in the weighted average yield to 5.24% for the period and, to a lesser extent, a decrease of $36.0 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to a significant amount of loan modifications and refinances during the second and third quarters of fiscal year 2009 which did not impact the yield until the borrowers began paying the lower interest rate the month after the refinance or the modification was effective.  The decrease in the weighted average yield was also a result of a decrease in deferred fee amortization related to slower prepayment speeds compared to the prior year, repayments of loans with rates higher than the portfolio, purchases and originations at market rates lower than the portfolio, and modifications, refinances, and ARM loans repricing.  The decrease in prepayment speeds was due primarily to a decline in modifications and refinances as compared to the prior year.

Interest income on MBS for the current nine month period was $56.2 million compared to $75.7 million for the prior year period.  The $19.5 million decrease was a result of a $380.2 million decrease in the average balance of the portfolio and a decrease of 45 basis points in the weighted average yield to 4.25% for the current nine months.  The decrease in the average balance of the portfolio was due to principal repayments which were not replaced in their entirety; rather, they were reinvested into the investment securities portfolio.  The weighted average yield decreased between the two periods due to an increase of prepayments on MBS with yields higher than the existing portfolio, adjustable-rate securities repricing to lower market rates, and, to a lesser extent, purchases of MBS at a lower average yield than the existing portfolio between the two periods.

Interest income on investment securities for the current nine month period was $10.9 million compared to $3.6 million for the prior year period.  The $7.3 million increase was primarily a result of a $607.8 million increase in the average balance, partially offset by a decrease in the average yield of 94 basis points to 1.86% for the current nine month period.  The average balance increased due to the purchase of $1.24 billion of investment securities between periods, partially offset by calls and maturities of $355.3 million.  The average yield decreased primarily due to purchases at yields lower than the overall portfolio yield.

Interest Expense. Interest expense decreased $24.0 million to $155.7 million for the current nine month period from $179.7 million for the prior year period.  The decrease in interest expense was primarily due to a decrease in interest expense on deposits and FHLB advances.

Interest expense on deposits for the current nine month period was $61.0 million compared to $76.2 million for the prior year period.  The $15.2 million decrease in interest expense on deposits was due to a decrease in the rates on the entire deposit portfolio, primarily the certificate of deposit and money market portfolios, due to the portfolios repricing to lower market rates.  The average rate paid on the deposit portfolio decreased 63 basis points between the two periods, from 2.54% for the nine months ended June 30, 2009 to 1.91% for the nine months ended June 30, 2010. The decrease in interest expense was partially offset by a $260.1 million increase in the average balance of the deposit portfolio, particularly the certificate of deposit and money market portfolios.

Interest expense on FHLB advances for the current nine month period was $73.5 million compared to $81.5 million for the prior year period.  The $8.0 million decrease in interest expense on FHLB advances was a result of the refinance of $875.0 million of FHLB advances during the second and third quarters of fiscal year 2009 and, to a lesser extent, a decrease in the average balance of $51.6 million primarily due to maturing advances that were not renewed.

Provision for Loan Losses. Capitol Federal Savings Bank recorded a provision for loan losses of $8.1 million during the current nine month period, compared to a provision of $5.8 million for the nine months ended June 30, 2009.  The $8.1 million provision for loan losses is composed of $5.3 million related to the increase in certain loss factors in our general valuation allowance model, primarily on purchased loans, and $2.8 million related to establishing or increasing SVAs, also primarily on purchased loans.  The increase in certain loss factors in our general valuation allowance model reflects the risks inherent in our loan portfolio due to decreases in real estate values in certain geographic regions where Capitol Federal Savings Bank has purchased loans, the continued elevated level of unemployment, the increase in non-performing loans and loan charge-offs, and SVAs, particularly related to our purchased loan portfolio.  These factors contributed to the increase in the provision for loan losses in fiscal year 2010 and resulted in an increase in our ALLL.  See additional discussion regarding the ALLL and provision for loan losses in the sections entitled “–Critical Accounting Policies – Allowance for Loan Losses” and “– Asset Quality – Loans and REO.”

Other Income and Expense. Total other income was $27.4 million for the current nine month period compared to $21.8 million for the prior year period.  The $5.6 million increase was due primarily to the $6.5 million gain on the sale of trading MBS in conjunction with the loan swap transaction during the December 31, 2009 quarter, partially offset by a decrease of $1.0 million in net gain on loan sales, due to fewer loan sales in the current period compared to the prior year period.  The volume of mortgage loan sales and premiums and the related income may fluctuate, as loan sales are impacted by market rates.  The Federal Reserve Board has amended Regulation E to prohibit financial institutions from charging customers fees for paying overdrafts on automated teller machine (“ATM”) and one-time debit card transactions, unless a customer consents, or opts in, to the overdraft service for those types of transactions.  The effective date for the new rule is July 1, 2010 for new customers and August 15, 2010 for existing customers.  Assuming 50% of our debit card customers opt into the program, we estimate our fee income could be reduced by $1.3 million annually as a result of the new rules.

Total other expenses for the nine months ended June 30, 2010 were $66.5 million, compared to $70.6 million in the prior year period.  The $4.1 million decrease was due primarily to a decrease in other expenses, net of $2.8 million and a decrease in advertising and promotional expense of $1.1 million.  The decrease in other expenses, net was largely related to an impairment and valuation allowance taken on the MSR asset in the prior year period, compared to a recovery in the current period.

Income Tax Expense. Income tax expense for the current nine month period was $28.8million compared to $29.0 million for the prior year nine month period.  The effective tax rate for the nine months ended June 30, 2010 was 35.5%, compared to 37.0% for the prior year nine month period.  The difference in the effective tax rate between periods was primarily a result of a net decrease in nondeductible amounts associated with the ESOP in the current fiscal year, a reduction of unrecognized tax benefits due to the lapse of the statute of limitations during the first quarter of fiscal year 2010 and an increase in tax credits related to our low income housing partnerships.

Average Balance Sheet

The following table presents the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2010.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances, except for other noninterest-earning assets, other noninterest-earning liabilities and stockholders’ equity which were calculated based on month-end balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.
	At	For the Nine Months Ended
	June 30, 2010	June 30, 2010			June 30, 2009
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable (1)	5.28%	$5,442,854	$213,831	5.24%	$5,478,858	$230,907	5.62%
MBS (2)	4.15	1,765,830	56,245	4.25	2,146,021	75,701	4.70
Investment securities (2)(3)	1.67	777,490	10,850	1.86	169,643	3,560	2.80
Capital stock of FHLB	2.98	134,067	2,991	2.98	128,919	2,351	2.44
Cash and cash equivalents	0.23	92,056	162	0.24	84,116	167	0.26
Total interest-earning assets (1) (2)	4.47	8,212,297	284,079	4.61	8,007,557	312,686	5.21
Other noninterest-earning assets		230,064			183,097
Total assets		$8,442,361			$8,190,654

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.13%	$468,365	$471	0.13%	$423,643	$652	0.21%
Savings	0.54	231,604	1,000	0.58	229,288	1,449	0.84
Money market	0.67	904,227	4,947	0.73	804,517	6,639	1.10
Certificates	2.47	2,660,540	54,612	2.74	2,547,198	67,461	3.54
Total deposits	1.71	4,264,736	61,030	1.91	4,004,646	76,201	2.54
FHLB advances (4)	3.98	2,395,449	73,535	4.10	2,447,044	81,505	4.44
Repurchase agreements	3.97	660,000	19,857	3.97	660,000	19,857	3.97
Other borrowings	3.05	53,609	1,233	3.03	53,598	2,121	5.22
Total borrowings	3.96	3,109,058	94,625	4.05	3,160,642	103,483	4.35
Total interest-bearing liabilities	2.65	7,373,794	155,655	2.81	7,165,288	179,684	3.34
Other noninterest-bearing liabilities		115,154			121,378
Stockholders’ equity		953,413			903,988
Total liabilities and stockholders’ equity		$8,442,361			$8,190,654
 (Continued)

	At	For the Nine Months Ended
	June 30, 2010	June 30, 2010			June 30, 2009
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate

Net interest rate spread (5)	1.82%			1.80%			1.87%
Net interest-earning assets		$838,503			$842,269
Net interest margin (6)				2.09			2.21
Ratio of interest-earning assets
to interest-bearing liabilities				1.11			1.12

Selected Performance Ratios:
Return on average assets (annualized)				0.83%			0.81%
Return on average equity (annualized)				7.33			7.30
Average equity to average assets				11.29			11.04
 (Concluded)

(1)  Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balances include LHFS.
(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.
(3) The average balance of investment securities includes an average balance of nontaxable securities of $72.0 million and $59.3 million for the periods ended June 30, 2010 and June 30, 2009, respectively.
(4) FHLB advances are stated net of deferred gains and deferred prepayment penalties. The rate at June 30, 2010 is the effective rate.
(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(7)Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

Rate/Volume Analysis

The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing the nine months ended June 30, 2010 to the nine months ended June 30, 2009.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	For the Nine Months Ended
	June 30, 2010 vs. June 30, 2009
	Increase (Decrease) Due to

	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(1,508)	$(15,568)	$(17,076)
MBS	(12,630)	(6,826)	(19,456)
Investment securities	8,849	(1,559)	7,290
Capital stock of FHLB	98	542	640
Cash and cash equivalents	15	(20)	(5)
Total interest-earning assets	$(5,176)	$(23,431)	$(28,607)

Interest-bearing liabilities:
Checking	$65	$(274)	$(209)
Savings	15	(452)	(437)
Money market	752	(2,425)	(1,673)
Certificates	2,914	(15,766)	(12,852)
FHLB advances	(976)	(6,994)	(7,970)
Other borrowings	--	(888)	(888)
Total interest-bearing liabilities	$2,770	$(26,799)	$(24,029)

Net change in net interest and dividend income	$(7,946)	$3,368	$(4,578)

Operating Results for the Three Months Ended June 30, 2010 and 2009.  Net income for the quarter ended June 30, 2010 was $16.8 million compared to $15.5 million for the same period in the prior fiscal year.  The $1.3 million increase in net income between periods was primarily a result of a decrease in other expenses of $5.8 million and a decrease in the provision for loan losses of $1.3 million, partially offset by a decrease in net interest income of $5.0 million.  The net interest margin decreased 29 basis points from 2.26% for the June 30, 2009 quarter to 1.97% for the June 30, 2010 quarter.  The decrease in the net interest margin was due to an increase in the average balance of interest-earning assets at lower yields compared to the quarter ended June 30, 2009.

Interest and Dividend Income. Total interest and dividend income for the current quarter was $91.5 million compared to $103.1 million for the prior year quarter.  The $11.6 million decrease was primarily a result of decreases in interest income on loans receivable of $7.7 million and MBS of $7.3 million, partially offset by an increase in interest income on investment securities of $3.3 million.

Interest income on loans receivable for the current quarter was $69.0 million compared to $76.7 million for the prior year quarter.  The $7.7 million decrease in interest income was primarily a result of a decrease of 41 basis points in the weighted average yield to 5.14% for the current quarter and, to a lesser extent, a $163.0 million decrease in the average balance of the portfolio.  The decrease in the weighted average yield was due to a significant amount of loan modifications and refinances during the third quarter of fiscal year 2009 which did not impact the yield until the borrowers began paying the lower interest rate the month after the refinance or the effective date of the modification.  The decrease in the weighted average yield was also due to purchases and originations at market rates which were lower than the existing portfolio, ARM loans repricing, and a decrease in deferred fee amortization as a result of a decline in modifications, and refinances, compared to the prior year.  The decrease in the average balance between the two periods was due primarily to the loan swap transaction.

Interest income on MBS for the current quarter was $16.9 million compared to $24.2 million for the prior year quarter.  The $7.3 million decrease was a result of a $477.7 million decrease in the average balance of the portfolio and a decrease of 46 basis points in the weighted average yield to 4.12% for the current quarter.  The decrease in the average balance of the portfolio was due to principal repayments which were not replaced in their entirety.  The weighted average yield decreased between the two periods due to an increase of prepayments on MBS with yields higher than the existing portfolio, adjustable-rate securities repricing to lower market rates, and, to a lesser extent, purchases of MBS at a lower average yield than the existing portfolio between the two periods.

Interest income on investment securities for the current quarter was $4.6 million compared to $1.3 million for the prior year quarter.  The $3.3 million increase was primarily a result of a $795.3 million increase in the average balance, partially offset by a decrease in the average yield of 32 basis points to 1.75% for the current quarter.  The average balance increased due to the purchase of $1.24 billion of investment securities between periods, partially offset by calls and maturities of $355.3 million.  The average yield decreased primarily due to purchases at yields lower than the overall portfolio yield.

Interest Expense. Interest expense decreased $6.6 million to $50.6 million for the current quarter from $57.2 million for the prior year quarter.  The decrease in interest expense was primarily due to a decrease in interest expense on deposits.

Interest expense on FHLB advances for the current quarter was $24.4 million compared to $25.3 million for the prior year quarter.  The $890 thousand decrease in interest expense on FHLB advances was due primarily to the refinance of $300.0 million of FHLB advances during the third quarter of fiscal year 2009 and, to a lesser extent, a decrease in the average balance of $12.5 million due primarily to maturing advances that were not renewed.  The refinance of $200.0 million of FHLB advances and the renewal of a $100.0 million FHLB advance at a lower rate during the current quarter had a marginal impact on the decrease in interest expense on FHLB advances due to the timing of the transactions.

Interest expense on deposits for the current quarter was $19.1 million compared $24.7 million for the prior year quarter.  The $5.6 million decrease in interest expense on deposits was due to a decrease in the rates on the entire deposit portfolio, primarily the certificates of deposit and money market portfolios, due to the portfolios repricing to lower market rates.  The average rate paid on the deposit portfolio decreased 62 basis points between the two periods, from 2.39% at June 30, 2009 to 1.77% at June 30, 2010. The decrease in interest expense was partially offset by a $195.2 million increase in the average balance of the deposit portfolio.

Provision for Loan Losses. Capitol Federal Savings Bank recorded a provision for loan losses of $1.8 million during the current quarter, compared to a provision of $3.1 million for the quarter ended June 30, 2009.  The $1.8 million provision for loan losses is composed of $1.2 million related to increasing and establishing SVAs, primarily on purchased loans, and $615 thousand due to an increase in certain factors in our general valuation model to account for the current economic conditions, such as the current status and trends in real estate values, and also the recent loss and SVA experience on our purchased loan portfolio.  See additional discussion regarding the ALLL and provision for loan losses in the sections entitled “–Critical Accounting Policies – Allowance for Loan Losses” and “– Asset Quality – Loans and REO.”

Other Income and Expense. Total other income was $7.7 million for the current quarter compared to $8.2 million for the prior year quarter.  The $478 thousand decrease was due primarily to a decrease in net gain on loan sales, due to fewer loan sales in the current period compared to the prior year period.  The volume of mortgage loan sales and premiums and the related income may fluctuate, as loan sales are impacted by market rates.  Total other expenses for the current quarter were $20.6 million for the current quarter, compared to $26.4 million in the prior year quarter.  The $5.8 million decrease was due primarily to a decrease in federal insurance premium of $3.5 million and other expenses, net of $1.7 million.  The decrease in federal insurance premium was due to a $3.8 million FDIC special assessment in the prior year period.  The decrease in other expenses, net was due primarily to the prior year quarter including $566 thousand of impairments and valuation allowances related to our MSR assets compared to a recovery of $636 thousand during the current year quarter.

Income Tax Expense. Income tax expense for the current quarter was $9.4 million compared to $9.2 million for the prior year quarter.  The effective tax rate for the quarter ended June 30, 2010 was 36.0%, compared to 37.2% for the prior year quarter.  The difference in the effective tax rate between periods was primarily a result of a net decrease in nondeductible amounts associated with the ESOP in the current fiscal year, a reduction of unrecognized tax benefits due to the lapse of the statute of limitations during the first quarter of fiscal year 2010 and an increase in tax credits related to our low income housing partnerships.

Average Balance Sheet

The following table presents the average balances of our assets, liabilities and stockholders’ equity.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances, except for other noninterest-earning assets, other noninterest-earning liabilities and stockholders’ equity which were calculated based on month-end balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	For the Three Months Ended
	June 30, 2010			June 30, 2009
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid (7)	Rate	Balance	Paid(7)	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable (1)	$5,369,611	$68,990	5.14%	$5,532,573	$76,745	5.55%
MBS (2)	1,637,509	16,864	4.12	2,115,159	24,211	4.58
Investment securities (2)(3)	1,041,935	4,565	1.75	246,588	1,279	2.07
Capital stock of FHLB	135,061	1,005	2.98	131,287	793	2.42
Cash and cash equivalents	103,574	61	0.24	84,360	50	0.23
Total interest-earning assets	8,287,690	91,485	4.42	8,109,967	103,078	5.08
Other noninterest-earning assets	229,972			219,154
Total assets	$8,517,662			$8,329,121

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$490,216	$152	0.12%	$442,227	$227	0.21%
Savings	238,108	322	0.54	230,869	418	0.73
Money market	940,270	1,611	0.69	838,281	1,948	0.93
Certificates	2,677,303	17,064	2.56	2,639,347	22,112	3.36
Total deposits	4,345,897	19,149	1.77	4,150,724	24,705	2.39
FHLB advances (4)	2,398,458	24,417	4.08	2,410,956	25,307	4.21
Repurchase agreements	660,000	6,619	3.97	660,000	6,618	3.97
Other borrowings	53,609	413	3.05	53,609	526	3.88
Total borrowings	3,112,067	31,449	4.04	3,124,565	32,451	4.16
Total interest-bearing liabilities	7,457,964	50,598	2.72	7,275,289	57,156	3.15
Other noninterest-bearing liabilities	103,130			127,389
Stockholders’ equity	956,568			926,443
Total liabilities and stockholders’ equity	$8,517,662			$8,329,121

Net interest rate spread (5)			1.70%			1.93%
Net interest-earning assets	$829,726			$834,678
Net interest margin (6)			1.97			2.26
Ratio of interest-earning assets to interest-bearing liabilities			1.11			1.11

Selected performance ratios:
Return on average assets (annualized)			0.79%			0.74%
Return on average equity (annualized)			7.01			6.68
Average equity to average assets			11.23			11.12

(1)  Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balances include LHFS.

(2)  MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)  The average balance of investment securities includes an average balance of nontaxable securities of $72.3 million and $61.5 million for the quarters ended June 30, 2010 and June 30, 2009, respectively.

(4)  FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)  Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6)  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

Rate/Volume Analysis

The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing the quarter ended June 30, 2010 to the quarter ended June 30, 2009.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Quarter Ended June 30,
	2010 vs. 2009
	Increase (Decrease) Due to

	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(2,217)	$(5,538)	$(7,755)
MBS	(5,085)	(2,262)	(7,347)
Investment securities	3,512	(226)	3,286
Capital stock of FHLB	23	188	211
Cash equivalents	12	--	12
Total interest-earning assets	$(3,755)	$(7,838)	$(11,593)

Interest-bearing liabilities:
Checking	$23	$(108)	$(85)
Savings	13	(112)	(99)
Money market	217	(545)	(328)
Certificates	314	(5,358)	(5,044)
FHLB advances	(168)	(722)	(890)
Other borrowings	--	(112)	(112)
Total interest-bearing liabilities	$399	$(6,957)	$(6,558)

Net change in net interest and dividend income	$(4,154)	$(881)	$(5,035)

Operating Results for the Three Months Ended June 30, 2010 and March 31, 2010.  For the quarter ended June 30, 2010, CFF recognized net income of $16.8 million, compared to net income of $14.7 million for the quarter ended March 31, 2010.  The $2.1 million increase in net income between periods was primarily the result of a $1.8 million decrease in other expenses, net, a $1.4 million decrease in provision for loan losses, and a $1.2 million increase in other income, partially offset by a $2.2 million decrease in interest and dividend income.  The net interest margin decreased 12 basis points, from 2.09% for the March 31, 2010 quarter to 1.97% for the June 30, 2010 quarter.  The decrease in the net interest margin was primarily a result of a decrease in the average yield and average balance of MBS and loans, while the average balance of investment securities increased, but at a lower yield than MBS.

Interest and Dividend Income. Total interest and dividend income for the current quarter was $91.5 million compared to $93.7 million for the quarter ended March 31, 2010.  The $2.2 million decrease was primarily a result of a decrease in interest income on MBS of $1.8 million and loans receivable of $1.3 million, partially offset by an increase in interest income on investment securities of $839 thousand.

Interest income on loans receivable for the current quarter was $69.0 million compared to $70.3 million for the quarter ended March 31, 2010.  The $1.3 million decrease in interest income was due to a decrease of seven basis points in the weighted average yield of the loan portfolio to 5.14% for the current quarter and a $36.9 million decrease in the average balance of the portfolio.  The seven basis point decrease in the weighted average yield can be attributed to principal repayments of loans with yields higher than the portfolio, originations and purchases at rates lower than the portfolio, and loan modifications, refinances, and ARMs repricing.

Interest income on MBS for the current quarter was $16.9 million compared to $18.6 million for the quarter ended March 31, 2010.  The $1.7 million decrease was primarily a result of a $132.9 million decrease in the average balance of the portfolio due to principal repayments which were not replaced, and to a lesser extent, a nine basis point decrease in the yield on MBS.

Interest income on investment securities for the current quarter was $4.6 million compared to $3.7 million for the quarter ended March 31, 2010.  The $839 thousand increase was primarily a result of a $273.6 million increase in the average balance.  The average balance increased due to the purchase of $443.8 million of investment securities during the current quarter, partially offset by calls and maturities of $210.0 million.

Interest Expense. Interest expense decreased $426 thousand to $50.6 million for the current quarter, from $51.0 million for the quarter ended March 31, 2010.  The decrease was primarily due to a decrease in interest expense on deposits of $627 thousand as a result of a 17 basis point decrease in the weighted average rate of the certificate of deposit portfolio due the portfolio continuing to reprice downward.

Provision for Loan Losses. Capitol Federal Savings Bank recorded a provision for loan losses of $1.8 million during the current quarter, compared to a provision of $3.2 million in the quarter ended March 31, 2010.  The $1.8 million provision for loan losses is composed of $1.2 million related to increasing and establishing SVAs, primarily on purchased loans, and $615 thousand related to an increase in certain factors in our general valuation model to account for the current economic conditions, such as the current status and trends in real estate values, and also the recent loss and SVA experience on our purchased loan portfolio.  See additional discussion regarding the ALLL and provision for loan losses in the sections entitled “–Critical Accounting Policies – Allowance for Loan Losses” and “– Asset Quality – Loans and REO.”

Other Income and Expense. Total other income was $7.7 million for the current quarter compared to $6.5 million for the quarter ended March 31, 2010.  The $1.2 million increase was due primarily to an $827 thousand increase in gains on loans receivable, net as the volume and premiums on mortgage loans sold increased, as well as to a $468 thousand increase in retail fees and charges resulting primarily from an increase in VISA check card transaction volume and customer related fees.  The volume of mortgage loan sales and premiums and the related income may fluctuate, as loan sales are impacted by market rates.

Total other expenses were $20.6 million for the current quarter, compared to $23.1 million in the prior quarter.  The $2.5 million decrease was due primarily to a $1.8 million decrease in other expenses, net due to a recovery on the MSR asset of $636 thousand compared to a recovery of $21 thousand in the March 31, 2010 quarter, a decrease in losses related to low-income housing partnerships, which were purchased for their related tax credits, and a decrease in expense associated with REO operations.

Income Tax Expense. Income tax expense for the current quarter was $9.4 million compared to $8.3 million for the quarter ended March 31, 2010.  The $1.1 million increase was due to an increase in earnings between periods.  The effective tax rate for the quarter ended June 30, 2010 was 36.0%, compared to 36.1% for the quarter ended March 31, 2010.

Average Balance Sheet

As mentioned above, average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances, except for other noninterest-earning assets, other noninterest-earning liabilities and stockholders’ equity which were calculated based on month-end balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	For the Three Months Ended
	June 30, 2010			March 31, 2010
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid(7)	Rate	Balance	Paid(7)	Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable (1)	$5,369,611	$68,990	5.14%	$5,406,480	$70,315	5.21%
MBS (2)	1,637,509	16,864	4.12	1,770,456	18,627	4.21
Investment securities (2)(3)	1,041,935	4,565	1.75	768,355	3,726	1.94
Capital stock of FHLB	135,061	1,005	2.98	134,075	985	2.98
Cash and cash equivalents	103,574	61	0.24	92,335	54	0.23
Total interest-earning assets	8,287,690	91,485	4.42	8,171,701	93,707	4.59
Other noninterest-earning assets	229,972			235,009
Total assets	$8,517,662			$8,406,710

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$490,216	$152	0.12%	$468,054	$143	0.12%
Savings	238,108	322	0.54	230,922	317	0.55
Money market	940,270	1,611	0.69	905,599	1,596	0.71
Certificates	2,677,303	17,064	2.56	2,636,843	17,720	2.73
Total deposits	4,345,897	19,149	1.77	4,241,418	19,776	1.89
FHLB advances (4)	2,398,458	24,417	4.08	2,394,774	24,299	4.11
Repurchase agreements	660,000	6,619	3.97	660,000	6,546	3.97
Other borrowings	53,609	413	3.05	53,609	403	3.00
Total borrowings	3,112,067	31,449	4.04	3,108,383	31,248	4.06
Total interest-bearing liabilities	7,457,964	50,598	2.72	7,349,801	51,024	2.81
Other noninterest-bearing liabilities	103,130			104,923
Stockholders’ equity	956,568			951,986
Total liabilities and stockholders’ equity	$8,517,662			$8,406,710

Net interest rate spread (5)			1.70%			1.78%
Net interest-earning assets	$829,726			$821,900
Net interest margin (6)			1.97			2.09
Ratio of interest-earning assets
to interest-bearing liabilities			1.11			1.11

Selected performance ratios:
Return on average assets (annualized)			0.79%			0.70%
Return on average equity (annualized)			7.01			6.16
Average equity to average assets			11.23			11.32

(1) Calculated net of unearned loan fees, deferred costs, and undisbursed loan funds.  Non-accruing loans are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2) MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3) The average balance of investment securities includes an average balance of nontaxable securities of $72.3 million and $72.2 million for the quarters ended June 30, 2010 and March 31, 2010, respectively.

(4) FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5) Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income as a percentage of average interest-earning assets.

(7) Net interest income represents the difference between interest income earned on interest-earning assets, such as mortgage loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

Rate/Volume Analysis

The table below presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities, comparing the quarter ended June 30, 2010 to the quarter ended March 31, 2010.  For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in the average balance multiplied by the previous year’s average rate and (2) changes in rate, which are changes in the average rate multiplied by the average balance from the previous year.  The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate.

	Quarter Ended
	June 30, 2010 vs. March 31, 2010
	Increase (Decrease) Due to

	Volume	Rate	Total
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$(454)	$(871)	$(1,325)
MBS	(1,372)	(391)	(1,763)
Investment securities	1,230	(391)	839
Capital stock of FHLB	19	--	19
Cash and cash equivalents	8	--	8
Total interest-earning assets	$(569)	$(1,653)	$(2,222)

Interest-bearing liabilities:
Checking	$5	$--	$5
Savings	9	(6)	3
Money market	59	(47)	12
Certificates	315	(962)	(647)
FHLB advances	21	97	118
Other borrowings	--	83	83
Total interest-bearing liabilities	$409	$(835)	$(426)

Net change in net interest and dividend income	$(978)	$(818)	$(1,796)

Liquidity and Capital Resources

Liquidity refers to our ability to generate sufficient cash to fund ongoing operations, to pay maturing certificates of deposit and other deposit withdrawals, and to fund loan commitments.  Liquidity management is both a daily and long-term function of our business management.  Capitol Federal Savings Bank’s most available liquid assets are represented by cash and cash equivalents, AFS MBS and investment securities, and short-term investment securities.  Capitol Federal Savings Bank’s primary sources of funds are deposits, FHLB advances, other borrowings, repayments and maturities of outstanding loans and MBS, other short-term investments, and funds provided by operations. Capitol Federal Savings Bank’s borrowings primarily have been used to invest in U.S. government sponsored enterprise debentures and MBS securities in an effort to improve the earnings of Capitol Federal Savings Bank while maintaining capital ratios in excess of regulatory standards for well-capitalized financial institutions.  In addition, Capitol Federal Savings Bank’s focus on managing risk has provided additional liquidity capacity by remaining below FHLB borrowing limits and by increasing the balance of MBS and investment securities available as collateral for borrowings.

We generally intend to maintain cash reserves sufficient to meet short-term liquidity needs, which are routinely forecasted for 10, 30, and 365 days.  Additionally, on a monthly basis, we perform a liquidity stress test in accordance with the Interagency Policy Statement on Funding and Liquidity Risk Management.  The liquidity stress test incorporates both a short-term and long-term liquidity scenario in order to quantify liquidity risk. In the event short-term liquidity needs exceed available cash, Capitol Federal Savings Bank has access to lines of credit at the FHLB and the FRB.  The FHLB line of credit, when combined with FHLB advances, may not exceed 40% of total assets.  Our excess capacity at the FHLB as of June 30, 2010 was $1.21 billion. The FRB line of credit is based upon the fair values of the securities pledged as collateral and certain other characteristics of those securities, and is used only when other sources of short-term liquidity are unavailable.  At June 30, 2010, Capitol Federal Savings Bank had $1.44 billion of securities that were eligible but unused as collateral for borrowing or other liquidity needs.  Borrowings on the lines of credit are outstanding until replaced by cash flows from long-term sources of liquidity, and are generally outstanding no longer than 30 days.

If management observes a trend in the amount and frequency of lines of credit utilization, Capitol Federal Savings Bank will likely utilize long-term wholesale borrowing sources, such as FHLB advances and/or repurchase agreements, to provide permanent fixed-rate funding.  The maturity of these borrowings is generally structured in such a way as to stagger maturities in order to reduce the risk of a highly negative cash flow position at maturity.  Additionally, Capitol Federal Savings Bank could utilize the repayment and maturity of outstanding loans, MBS and other investments for liquidity needs rather than reinvesting such funds into the related portfolios.

While scheduled payments from the amortization of loans and MBS and payments on short-term investments are relatively predictable sources of funds, deposit flows, prepayments on loans and MBS, and calls of investment securities are greatly influenced by general interest rates, economic conditions and competition, and are less predictable sources of funds.  To the extent possible, Capitol Federal Savings Bank manages the cash flows of its loan and deposit portfolios by the rates it offers customers.

At June 30, 2010, cash and cash equivalents totaled $75.9 million, an increase of $34.7 million from September 30, 2009.  The increase was related primarily to proceeds from the calls of investment securities at the end of June which were not reinvested until July.

During fiscal year 2010, loan originations and purchases, net of principal repayments provided a cash inflow of $76.8 million, as principal repayments exceeded loan originations and purchases, compared to a cash outflow of $329.9 million in the prior year period.

During fiscal year 2010, Capitol Federal Savings Bank received principal payments on MBS of $379.4 million and proceeds from the sale of trading MBS received in the loan swap transaction of $199.1 million.  These cash inflows were largely reinvested in investment securities.  The investment securities purchased during fiscal year 2010 had a WAL of approximately three years or less at the time of purchase.  If market rates were to rise, the short-term nature of these securities may allow management the opportunity to reinvest the maturing funds at a yield higher than current yields.

Capitol Federal Savings Bank utilizes FHLB advances to provide funds for lending and investment activities.  FHLB lending guidelines set borrowing limits as part of their underwriting standards.  At June 30, 2010, Capitol Federal Savings Bank’s ratio of the par amount of advances to total assets, as reported to the OTS, was 28%.  Our advances are secured by a blanket pledge of our loan portfolio, as collateral, supported by quarterly reporting to FHLB.  Advances in excess of 40% of total assets, but not exceeding 55% of total assets, may be approved by the president of FHLB based upon a review of documentation supporting the use of the advances.  Currently, the blanket pledge is sufficient collateral for the FHLB advances.  It is possible that increases in our borrowings or decreases in our loan portfolio could require Capitol Federal Savings Bank to pledge securities as collateral on the FHLB advances.  Capitol Federal Savings Bank’s policy allows borrowing from FHLB of up to 55% of total assets.  Capitol Federal Savings Bank relies on FHLB advances as a primary source of borrowings.  There was no increase in FHLB advances during fiscal year 2010; however, a maturing $100.0 million FHLB advance was renewed, and $200.0 million of FHLB advances were refinanced.  A prepayment fee of $875 thousand was paid on the $200.0 million of advances that were refinanced.

Capitol Federal Savings Bank has access to and utilizes other sources for liquidity, such as secondary market repurchase agreements, brokered deposits, and public unit deposits.  There were no repurchase agreements entered into during fiscal year 2010. Capitol Federal Savings Bank may enter into additional repurchase agreements as management deems appropriate.Management continuously monitors the wholesale deposit market for opportunities to obtain brokered and public unit deposits at attractive rates.  As of June 30, 2010, Capitol Federal Savings Bank’s policy allows for repurchase agreements of up to 15% of total assets, brokered deposits up to 10% of total deposits, and public unit deposits up to 5% of total deposits.  At June 30, 2010, Capitol Federal Savings Bank had repurchase agreements of $660.0 million, or approximately 8% of total assets, public unit deposits of $109.0 million, or approximately 2% of total deposits, and brokered deposits of $83.7 million, or approximately 2% of total deposits.

Capitol Federal Savings Bank has pledged securities with an estimated fair value of $757.2 million as collateral for repurchase agreements and $145.7 million a collateral for public unit deposits.  The securities pledged for the repurchase agreements will be delivered back to Capitol Federal Savings Bank when the repurchase agreements mature. The securities pledged as collateral for public unit deposits are held under joint custody receipt by the FHLB and generally will be released upon deposit maturity.  At June 30, 2010, Capitol Federal Savings Bank had securities with a fair value of $1.44 billion eligible, but unused, for collateral.  This collateral amount is comprised of AFS and HTM securities with individual fair values greater than $10.0 million, which is then reduced by a collateralization ratio of 10% to account for potential market value fluctuations.

At June 30, 2010, $1.46 billion of the $2.70 billion in certificates of deposit were scheduled to mature within one year.  Included in the $1.46 billion are $96.0 million in public unit deposits.  Based on our deposit retention experience and our current pricing strategy, we anticipate the majority of the maturing retail certificates of deposit will renew or transfer to other deposit products at the prevailing rate, although no assurance can be given in this regard.

In 2004, CFF issued $53.6 million in Debentures in connection with a trust preferred securities offering.  CFF received, net, $52.0 million from the issuance of the Debentures and an investment of $1.6 million in Capitol Federal Financial Trust I (the “Trust”).CFF did not down-stream the proceeds to be used by Capitol Federal Savings Bank for Tier 1 capital because Capitol Federal Savings Bank already exceeded all regulatory requirements to be a well-capitalized institution.  Instead, CFF deposited the proceeds into certificate accounts at Capitol Federal Savings Bank to be used to further CFF’s general corporate and capital management strategies which could include the payment of dividends.

During fiscal year 2010, CFF has paid cash dividends of $37.9 million, or $1.79 per share.  The $1.79 per share consists of three quarterly dividends of $0.50 per share and a $0.29 special dividend per share related to fiscal year 2009 earnings per CFF’s dividend policy.  Dividend payments depend upon a number of factors including CFF’s financial condition and results of operations, Capitol Federal Savings Bank’s regulatory capital requirements, regulatory limitations on Capitol Federal Savings Bank’s ability to make capital distributions to CFF, the amount of cash at the holding company, and the continued waiver of dividends by MHC.  At June 30, 2010, Capitol Federal Financial, at the holding company level, had $137.8 million in cash and certificates of deposit at Capitol Federal Savings Bank to be used to further CFF’s general corporate and capital management strategies, which could include the payment of dividends.  See additional discussion regarding limitations and potential limitations on dividends in the sections entitled “Our Policy Regarding Dividends” and “Supervision and Regulation – Limitations on Dividends and Other Capital Distributions” in the prospectus.

The long-term ability of CFF to pay dividends to its stockholders is based primarily upon the ability of Capitol Federal Savings Bank to make capital distributions to CFF.  So long as Capitol Federal Savings Bank continues to remain “well capitalized” after each capital distribution, operate in a safe and sound manner, provide the OTS with updated capital levels, and non-performing asset balances and ALLL information as requested, and comply with the interest rate risk management guidelines of the OTS, it is management’s belief that the OTS will continue to allow Capitol Federal Savings Bank to distribute its net income to CFF, although no assurance can be given in this regard.

Due to recent bank failures, in an effort to replenish the Deposit Insurance Fund, the Board of Directors of the FDIC adopted a rule that required insured institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of calendar year 2009 and for all of calendar year 2010, 2011 and 2012 during the quarter ended December 31, 2009.  Capitol Federal Savings Bank paid FDIC premiums of $27.5 million in December 2009, which included $25.7 million of prepayments for calendar years 2010, 2011 and 2012.  During the nine months ended June 30, 2010, Capitol Federal Savings Bank expensed $3.5 million of the $25.7 million prepaid amount.

Off Balance Sheet Arrangements, Commitments and Contractual Obligations

CFF, in the normal course of business, makes commitments to buy or sell assets or to incur or fund liabilities.  Commitments may include, but are not limited to:

●	the origination, purchase, or sale of loans,
●	the purchase or sale of investment securities and MBS,
●	extensions of credit on home equity loans and construction loans,
●	terms and conditions of operating leases, and
●	funding withdrawals of deposit accounts.

The following table summarizes our other contractual obligations as of June 30, 2010.

	Maturity Range
		Less than	1 - 3	3 - 5	More than
	Total	1 year	years	years	5 years
	(Dollars in thousands)

Operating Leases	$12,235	$782	$1,858	$1,513	$8,082

Certificates of Deposit	2,702,388	1,462,717	954,842	282,882	1,947
Weighted average rate	2.47%	2.15%	2.85%	2.81%	3.20%

FHLB Advances	2,426,000	250,000	951,000	650,000	575,000
Weighted average rate	3.64	4.77	3.71	3.22	3.51

Repurchase Agreements	660,000	195,000	275,000	170,000	20,000
Weighted average rate	3.97	3.61	4.04	4.21	4.45

Debentures	53,609	--	--	--	53,609
Weighted average rate	3.05	--	--	--	3.05

Commitments to originate and purchase mortgage loans	85,282	85,282	--	--	--
Weighted average rate	4.85	4.85	--	--	--

Commitments to fund unused home equity lines of credit	269,249	269,249	--	--	--
Weighted average rate	4.49	4.49	--	--	--

Unadvanced portion of construction loans	18,042	18,042	--	--	--
Weighted average rate	4.99	4.99	--	--	--

A percentage of commitments to originate mortgage loans are expected to expire unfunded, so the amounts reflected in the table above are not necessarily indicative of future liquidity requirements.

Contingencies

In the normal course of business, CFF and its subsidiary are named defendants in various lawsuits and counter claims.  In the opinion of management, after consultation with legal counsel, none of the currently pending suits are expected to have a materially adverse effect on CFF’s consolidated financial statements for the current interim or future periods.

Capital

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a “well-capitalized” status in accordance with regulatory standards.  As of June 30, 2010, Capitol Federal Savings Bank exceeded all capital requirements of the OTS.  The following table presents Capitol Federal Savings Bank’s regulatory capital ratios at June 30, 2010 based upon regulatory guidelines.

		Regulatory
		Requirement
	Bank	For “Well-
	Ratios	Capitalized” Status
Tangible equity	9.7%	N/A
Tier 1 (core) capital	9.7%	5.0%
Tier 1 (core) risk-based capital	23.2%	6.0%
Total risk-based capital	23.5%	10.0%

A reconciliation of Capitol Federal Savings Bank’s equity under GAAP to regulatory capital amounts as of June 30, 2010 is as follows (dollars in thousands):

Total equity as reported under GAAP	$861,481
Unrealized gains of AFS securities	(36,434)
Other	(497)
Total tangible and core capital	824,550
ALLL (1)	10,819
Total risk based capital	$835,369

(1) This amount represents the general valuation allowances calculated using the formula analysis.  SVAs are netted against the related loan balance on the Thrift Financial Report and are therefore not included in this amount.  See“–Critical Accounting Policies - Allowance for Loan Losses” for additional information.

Quantitative and Qualitative Disclosure About Market Risk

For a complete discussion of CFF’s asset and liability management policies, as well as the potential impact of interest rate changes upon the market value of CFF’s portfolios, See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Quantitative and Qualitative Disclosure about Market Risk” in the prospectus.

The general objective of our interest rate risk management is to determine and manage an appropriate level of interest rate risk while maximizing net interest income, in a manner consistent with our policy to reduce, to the extent possible, the exposure of our net interest income to changes in market interest rates.  The Asset and Liability Committee (“ALCO”) regularly reviews the interest rate risk exposure of Capitol Federal Savings Bank by forecasting the impact of hypothetical, alternative interest rate environments on net interest income and market value of portfolio equity (“MVPE”) at various dates.  The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments.  The present values are determined in alternative interest rate environments providing potential changes in net interest income and MVPE under those alternative interest rate environments.  Capitol Federal Savings Bank’s analysis of its net interest income and MVPE at June 30, 2010 indicates a general decrease in its risk exposure compared to March 31, 2010 primarily due to lower interest rates at June 30, 2010.

For each period end presented in the following table, the estimated percentage change in Capitol Federal Savings Bank’s net interest income based on the indicated instantaneous, parallel and permanent change in interest rates is presented.  The percentage change in each interest rate environment represents the difference between estimated net interest income in the 0 basis point interest rate environment (“base case”, assumes the forward market and product interest rates implied by the yield curve are realized) and estimated net interest income in each alternative interest rate environment (assumes market and product interest rates have a parallel shift in rates across all maturities by the indicated change in rates).  Estimations of net interest income used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change materially and that any repricing of assets or liabilities occurs at anticipated product and market rates for the alternative rate environments as of the dates presented.  The estimation of net interest income does not include any projected gain or loss related to the sale of loans or securities, or income derived from non-interest income sources, but does include the use of different prepayment assumptions in the alternative interest rate environments.  It is important to consider that the estimated changes in net interest income are for a cumulative four-quarter period.  These do not reflect the earnings expectations of management.

Change	Percentage Change in Net Interest Income
(in Basis Points)		At
in Interest Rates (1)	June 30, 2010	March 31, 2010	September 30, 2009

-200 bp	N/A	N/A	N/A
-100 bp	N/A	N/A	N/A
000 bp	--	--	--
+100 bp	2.29%	-0.78%	0.84%
+200 bp	-0.42%	-4.24%	-0.54%
+300 bp	-3.96%	-8.43%	-2.41%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

At June 30, 2010, the net interest income projection increased from March 31, 2010 in the +100 basis point scenario.  The primary reason for the projected increase in net interest income between quarter ends was due to a significant decrease in interest rates at June 30, 2010 compared to March 31, 2010.  The decrease in interest rates caused the WAL of mortgage-related assets and callable agency debentures to shorten significantly as borrowers have an economic incentive to refinance their mortgages into lower interest rates and agency debt issuers have an economic incentive to exercise their call options and issue lower costing debt.  The cash flows from mortgage-related assets and callable agency debentures are reinvested into higher yield interest-earning assets in the +100 basis point scenario resulting in an increase in the yield on interest-earning assets.

In the +200 and +300 basis point scenarios, the cash flows from mortgage-related assets and callable agency debentures slowed significantly at June 30, 2010 as compared to March 31, 2010.  This resulted in interest-bearing liabilities repricing at a faster pace than interest-earning assets, thus reducing net interest income projections at June 30, 2010 as compared to March 31, 2010.  In addition, caps on adjustable-rate products limit the increase in rates in these assets when rates rise.  The increase in the cost of deposits in these scenarios at June 30, 2010 as compared to March 31, 2010, is primarily a result of the relatively short average maturity of Capitol Federal Savings Bank’s certificate of deposit portfolio.  The increase in the cost of deposits is also due to an anticipated increase in the cost of money market accounts.

The decrease in Capitol Federal Savings Bank’s net interest income risk exposure in all scenarios from March 31, 2010 to June 30, 2010, was also a result, to a lesser degree, of a reduction in the balance of liabilities expected to reprice in the upcoming year.  FHLB advances that matured during the quarter were placed into new long-term FHLB advances and Capitol Federal Savings Bank modified $200.0 million of FHLB advances that were scheduled to mature in the next 12 months into long-term FHLB advances.

    The following table sets forth the estimated percentage change in the MVPE at each period end presented based on the indicated instantaneous, parallel and permanent change in interest rates.  The MVPE is defined as the net of the present value of the cash flows of an institution’s existing assets, liabilities and off-balance sheet instruments.  The percentage change in each interest rate environment represents the difference between MVPE in the base case and MVPE in each alternative interest rate environment.  The estimations of MVPE used in preparing the table below are based upon the assumptions that the total composition of interest-earning assets and interest-bearing liabilities does not change, that any repricing of assets or liabilities occurs at current product or market rates for the alternative rate environments as of the dates presented, and that different prepayment rates are used in each alternative interest rate environment.  The estimated MVPE results from the valuation of cash flows from financial assets and liabilities over the anticipated lives of each for each interest rate environment.  The table presents the effects of the change in interest rates on our assets and liabilities as they mature, repay or reprice, as shown by the change in the MVPE in changing interest rate environments.

Change	Percentage Change in MVPE
(in Basis Points)	At
in Interest Rates (1)	June 30, 2010	March 31, 2010	September 30, 2009

-200 bp	N/A	N/A	N/A
-100 bp	N/A	N/A	N/A
000 bp	--	--	--
+100 bp	-0.72%	-7.78%	-4.92%
+200 bp	-9.14%	-20.92%	-18.11%
+300 bp	-21.80%	-36.31%	-34.32%

(1)	Assumes an instantaneous, permanent and parallel change in interest rates at all maturities.

Changes in the estimated market values of our financial assets and liabilities drive changes in estimates of MVPE.  The market value of shorter term-to-maturity financial instruments are less sensitive to changes in interest rates than the market value of longer term-to-maturity financial instruments.  Because of this, our certificates of deposit (which have relatively short average lives) tend to display less sensitivity to changes in interest rates than do our mortgage-related assets (which have relatively long average lives).  However, the average life expected on our mortgage-related assets varies under different interest rate environments because borrowers have the ability to prepay their mortgage loans, as discussed above.

The sensitivity of the MVPE decreased significantly from March 31, 2010 to June 30, 2010.  This was due to the decrease in interest rates between quarter ends and the lengthening of liabilities during the current quarter.  The decrease in interest rates resulted in a significant decrease in the WAL of all mortgage-related assets as borrowers have an economic incentive to refinance their mortgages into lower interest rates and agency debt issuers have an economic incentive to exercise their call options and issue lower costing debt.  This caused a decrease in the price sensitivity of all mortgage-related assets and callable agency debentures, and as a result, in interest-earning assets as a whole.

The sensitivity of the MVPE ratio was also reduced due to the lengthening of liabilities during the current quarter as FHLB advances that matured were placed into new long-term FHLB advances and Capitol Federal Savings Bank modified $200.0 million of FHLB advances that were scheduled to mature in the next 12 months into long-term advances.  Long-term liabilities assist in reducing the negative impact of higher interest rates on the MVPE as interest rates rise.

Gap Table:  The following gap table summarizes the anticipated maturities or repricing of our interest-earning assets and interest-bearing liabilities as of June 30, 2010, based on the information and assumptions set forth in the notes below.  Cash flow projections for mortgage loans and MBS are calculated based on current interest rates.  Prepayment projections are subjective in nature, involve uncertainties and assumptions and, therefore, cannot be determined with a high degree of accuracy. Although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates.  Assumptions may not reflect how actual yields and costs respond to market changes. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates.  Certain assets, such as ARM loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the gap table.For additional information regarding the impact of changes in interest rates, see the Percentage Change in Net Interest Income and Percentage Change in MVPE tables above.

	Within	Three to	More Than	More Than
	Three	Twelve	One Year to	Three Years	Over
	Months	Months	Three Years	to Five Years	Five Years	Total
Interest-earning assets:	(Dollars in thousands)
Loans receivable (1):
Mortgage loans:
Fixed	$251,202	$842,379	$1,172,829	$570,882	$1,354,565	$4,191,857
Adjustable	102,358	477,647	287,886	53,947	7,286	929,124
Other loans	136,469	17,003	19,942	12,872	9,444	195,730
Investment securities (2)	324,133	577,196	171,601	117,671	12,596	1,203,197
MBS (3)	274,559	598,525	364,674	141,895	182,262	1,561,915
Other interest-earning assets	58,262	--	--	--	--	58,262
Total interest-earning assets	1,146,983	2,512,750	2,016,932	897,267	1,566,153	8,140,085

Interest-bearing liabilities:
Deposits:
Checking (4)	11,346	43,853	117,743	63,355	250,982	487,279
Savings (4)	94,718	9,564	22,052	17,104	94,798	238,236
Money market (4)	41,795	114,966	273,397	138,289	377,494	945,941
Certificates	494,696	973,741	950,277	282,457	1,217	2,702,388
Borrowings (5)	148,608	350,000	1,226,000	820,000	595,000	3,139,608
Total interest-bearing liabilities	791,163	1,492,124	2,589,469	1,321,205	1,319,491	7,513,452

Excess (deficiency) of interest-earning assets over interest-bearing liabilities	$355,820	$1,020,626	$(572,537)	$(423,938)	$246,662	$626,633

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities	$355,820	$1,376,446	$803,909	$379,971	$626,633

Cumulative excess (deficiency) of interest-earning assets over interest-bearing liabilities as a percent of total assets at
June 30, 2010	4.16%	16.11%	9.41%	4.45%	7.33%
March 31, 2010	1.91	3.46	(2.28)	(6.78)	7.55
September 30, 2009	0.81	6.78	4.60	(2.48)	8.11

(1)  Adjustable-rate loans are included in the period in which the rate is next scheduled to adjust or in the period in which repayments are expected to occur prior to their next rate adjustment, rather than in the period in which the loans are due.  Fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization and prepayment assumptions.  Balances have been reduced for non-performing loans, which totaled $33.2 million at June 30, 2010.
(2)  Based on contractual maturities, or terms to call date or pre-refunding dates as of June 30, 2010, and excludes the unrealized loss adjustment of $133 thousand on AFS investment securities.
(3)  Reflects estimated prepayments of MBS in our portfolio, and excludes the unrealized gain adjustment of $58.7 million on AFS MBS.
(4)  Although our checking, savings and money market accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities.  The decay rates (the assumed rate at which the balance of existing accounts would decline) used on these accounts are based on assumptions developed based upon our actual experience with these accounts.  If all of our checking, savings and money market accounts had been assumed to be subject to repricing within one year, interest-bearing liabilities which were estimated to mature or reprice within one year would have been less than interest-earning assets with comparable characteristics by $21.2 million, for a cumulative one-year gap of 0.25% of total assets.
(5)  Borrowings exclude $30.0 million of deferred prepayment penalty costs and $674 thousand of deferred gain on the terminated interest rate swaps.

The change in the one-year gap to 16.11% at June 30, 2010 from 3.46% at March 31, 2010 was a result of a significant decrease in interest rates between quarter ends.    The decrease in interest rates resulted in an increase in projected cash flows from mortgage-related assets and callable agency debentures which resulted in shorter WAL and quicker repricing of interest-earning assets at June 30, 2010 compared to March 31, 2010.  The increase in the one-year gap was also a result, to a lesser degree, of a reduction in liabilities expected to reprice in the next year as a result of the lengthening of the FHLB advances portfolio as previously discussed.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the offering. This prospectus supplement forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus supplement. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Capitol Federal Savings Bank MHC has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus supplement omits certain information contained in the prospectus and the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Western Regional Office of the Office of Thrift Supervision, 225 E. John Carpenter Freeway, Suite 500, Irving, Texas 75062.

A copy of our plan of conversion and reorganization is available without charge from Capitol Federal Savings Bank by contacting the Stock Information Center.

STOCK INFORMATION CENTER

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the offering, please call our Stock Information Center. The toll-free telephone number is (877) 518-0123. The Stock Information Center is open Monday through Friday from 10:00 a.m. to 4:00 p.m., Central Time. The Stock Information Center will be closed weekends and bank holidays.

INDEX TO INTERIM FINANCIAL STATEMENTS OF CAPITOL FEDERAL FINANCIAL AND SUBSIDIARY (UNAUDITED)

*   *   *

In addition to the interim unaudited financial statements, you should also review the audited financial statements of CFF included in the prospectus dated July 9, 2010.

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for Capitol Federal Financial, Inc. have not been included in this prospectus supplement because Capitol Federal Financial, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands except per share data and amounts)

	June 30,	September 30,
	2010	2009
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $64,070 and $32,319)	$75,886	$41,154
Investment securities:
Available-for-sale (“AFS”) at estimated fair value (amortized cost of $56,735 and $235,185)	56,601	234,784
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of $1,152,442 and $248,929)	1,146,463	245,920
Mortgage-backed securities (“MBS”):
AFS, at estimated fair value (amortized cost of $1,048,106 and $1,334,357)	1,106,815	1,389,211
HTM, at amortized cost (estimated fair value of $542,761 and $627,829)	513,808	603,256
Loans receivable, net (of allowance for loan losses (“ALLL”) of $15,677 and $10,150)	5,316,172	5,603,965
Bank-owned life insurance (“BOLI”)	54,350	53,509
Capital stock of Federal Home Loan Bank (“FHLB”), at cost	136,055	133,064
Accrued interest receivable	31,578	32,640
Premises and equipment, net	40,915	37,709
Real estate owned (“REO”), net	7,150	7,404
Prepaid federal insurance premium	22,285	--
Other assets	35,279	21,064
TOTAL ASSETS	$8,543,357	$8,403,680

LIABILITIES:
Deposits	$4,373,844	$4,228,609
Advances from FHLB	2,396,637	2,392,570
Other borrowings, net	713,609	713,609
Advance payments by borrowers for taxes and insurance	31,737	55,367
Income taxes payable	1,440	6,016
Deferred income tax liabilities, net	35,098	30,970
Accounts payable and accrued expenses	30,992	35,241
Total liabilities	7,583,357	7,462,382

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 50,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 450,000,000 shares authorized, 91,512,287 shares issued; 73,990,978 and 74,099,355 shares outstanding as of June 30, 2010 and September 30, 2009, respectively	915	915
Additional paid-in capital	456,786	452,872
Unearned compensation, Employee Stock Ownership Plan (“ESOP”)	(6,553)	(8,066)
Unearned compensation, Recognition and Retention Plan (“RRP”)	(297)	(330)
Retained earnings	796,093	781,604
Accumulated other comprehensive income, net of tax	36,433	33,870
Less shares held in treasury (17,521,309 and 17,412,932 shares as of June 30, 2010 and September 30, 2009, respectively, at cost)	(323,377)	(319,567)
Total stockholders’ equity	960,000	941,298
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,543,357	$8,403,680

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
INTEREST AND DIVIDEND INCOME:
Loans receivable	$68,990	$76,745	$213,831	$230,907
MBS	16,864	24,211	56,245	75,701
Investment securities	4,565	1,279	10,850	3,560
Capital stock of FHLB	1,005	793	2,991	2,351
Cash and cash equivalents	61	50	162	167
Total interest and dividend income	91,485	103,078	284,079	312,686

INTEREST EXPENSE:
FHLB advances	24,417	25,307	73,535	81,505
Deposits	19,149	24,705	61,030	76,201
Other borrowings	7,032	7,144	21,090	21,978
Total interest expense	50,598	57,156	155,655	179,684

NET INTEREST AND DIVIDEND INCOME	40,887	45,922	128,424	133,002
PROVISION FOR LOAN LOSSES	1,816	3,112	8,131	5,768
NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES	39,071	42,810	120,293	127,234

OTHER INCOME:
Retail fees and charges	4,681	4,671	13,617	13,271
Insurance commissions	573	528	1,908	1,892
Loan fees	670	564	1,925	1,730
Income from BOLI	351	262	842	887
Gain on securities, net	--	--	6,454	--
Gain on loans receivable, net	972	1,629	1,135	2,169
Other income, net	507	578	1,540	1,900
Total other income	7,754	8,232	27,421	21,849

OTHER EXPENSES:
Salaries and employee benefits	10,858	10,715	32,197	32,447
Communications, information technology, and occupancy	3,703	3,936	11,499	11,428
Federal insurance premium	1,835	5,307	5,494	5,700
Advertising and promotional	1,295	1,704	4,276	5,393
Deposit and loan transaction costs	1,238	1,276	3,934	3,998
Regulatory and outside services	927	857	3,369	2,986
Postage and office supplies	439	582	1,853	2,030
Other expenses, net	329	2,034	3,851	6,650
Total other expenses	20,624	26,411	66,473	70,632
INCOME BEFORE INCOME TAX EXPENSE	26,201	24,631	81,241	78,451
INCOME TAX EXPENSE	9,443	9,155	28,848	28,991
NET INCOME	$16,758	$15,476	$52,393	$49,460

Basic earnings per common share	$0.23	$0.21	$0.72	$0.68
Diluted earnings per common share	$0.23	$0.21	$0.72	$0.68
Dividends declared per public share	$0.50	$0.50	$1.79	$1.61

Basic weighted average common shares	73,273,472	73,172,822	73,251,516	73,116,212
Diluted weighted average common shares	73,297,126	73,232,496	73,273,409	73,189,501

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in thousands)

						Accumulated
		Additional	Unearned	Unearned		Other		Total
	Common	Paid-In	Compensation	Compensation	Retained	Comprehensive	Treasury	Stockholders’
	Stock	Capital	ESOP	RRP	Earnings	Income	Stock	Equity

Balance at October 1, 2009	$915	$452,872	$(8,066)	$(330)	$781,604	$33,870	$(319,567)	$941,298
Comprehensive income:
Net income					52,393			52,393
Other comprehensive income:
Changes in unrealized gain/losses on securities AFS, net of deferred income taxes of $1,559						2,563		2,563
Total comprehensive income								54,956

ESOP activity, net		3,514	1,513					5,027
RRP activity, net		122		(163)			47	6
Stock based compensation - stock options and RRP		174		196				370
Acquisition of treasury stock							(4,019)	(4,019)
Stock options exercised		104					162	266
Dividends on common stock to stockholders $1.79 per public share					(37,904)			(37,904)
Balance at June 30, 2010	$915	$456,786	$(6,553)	$(297)	$796,093	$36,433	$(323,377)	$960,000

See accompanying notes to consolidated financial statements.

CAPITOL FEDERAL FINANCIAL AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in thousands)

	For the Nine Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,393	$49,460
Adjustments to reconcile net income to net cash provided by operating activities:

FHLB stock dividends	(2,991)	(2,351)
Provision for loan losses	8,131	5,768
Originations of loans receivable held-for-sale (“LHFS”)	(32,811)	(858)
Proceeds from sales of LHFS	28,505	97,838
Amortization and accretion of premiums and discounts on MBS and investment securities	4,449	1,377
Depreciation and amortization of premises and equipment	3,487	3,751
Amortization of deferred amounts related to FHLB advances, net	4,942	2,208
Common stock committed to be released for allocation - ESOP	5,027	6,166
Stock based compensation - stock options and RRP	370	475
Gain on the sale of trading securities received in the loan swap transaction	(6,454)	--
Changes in:
Prepaid federal insurance premium	(22,285)	--
Accrued interest receivable	1,062	876
Other assets, net	(9,908)	620
Income taxes payable/receivable	(2,002)	1,840
Accounts payable and accrued expenses	(4,249)	1,010
Net cash provided by operating activities	27,666	168,180

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of trading securities received in the loan swap transaction	199,144	--
Proceeds from maturities or calls of investment securities AFS	177,069	45,032
Purchases of investment securities AFS	--	(255,046)
Proceeds from maturities or calls of investment securities HTM	153,115	39,600
Purchases of investment securities HTM	(1,055,442)	(10,116)
Principal collected on MBS AFS	284,951	227,574
Purchases of MBS AFS	--	(169,452)
Principal collected on MBS HTM	94,496	125,176
Purchases of MBS HTM	(5,032)	(3,217)
Proceeds from the redemption of capital stock of FHLB	--	3,688
Purchases of capital stock of FHLB	--	(9,002)
Loan originations, net of principal collected	45,798	(196,002)
Loan purchases, net of principal collected	30,960	(133,849)
Net deferred fee activity	131	1,330
Purchases of premises and equipment	(6,735)	(8,944)
Proceeds from sales of REO	9,538	6,047
Net cash used ininvesting activities	(72,007)	(337,181)

(Continued)

	For the Nine Months Ended
	June 30,
	2010	2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(37,904)	(33,621)
Deposits, net of withdrawals	145,235	251,368
Proceeds from advances/line of credit from FHLB	300,000	1,561,102
Repayments on advances/line of credit from FHLB	(300,000)	(1,561,102)
FHLB prepayment penalty	(875)	(38,388)
Change in advance payments by borrowers for taxes and insurance	(23,630)	(22,801)
Acquisitions of treasury stock	(4,019)	(2,426)
Stock options exercised	178	1,316
Excess tax benefits from stock options	88	516
Net cash provided by financing activities	79,073	155,964

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	34,732	(13,037)
CASH AND CASH EQUIVALENTS:
Beginning of period	41,154	87,138
End of period	$75,886	$74,101

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income tax payments	$30,757	$27,116
Interest payments, net of interest credited to deposits	$90,053	$103,229

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Loans transferred to REO	$9,014	$7,320

Transfer of loans receivable to LHFS, net	$--	$94,672

Swap of loans for trading securities	$193,889	$--

(Concluded)
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements (Unaudited)

1.   Basis of Financial Statement Presentation

The accompanying consolidated financial statements of Capitol Federal Financial (“CFF”) and subsidiaries (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with Rule 10-01 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.  These statements should be read in conjunction with the consolidated financial statements and notes thereto included in the prospectus dated July 9, 2010, filed with the Securities and Exchange Commission (“SEC”).  Interim results are not necessarily indicative of results for a full year.  In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting periods.  Significant estimates include the ALLL, other-than-temporary declines in the fair value of securities, and fair value measurements. Actual results could differ from those estimates.

The Board of Directors of Capitol Federal Savings Bank MHC (“MHC”), CFF and Capitol Federal Savings Bank (the “Bank”) adopted a Plan of Conversion and Reorganization (the “Plan”) on May 5, 2010. Pursuant to the Plan, MHC will convert from the mutual holding company form of organization to a stock form of organization.  MHC will be merged into CFF, and MHC will no longer exist. Pursuant to the Plan, CFF, which owns 100% of the Bank, also will be succeeded by a new Maryland corporation, named Capitol Federal Financial, Inc. As part of the conversion, MHC’s ownership interest of CFF will be offered for sale in a public offering. The existing publicly held shares of CFF, which represents the remaining ownership interest in CFF, will be exchanged for new shares of common stock of Capitol Federal Financial, Inc., the new Maryland corporation. The exchange ratio will ensure that immediately after the conversion and public offering, the public stockholders of CFF will own the same aggregate percentage of Capitol Federal Financial, Inc. common stock that they owned of CFF common stock immediately prior to that time. When the conversion and public offering are completed, all of the outstanding capital stock of the Bank will be owned by Capitol Federal Financial, Inc. and all of the outstanding capital stock of Capitol Federal Financial, Inc. will be owned by the public.  The conversion and reorganization is expected to be completed by the end of calendaryear 2010, subject to the receipt of final regulatory approvals.

The Plan provides for the establishment, upon the completion of the reorganization, of special “liquidation accounts” at Capitol Federal Financial, Inc. and at the Bank for the benefit of certain depositors of the Bank in an amount equal to MHC’s ownership interest in the retained earnings of CFF as of the date of the latest balance sheet contained in the prospectus for the public offering. Following the completion of the reorganization, under the rules of the Office of Thrift Supervision (“OTS”), neither Capitol Federal Financial, Inc. nor the Bank, will be permitted to pay dividends on its capital stock to its stockholders, if stockholders’ equity would be reduced below the amount of its liquidation account.

In addition, Capitol Federal Financial, Inc. intends to fund a $40.0 million cash contribution to the Bank’s charitable foundation in connection with the conversion.

Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.  If the conversion and public offering are not completed, all costs will be charged to expense in the period in which the public offering is terminated.  As of June 30, 2010, CFF had deferred $3.3 million in costs related to the offering.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, the Bank and Capitol Federal Financial, Inc.  The Bank has a wholly-owned subsidiary, Capitol Funds, Inc.  Capitol Funds, Inc. has a wholly-owned subsidiary, Capitol Federal Mortgage Reinsurance Company.  All intercompany accounts and transactions have been eliminated.

2.   Recent Accounting Pronouncements

Effective October 1, 2009, the Company adopted new authoritative accounting guidance under Accounting Standards Codification (“ASC”) 260, Earnings Per Share, which provides that unvested share-based payment awards containing nonforfeitable rights to dividends or dividend equivalents are participating securities and should be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. The Company determined that its unvested RRP awards are participating securities.  This new guidance requires retrospective adjustment to all prior-period EPS data presented. The Company has participating securities related to the Company’s stock incentive plans in the form of unvested restricted common shares. However, these participating securities do not have an impact on the Company’s EPS.

In June 2009, the Financial Accounting Standards Board (“FASB”)  issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets an Amendment of FASB Statement No. 140.  SFAS No. 166 was codified into ASC 860, Transfers of Servicing Assets by Accounting Standards Update (“ASU”)  2009-16.  The objective of SFAS No. 166 is to improve the relevance, representational faithfulness, and comparability of the information provided in the financial statements related to the transfer of financial assets; the effects of a transfer on the Company’s financial position, financial performance and cash flows; and a transferor’s continuing involvement in transferred financial assets.  SFAS No. 166 is effective for financial asset transfers occurring after the beginning of an entity’s first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  The Companyhas not yet completed its assessment of the impact of SFAS No. 166.

In June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R).  SFAS No. 167 was codified into ASC 810, Consolidation by ASU 2009-17.  SFAS No. 167 does not change many of the key principles for determining whether an entity is a variable interest entity consistent with the ASC on “Consolidation.” SFAS No. 167 does amend many important provisions of the existing guidance on “Consolidation.”  SFAS No. 167 is effective as of the beginning of the first fiscal year that begins after November 15, 2009, which for the Company is October 1, 2010.  Early adoption is prohibited.  The Company has not yet completed its assessment of the impact of SFAS No. 167.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures About Fair Value Measurements, which amends ASC 820-10 to require new disclosures about transfers in and out of Level 1 and Level 2 fair value measurements and the roll forward of activity in Level 3 fair value measurements.  ASU 2010-06 also clarifies existing disclosure requirements regarding the level of disaggregation of each class of assets and liabilities within a line item in the statement of financial condition and clarifies that a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements that fall in either Level 2 or Level 3 fair value measurements.   The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the new disclosures about the roll forward of activity in Level 3 fair value measurements which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years.  Since the provisions of ASU 2010-06 are disclosure related, the Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, which amends ASC 855, Subsequent Events to address implementation issues of ASC 855.  ASU 2010-09 requires SEC filers to evaluate subsequent events through the date the financial statements are issued and exempts SEC filers from disclosing the date through which subsequent events have been evaluated.  The ASU was effective immediately for the Company. Since the provisions of ASU 2010-09 are disclosure related, the Company’s adoption of this guidance did not have an impact on its financial condition or results of operations.

3.   Earnings Per Share

The Company accounts for the 3,024,574 shares acquired by its ESOP and the shares awarded pursuant to its RRP in accordance with ASC 260, which requires that unvested RRP awards that contain nonforfeitable rights to dividends be treated as participating securities in the computation of EPS pursuant to the two-class method. The two-class method is an earnings allocation that determines EPS for each class of common stock and participating security. Shares acquired by the ESOP are not considered in the basic average shares outstanding until the shares are committed for allocation or vested to an employee’s individual account.

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(in thousands, except share and per share data)
Net income (1)	$16,758	$15,476	$52,393	$49,460

Average common shares outstanding	73,172,098	73,071,448	73,200,737	73,065,433
Average committed ESOP shares outstanding	101,374	101,374	50,779	50,779
Total basic average common shares outstanding	73,273,472	73,172,822	73,251,516	73,116,212

Effect of dilutive RRP shares	2,029	3,842	3,182	5,626
Effect of dilutive stock options	21,625	55,832	18,711	67,663

Total diluted average common shares outstanding	73,297,126	73,232,496	73,273,409	73,189,501

Net EPS:
Basic	$0.23	$0.21	$0.72	$0.68
Diluted	$0.23	$0.21	$0.72	$0.68

Antidilutive stock options and RRP, excluded from the diluted average common shares outstanding calculation	101,850	74,050	219,252	74,050

(1) Net income available to participating securities (unvested RRP shares) was inconsequential for the three and nine month periods ended June 30, 2010 and June 30, 2009.

4.   Fair Value of Financial Instruments

Fair Value Measurements - ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.  The Company uses fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. The Company did not have any liabilities that were measured at fair value at June 30, 2010.  The Company’s AFS securities are recorded at fair value on a recurring basis.  Additionally, from time to time, the Company may be required to record at fair value other assets or liabilities on a non-recurring basis, such as REO and impaired loans. These non-recurring fair value adjustments involve the application of lower-of-cost-or-fair value accounting or write-downs of individual assets.

In accordance with ASC 820, the Company groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1 — Valuation is based upon quoted prices for identical instruments traded in active markets.

•
Level 2 — Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3 — Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect the Company’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models, and similar techniques. The results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability.

The Company bases its fair values on the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date.  As required by ASC 820, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The following is a description of valuation methodologies used for assets measured at fair value on a recurring basis.

AFS Securities.
The Company’s AFS securities portfolio is carried at estimated fair value, with any unrealized gains and losses, net of taxes, reported as accumulated other comprehensive income/loss in stockholders’ equity.  The Company’s major security types based on the nature and risks of the securities are included in the table below.  The majority of the securities within the AFS portfolio are issued by U.S. government-sponsored enterprises (“GSEs”).  The fair values for all AFS securities are based on quoted prices for similar securities.  Various modeling techniques are used to determine pricing for the Company’s securities, including option pricing and discounted cash flow models. The inputs to these models may include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data.  The Company is responsible for the valuation process and as part of this process may use data from outside sources in establishing fair value. The Company performs due diligence to understand the inputs used or how the data was calculated or derived. The Company corroborates the reasonableness of the valuation process.  There are some AFS securities in the AFS portfolio that have significant unobservable inputs requiring the independent pricing services to use some judgment in pricing the related securities.  These AFS securities are classified as Level 3.  All other AFS securities are classified as Level 2.

The following table provides the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a recurring basis, which consists of AFS securities, at June 30, 2010.

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)(1)
	(Dollars in thousands)
U.S. government sponsored enterprise debentures	$50,647	$--	$50,647	$--
Municipal bonds	2,799	--	2,799	--
Trust preferred securities	3,155	--	--	3,155
MBS	1,106,815	--	1,106,815	--
	$1,163,416	$--	$1,160,261	$3,155

(1)
The Company’s Level 3 AFS securities have had no activity since September 30, 2009, except for principal paydowns and reductions in net unrealized losses recognized in other comprehensive income.  Reductions of net unrealized losses included in other comprehensive income for the three and nine months ended June 30, 2010 was $65 thousand and $674 thousand, respectively.

The following is a description of valuation methodologies used for significant assets measured at fair value on a non-recurring basis.

Loans Receivable. Loans which meet certain criteria are evaluated individually for impairment. A loan is considered impaired when, based upon current information and events, it is probable the Bank will be unable to collect all amounts due, including principal and interest, according to the contractual terms of the loan agreement.  Impaired loans at June 30, 2010 were $53.9 million. Substantially all of the Bank’s impaired loans at June 30, 2010 were secured by residential real estate.  These impaired loans are individually assessed to ensure that the carrying value of the loan is not in excess of the fair value of the collateral, less estimated selling costs. Fair value is estimated through current appraisals, automated valuation models (“AVMs”), broker price opinions (“BPOs”) or listing prices.  Fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3. Based on this evaluation, the Company maintained an ALLL of $4.9 million at June 30, 2010 for such impaired loans.

REO. REO represents real estate acquired as a result of foreclosure or by deed in lieu of foreclosure and is carried at lower of cost or fair value.  Fair value is estimated through current appraisals, AVMs, BPOs, or listing prices.  As these properties are actively marketed, estimated fair values may be adjusted by management to reflect current economic and market conditions and, as such, are classified as Level 3.  The fair value of REO at June 30, 2010 was $7.2 million. During the three and nine months ended June 30, 2010, charge-offs to the ALLL related to loans that were transferred to REO were $493 thousand and $1.1 million, respectively. Write downs related to REO that were charged to other expense were $163 thousand and $508 thousand for the three and nine months ended June 30, 2010.

The following table provides the level of valuation assumption used to determine the carrying value of the Company’s assets measured at fair value on a non-recurring basis at June 30, 2010.

		Quoted Prices	Significant	Significant
		in Active Markets	Other Observable	Unobservable
	Carrying	for Identical Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)
	(Dollars in thousands)
Impaired loans	$53,909	$--	$--	$53,909
REO	7,150	--	--	7,150
	$61,059	$--	$--	$61,059

Fair Value Disclosures
The Company determined estimated fair value amounts using available market information and a selection from a variety of valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on the estimated fair value amounts.  The fair value estimates presented herein are based on pertinent information available to management as of June 30, 2010 and September 30, 2009. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates.

The estimated fair values of the Company’s financial instruments as of June 30, 2010 and September 30, 2009 are as follows.

	At		At
	June 30, 2010		September 30, 2009
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Financial assets:
Cash and cash equivalents	$75,886	$75,886	$41,154	$41,154
Investment securities:
AFS	56,601	56,601	234,784	234,784
HTM	1,146,463	1,152,442	245,920	248,929
MBS:
AFS	1,106,815	1,106,815	1,389,211	1,389,211
HTM	513,808	542,761	603,256	627,829
Loans receivable	5,316,172	5,567,654	5,603,965	5,801,724
BOLI	54,350	54,350	53,509	53,509
Capital stock of FHLB	136,055	136,055	133,064	133,064
Financial liabilities:
Deposits	4,373,844	4,433,422	4,228,609	4,294,454
Advances from FHLB	2,396,637	2,582,433	2,392,570	2,554,206
Other borrowings	713,609	744,660	713,609	742,301

The following methods and assumptions were used to estimate the fair value of the financial instruments:

Cash and Cash Equivalents - The carrying amounts of cash and cash equivalents are considered to approximate their fair value due to the nature of the financial asset.

Investment Securities and MBS - Estimated fair values of securities are based on one of three methods:  1) quoted market prices where available, 2) quoted market prices for similar instruments if quoted market prices are not available, 3) unobservable data that represents the Bank’s assumptions about items that market participants would consider in determining fair value where no market data is available.  AFS securities are carried at estimated fair value.  HTM securities are carried at amortized cost.

Loans Receivable - Fair values are estimated for portfolios with similar financial characteristics.  Loans are segregated by type, such as one- to four-family residential mortgages, multi-family residential mortgages, nonresidential and installment loans.  Each loan category is further segmented into fixed and adjustable interest rate categories.  Market pricing sources are used to approximate the estimated fair value of fixed- and adjustable-rate one- to four-family residential mortgages.  For all other loan categories, future cash flows are discounted using the LIBOR curve plus a margin at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity.

BOLI-The carrying value of BOLI is considered to approximate its fair value due to the nature of the financial asset.

Capital Stock of FHLB - The carrying value of FHLB stock equals cost.  The fair value is based on redemption at par value.

Deposits - The estimated fair value of demand deposits, savings and money market accounts is the amount payable on demand at the reporting date. The estimated fair value of fixed-maturity certificates of deposit is estimated by discounting the future cash flows using a margin to the LIBOR curve.

Advances from FHLB - The estimated fair value of advances from FHLB is determined by discounting the future cash flows of each advance using a margin to the LIBOR curve.

Other Borrowings - Other borrowings consists of repurchase agreements and Junior Subordinated Deferrable Interest Debentures (“the debentures”). The estimated fair value of the repurchase agreements is determined by discounting the future cash flows of each agreement using a margin to the LIBOR curve.  The debentures have a variable rate structure, with the ability to redeem at par; therefore, the carrying value of the debentures approximates their estimated fair value.

5.   Securities

The following tables reflect the amortized cost, estimated fair value, and gross unrealized gains and losses of AFS and HTM securities at June 30, 2010 and September 30, 2009.  The majority of the MBS and investment portfolios are composed of securities issued by U.S. GSEs.

	June 30, 2010
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprise debentures	$50,347	$300	$--	$50,647
Municipal bonds	2,653	146	--	2,799
Trust preferred securities	3,735	--	580	3,155
MBS	1,048,106	58,739	30	1,106,815
	1,104,841	59,185	610	1,163,416
HTM:
U.S. government sponsored enterprise debentures	1,075,564	3,976	--	1,079,540
Municipal bonds	70,899	2,046	43	72,902
MBS	513,808	28,954	1	542,761
	1,660,271	34,976	44	1,695,203

	$2,765,112	$94,161	$654	$2,858,619

	September 30, 2009
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)
AFS:
U.S. government sponsored enterprise debentures	$228,743	$1,132	$--	$229,875
Municipal bonds	2,668	131	--	2,799
Trust preferred securities	3,774	--	1,664	2,110
MBS	1,334,357	55,552	698	1,389,211
	1,569,542	56,815	2,362	1,623,995
HTM:
U.S. government sponsored enterprise debentures	175,394	535	--	175,929
Municipal bonds	70,526	2,514	40	73,000
MBS	603,256	24,645	72	627,829
	849,176	27,694	112	876,758

	$2,418,718	$84,509	$2,474	$2,500,753

At June 30, 2010 and September 30, 2009, the MBS held within our portfolio were issued by Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), or Government National Mortgage Association (“GNMA”), with the exception of $3.6 million and $4.6 million at those respective dates, which were issued by a private issuer.  The following table presents the carrying value of the MBS in our portfolio by issuer:

	At
	June 30, 2010	September 30, 2009
	(Dollars in thousands)
FNMA	$846,439	$1,035,271
FHLMC	767,992	949,639
GNMA	2,552	2,921
Private Issuer	3,640	4,636
	$1,620,623	$1,992,467

The following table presents the taxable and non-taxable components of interest income on investment securities for the three and nine months ended June 30, 2010 and 2009:

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Dollars in thousands)
Taxable	$4,031	$777	$9,243	$2,077
Non-taxable	534	502	1,607	1,483
	$4,565	$1,279	$10,850	$3,560

On a quarterly basis, management conducts a formal review of securities for the presence of an other-than-temporary impairment (“OTTI”).  Management assesses whether an OTTI is present when the fair value of a security is less than its amortized cost basis at the balance sheet date.  For such securities, OTTI is considered to have occurred if 1) the Company intends to sell the security, 2) if it is more likely than not the Companywill be required to sell the security before recovery of its amortized cost basis, or 3) if the present value of expected cash flows is not sufficient to recover the entire amortized cost.

The following tables summarize the estimated fair value and gross unrealized losses of those securities on which an unrealized loss at June 30, 2010 and September 30, 2009 was reported and the continuous unrealized loss position for the twelve months prior to June 30, 2010 and September 30, 2009 or for a shorter period of time, as applicable.

	June 30, 2010
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated	Unrealized		Estimated	Unrealized
	Count	Fair Value	Losses	Count	Fair Value	Losses
AFS:	(Dollars in thousands)
Trust preferred securities	--	$--	$--	1	$3,155	$580
MBS	2	20,133	28	4	636	2
	2	$20,133	$28	5	$3,791	$582

HTM:
U.S. government sponsored enterprise debentures	1	$24,938	$--	--	$--	$--
Municipal bonds	3	1,451	12	3	1,943	32
MBS	1	2,315	--	1	49	--
	5	$28,704	$12	4	$1,992	$32

	September 30, 2009
	Less Than			Equal to or Greater
	12 Months			Than 12 Months
		Estimated	Unrealized		Estimated	Unrealized
	Count	Fair Value	Losses	Count	Fair Value	Losses
AFS:	(Dollars in thousands)
Trust preferred securities	--	$--	$--	1	$2,110	$1,664
MBS	16	57,157	600	37	15,804	98
	16	$57,157	$600	38	$17,914	$1,762

HTM:
Municipal bonds	4	$1,930	$36	1	$495	$4
MBS	3	5,563	26	4	11,043	46
	7	$7,493	$62	5	$11,538	$50

The unrealized losses are primarily a result of increases in market yields from the time of purchase.  In general, as market yields rise, the fair value of securities will decrease; as market yields fall, the fair value of securities will increase. Management generally views changes in fair value caused by changes in interest rates as temporary; therefore, these securities have not been classified as other-than-temporarily impaired.  Additionally, the impairment is also considered temporary because scheduled coupon payments have been made, it is anticipated that the entire principal balance will be collected as scheduled, and management neither intends to sell the securities and it is not more likely than not that the Company will be required to sell the securities before the recovery of the remaining amortized cost amount, which could be at maturity.

The amortized cost and estimated fair value of securities by remaining contractual maturity without consideration for call features or pre-refunding dates as of June 30, 2010 are shown below.  Actual maturities of MBS may differ from contractual maturities because borrowers have the right to prepay obligations, generally without penalty.  Maturities of MBS depend on the repayment characteristics and experience of the underlying financial instruments.

	AFS		HTM
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value
	(Dollars in thousands)
One year or less	$25,347	$25,494	$2,978	$3,021
One year through five years	25,580	25,766	1,071,795	1,076,442
Five years through ten years	139,540	150,380	340,396	359,916
Ten years and thereafter	914,374	961,776	245,102	255,824
	$1,104,841	$1,163,416	$1,660,271	$1,695,203

Issuers of certain investment securities have the right to call and prepay obligations with or without prepayment penalties.  As of June 30, 2010, the amortized cost of the securities in our portfolio which are callable or have pre-refunding dates within one year totaled $1.06 billion.

As of June 30, 2010 and September 30, 2009, the Bank had pledged AFS and HTM MBS with an amortized cost of $714.5 million and $764.4 million, respectively, and an estimated fair value of $757.2 million and $797.0 million, respectively, as collateral for repurchase agreements.  The securities pledged as collateral for the repurchase agreements can be repledged by the counterparties.  As of June 30, 2010 and September 30, 2009, the Bank also had pledged AFS and HTM MBS with an amortized cost of $173.3 million and $193.6 million, respectively, and an estimated fair value of $184.6 million and $202.8 million, respectively, as collateral for public unit depositors, and discount window borrowings and treasury, tax, and loan requirements at the Federal Reserve Bank (“FRB”).  As of June 30, 2010, there were no securities pledged for treasury, tax, and loan requirements at the FRB.

During the quarter ended December 31, 2009, the Bank swapped $194.8 million of originated fixed-rate mortgage loans with the FHLMC for MBS (“loan swap transaction”).  The MBS received in the loan swap transaction were classified as trading securities prior to their subsequent sale by the Bank.  Proceeds from the sale of these securities were $199.1 million, resulting in a gross realized gain of $6.5 million.  The gain is included in gain on securities, net in the consolidated statements of income for the nine months ended June 30, 2010.

6.  Subsequent Events

In preparing these financial statements, we have evaluated events occurring subsequent to June 30, 2010, for potential recognition and disclosure.  There have been no material events or transactions which would require adjustments to the consolidated financial statements at June 30, 2010.

Subsequent to June 30, 2010, the Company received conditional approval from the OTS to reorganize from a two-tier mutual holding company structure to a stock holding company structure and commence a “second-step” stock offering of new shares of common stock.  Additionally, the registration statement relating to the sale of common stock by the new holding company for the Bank, Capitol Federal Financial, Inc., was declared effective by the SEC.  Completion of the conversion and offering is subject to, among other things, the receipt of final regulatory approvals.

Prospectus Supplement
(To Syndicated Offering
Prospectus dated July 9, 2010)

Capitol Federal Financial, Inc.
(Proposed New Holding Company for Capitol Federal Savings Bank)

Up to 159,850,000 Shares of Common Stock
$10.00 per Share
________________________________________________

On August 30, 2010, RP Financial, LC. updated its appraisal of the estimated pro forma market value of the common stock of Capitol Federal Financial, Inc., which resulted in a reduction to our offering range. The amended offering range has decreased to a range of $1.18 billion at the minimum to $1.60 billion at the maximum, as compared to the offering range of $1.45 billion to $1.96 billion established by the appraisal of RP Financial dated May 28, 2010. This constitutes an approximate 18.2% reduction in the range. As a result of the reduction in the offering range, we are offering fewer shares than indicated in our prospectus dated July 9, 2010. We are now offering up to 159,850,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 118,150,000 shares in order to complete the offering. The price per share remains unchanged at $10.00.

This offering represents a resolicitation and extension of an offering that we originally commenced in July 2010. The shares will be offered first to those persons who previously submitted orders for shares in the subscription and community offering that expired on August 12, 2010. Additionally, we may provide this prospectus supplement, together with the prospectus dated July 9, 2010, to members of the general public who did not previously subscribe for shares in order to facilitate additional purchases of shares in the community offering.

We intend to offer for sale shares of common stock not purchased in the subscription offering or community offering in a “syndicated offering.” Sandler O’Neill + Partners, L.P. is serving as sole book-running manager for the syndicated offering and Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated are serving as co-managers. We have not set an expiration date for the syndicated offering and the syndicated offering may expire at any time on or after ______, 2010. We retain the right to accept or reject, in part or in whole, any order received in the community offering or the syndicated offering. None of Sandler O’Neill + Partners, L.P., Keefe , Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated or any member of the syndicated group is obligated to purchase any shares of common stock that are being offered for sale.

This document supplements and amends the prospectus of Capitol Federal Financial, Inc., dated July 9, 2010, and should be read together with the prospectus. Any information presented in this document supersedes that contained in the prospectus. Unless otherwise specifically set forth in this document, capitalized terms used, but not defined, in this prospectus supplement shall have the same meaning as they do in the prospectus.  See “Where You Can Find Additional Information” in this prospectus supplement for additional information on how you may obtain an additional copy of the prospectus.

This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page 19 of the prospectus and “Additional Risk Factor” on page 1 of this prospectus supplement.

OFFERING SUMMARY
Price:  $10.00 per share

	Minimum	Midpoint	Maximum

Number of shares	118,150,000	139,000,000	159,850,000
Gross offering proceeds	$1,181,500,000	$1,390,000,000	$1,598,500,000
Estimated offering expenses excluding selling agent commission and expenses	$6,215,000	$6,215,000	$6,215,000
Estimated selling agent commissions and expenses(1)(2)	$43,939,463	$51,695,663	$59,451,863
Net proceeds	$1,131,345,537	$1,332,089,337	$1,532,833,137
Net proceeds per share	$9.58	$9.58	$9.59

(1)      Includes: (i) fees payable by us to Sandler O’Neill & Partners, L.P. in connection with the subscription and community offerings equal to 0.75% of the aggregate amount of common stock sold in the subscription and community offerings (net of insider purchases and shares purchased by our employee stock ownership plan) or approximately $1.9 million at the maximum of the offering range, assuming that 20% of the offering is sold in the subscription and community offerings, and (ii) a management fee payable by us of 1.00% of the aggregate dollar amount of the common stock sold in the syndicated offering, 45% of which will be paid to Sandler O’Neill & Partners, L.P., 15% of which will be paid to Keefe, Bruyette & Woods, Inc. and 10% of which will be paid to each of Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated, and a selling concession payable by us of 3.50% of the actual purchase price of each share of common stock sold in the syndicated offering, which will be allocated to dealers (including Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc., Morgan Keegan & Company, Inc., RBC Capital Markets Corporation, Sterne, Agee & Leach, Inc. and Stifel, Nicolaus & Company, Incorporated) in accordance with the actual number of shares of common stock sold by such dealers, or approximately $57.5 million at the maximum of the offering range, assuming that 80% of the offering will be sold in the syndicated offering.  See “Pro Forma Data” and “Marketing Arrangements” on pages 14 and 21 of this prospectus supplement.
(2)      If all shares of common stock are sold in the syndicated offering, the maximum selling agent commissions and expenses would be $53.2 million at the minimum, $62.6 million at the midpoint, and $71.9 million at the maximum of the offering range.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.  None of the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete.  Any representation to the contrary is a criminal offense.

SANDLER O’NEILL + PARTNERS, L.P.,                                                                                     KEEFE, BRUYETTE & WOODS, INC.,
MORGAN KEEGAN & COMPANY, INC.
RBC CAPITAL MARKETS
STERNE AGEE
STIFEL NICOLAUS WEISEL

The date of this prospectus supplement is ______, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the issuance of the shares.
Registrant’s Counsel Fees and Expenses	$ 2,400,000
Registrant’s Accounting Fees and Expenses	1,120,000
Appraisal Fees and Expenses	385,000
Business Plan Preparation Fees and Expenses	110,000
Marketing Agent Commission and Records Management Fees(1)	59,452,000
Proxy Solicitation Fees	100,000
Printing, EDGAR, Postage and Mailing	1,675,000
Filing Fees (FINRA, Nasdaq, SEC and OTS)	310,000
Blue Sky Fees	5,000
Transfer Agent and Registrar Fees and Expenses	100,000
Other	10,000
TOTAL	$65,667,000

(1)  Capitol Federal Financial, Inc. has retained  Sandler O'Neill + Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings, and to serve as records management agent in connection with the conversion and offering.  Fees are estimated at the maximum of the offering range, assuming 20 % of the shares are sold in the Subscription and Community Offering (including approximately 4.1% to directors, executive officers and tax-qualified employee benefit plans) and the remaining 80 % of the shares are sold in the Syndicated Offering.

Item 14.  Indemnification of Directors and Officers

Articles 12 and 13 of the Articles of Incorporation of Capitol Federal Financial, Inc. (the “Corporation”) set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

ARTICLE 12.  Indemnification, etc. of Directors and Officers.

A.  Indemnification.  The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.  Procedure.  If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit.  It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.  In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit.  In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

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C.  Non-Exclusivity.  The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Charter, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

E.  Miscellaneous.  The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder.  The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.  Limitation of Liability.  An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL.  If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Item 15.  Recent Sales of Unregistered Securities

Not Applicable.

Item 16.  Exhibits and Financial Statement Schedules

(a) List of Exhibits:  See the Exhibit Index filed as part of this Registration Statement.

(b) Financial Statement Schedules:  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

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Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(5)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein:

(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Topeka, State of Kansas, on  October 1 , 2010.

CAPITOL FEDERAL FINANCIAL, INC.

By:	/s/ John B. Dicus
John B. Dicus, President and Chief Executive Officer (Duly Authorized Representative)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Dicus his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
By:	/s/John B. Dicus	By:	/s/ B. B. Andersen
John B. Dicus, Chairman, President		B. B. Andersen, Director
and Chief Executive Officer
(Principal Executive Officer)

Date:	October 1 , 2010	Date:	October 1 , 2010

By:	/s/ Michael T. McCoy, M.D.	By:	/s/ Kent G. Townsend
Michael T. McCoy, M.D., Director		Kent G. Townsend, Executive Vice President
and Chief Financial Officer
(Principal Financial Officer)

Date:	October 1 , 2010	Date:	October 1 , 2010

By:	/s/ Marilyn S. Ward	By:	/s/ Jeffrey R. Thompson
Marilyn S. Ward, Director		Jeffrey R. Thompson, Director

Date:	October 1 , 2010	Date:	October 1 , 2010

By:	/s/ Tara D. Van Houweling	By:	/s/ Jeffrey M. Johnson
Tara D. Van Houweling, First Vice President		Jeffrey M. Johnson, Director
and Reporting Director
(Principal Accounting Officer)

Date:	October 1 , 2010	Date:	October 1 , 2010

By:	/s/ Morris J. Huey II
Morris J. Huey, Director

Date:	October 1 , 2010

EXHIBIT INDEX

Exhibit Number	Document
1.1	Engagement Letter with Sandler O'Neill + Partners, L.P.*
1.2	Form of Agency Agreement*
1.3	Form of Amendment to Agency Agreement
2.0	Amended Plan of Conversion and Reorganization *
3.1	Articles of Incorporation of Capitol Federal Financial, Inc.*
3.2	Bylaws of Capitol Federal Financial, Inc.*
5.0	Opinion of Silver, Freedman & Taff, L.L.P. regarding the legality of the shares being registered*
8.1	Opinion of Silver, Freedman & Taff, L.L.P. regarding federal tax matters *
8.2	Opinion of Deloitte Tax LLP regarding state tax matters *
10.1(i)	Capitol Federal Financial Thrift Plan filed on November 29, 2007 as Exhibit 10.1(i) to the Annual Report on Form 10-K (File No. 000-25391) and incorporated herein by reference*
10.1(ii)	Capitol Federal Financial Stock Ownership Plan filed on November 29, 2007 as Exhibit 10.1(ii) to the Annual Report on Form 10-K (File No. 000-25391) and incorporated herein by reference*
10.2
Capitol Federal Financial 2000 Stock Option and Incentive Plan (the “Stock Option Plan”) filed on April 13, 2000 as Appendix A to Registrant’s Revised Proxy Statement (File No. 000-25391) and incorporated herein by reference*

10.3
Capitol Federal Financial 2000 Recognition and Retention Plan (the “RRP”) filed on April 13, 2000 as Appendix B to Registrant’s Revised Proxy Statement (File No. 000-25391) and incorporated herein by reference*

10.4	Capitol Federal Financial Deferred Incentive Bonus Plan, as amended, filed on May 5, 2009 as Exhibit 10.4 to the March 31, 2009 Form 10-Q (File No. 000-25391) and incorporated herein by reference*
10.5
Form of Incentive Stock Option Agreement under the Stock Option Plan filed on February 4, 2005 as Exhibit 10.5 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference*

10.6
Form of Non-Qualified Stock Option Agreement under the Stock Option Plan filed on February 4, 2005 as Exhibit 10.6 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference*

10.7	Form of Restricted Stock Agreement under the RRP filed on February 4, 2005 as Exhibit 10.7 to the December 31, 2004 Form 10-Q (File No. 000-25391) and incorporated herein by reference*
10.8
Description of Named Executive Officer Salary and Bonus Arrangements filed on November 30, 2009 as Exhibit 10.8 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2009 and incorporated herein by reference*

10.9
Description of Director Fee Arrangements filed on February 4, 2009 as Exhibit 10.9 to the Capitol Federal Financial December 31, 2008 Form 10-Q (File No. 000-25391) and incorporated herein by reference*

10.10
Short-Term Performance Plan filed on December 1, 2008 as Exhibit 10.10 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2008 and incorporated herein by reference*

10.11	Change in Control Agreement*
21.0
Subsidiaries of the Registrant filed on November 30, 2009 as Exhibit 21 to the Capitol Federal Financial Annual Report on Form 10-K (File No. 000-25391) for the fiscal year ended September 30, 2009 and incorporated herein by reference*

23.1	Consent of Silver, Freedman & Taff, L.L.P. (contained in opinions included as Exhibits 5.0 and 8.1)*
23.2	Consent of Deloitte Tax LLP (contained in opinion included as Exhibit 8.2) *
23.3	Consent of RP Financial, LP
23.4	Consent of Deloitte & Touche, LLP *
24.0	Power of Attorney (set forth on signature page)
99.1	Appraisal Agreement with RP Financial, LP*
99.2	Appraisal Report of RP Financial, LP*
99.3	Letter of RP Financial, LP regarding subscription rights*
99.4	Letter of RP Financial, LP regarding liquidation account*
99.5	Subscription Order Form and Instructions*
99.6	Additional Solicitation Materials
99.7	Form of Proxy for Capitol Federal Financial stockholders*
99.8	Updated Appraisal Report of RP Financial, LC dated August 30, 2010
99.9	Supplemental Order Form and Community Order Form
________
* Previously filed.